Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”)
HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT
MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL.

Arrangement Agreement

VIREO GROWTH INC.

- and -

FLUENT Corp.

April 29, 2026

TABLE OF CONTENTS

Article 1
INTERPRETATION

1.1	Definitions	1
1.2	Currency	24
1.3	Interpretation Not Affected by Headings	25
1.4	Knowledge	25
1.5	Extended Meanings, Etc.	25
1.6	Date of any Action	25
1.7	Statutory References	25
1.8	Subsidiaries	25
1.9	Computation of Time	26
1.10	Schedules	26

Article 2 THE ARRANGEMENT

2.1	The Arrangement and Effective Date	26
2.2	Implementation Steps by the Company	26
2.3	Implementation Steps by the Purchaser	29
2.4	Interim Order	29
2.5	Company Circular	30
2.6	Final Order	32
2.7	Court Proceedings	33
2.8	Articles of Arrangement	33
2.9	Dissenting Shareholders	34
2.10	List of Securityholders	34
2.11	Public Communications	35
2.12	Payment of Consideration Shares	35
2.13	Treatment of Convertible Securities	35
2.14	U.S. Securities Law Matters	35
2.15	U.S. Tax Matters	36
2.16	Adjustment to Consideration Regarding Distributions	37
2.17	Withholding Taxes	37
2.18	Mandatory Disclosure	38
2.19	Tax Election	38

Article 3 REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	38
3.2	Representations and Warranties of the Purchaser	77
3.3	Survival of Representations and Warranties	82

- i -

Article 4 COVENANTS

4.1	Covenants of the Company Regarding the Conduct of Business	83
4.2	Covenants of the Purchaser Regarding the Conduct of Business	89
4.3	Access to Information; Confidentiality	89
4.4	Covenants of the Company Regarding the Arrangement	90
4.5	Covenants of the Purchaser Regarding the Arrangement	92
4.6	Mutual Covenants Regarding the Arrangement	93
4.7	Covenants Related to Regulatory Approvals	94
4.8	Directors and Officers	96
4.9	Indemnification and Insurance	96
4.10	Company Credit Equitization	97
4.11	Stock Exchange Delisting	97

Article 5 ADDITIONAL AGREEMENTS

5.1	Acquisition Proposals	97
5.2	Termination Fee	103
5.3	Expenses	104

Article 6 TERMINATION

6.1	Termination	105
6.2	Void upon Termination	107
6.3	Notice and Cure Provisions	107

Article 7 CONDITIONS PRECEDENT

7.1	Mutual Conditions Precedent	108
7.2	Additional Conditions Precedent to the Obligations of the Company	109
7.3	Additional Conditions Precedent to the Obligations of the Purchaser	110

Article 8 GENERAL

8.1	Notices	111
8.2	Successors and Assigns	114
8.3	Benefit of Agreement	114
8.4	Third Party Beneficiaries	114
8.5	Time of Essence	114
8.6	Governing Law; Attornment; Service of Process	114
8.7	Entire Agreement	115
8.8	Amendment	115
8.9	Waiver and Modifications	115
8.10	Severability	116

- ii -

8.11	Mutual Interest	116
8.12	Further Assurances	116
8.13	Injunctive Relief	116
8.14	No Personal Liability	117
8.15	Federal Cannabis Laws	117
8.16	Regulatory Compliance	117
8.17	Counterparts	117

Schedule A	-	Form of Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	U.S. Regulatory Approvals

- iii -

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of April 29, 2026

BETWEEN

VIREO GROWTH INC.,

a corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”)

- and -

FLUENT Corp.,

a corporation incorporated under the laws of the Province of Ontario (the “Company”).

WHEREAS the Purchaser proposes to acquire all of the outstanding securities of the Company pursuant to the Arrangement (as defined herein), as provided in this Agreement;

AND WHEREAS the Company Board (as defined herein), after consultation with legal and financial advisors and after receipt and review of a unanimous recommendation of the Special Committee (as defined herein) and upon consideration of the Company Fairness Opinion (as defined herein), has unanimously (with interested directors of the Company abstaining from voting) resolved, subject to the terms of this Agreement, that the Arrangement is in the best interests of the Company, that the Arrangement is fair to the Company Shareholders and to recommend that the Company Voting Shareholders (as defined herein) vote in favour of the Arrangement Resolution;

AND WHEREAS the Purchaser has entered into the Company Support Agreements (as defined herein) with the Supporting Company Shareholders (as defined herein) pursuant to which, among other things, such Supporting Company Shareholders have agreed, subject to the terms and conditions thereof, to vote the Company Voting Shares held by them in favour of the Arrangement Resolution (as defined herein);

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is inconsistent therewith:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and a third party other than the Purchaser that is entered into in accordance with Section 5.1(c) hereof and that (a) does not contain any provision prohibiting or otherwise restricting the Company from complying with any of the terms of this Agreement and (b) contains confidentiality and standstill restrictions that are no less restrictive to such third party (in comparison to Purchaser) and are no less favourable to the Company than those set out in the Confidentiality Agreement;

“Acquisition Agreement” has the meaning ascribed thereto in Section 5.1(e);

“Acquisition Proposal” means, at any time, other than the transactions contemplated by this Agreement, whether or not in writing, (a) any offer, proposal or inquiry from any person or group of persons other than the Purchaser (or any affiliate of the Purchaser) after the date of this Agreement relating with respect to: (i) any direct or indirect acquisition by any person or group of persons of Company Shares, including any securities convertible into or exchangeable or exercisable for Company Common Shares; (ii) any direct or indirect acquisition by any person or group of persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) representing 20% or more of the votes attached to the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of securities convertible into or exchangeable or exercisable for Company Shares); (iii) any plan of arrangement, amalgamation, merger, share exchange, consolidation or other business combination, involving or in respect of the Company or any of its subsidiaries; (iv) any direct or indirect acquisition (or any alliance, joint venture, lease, long-term supply agreement or other arrangement having the same economic effect as the foregoing) by any person or group of persons other than the Purchaser (or any affiliate of the Purchaser), in a single transaction or a series of related transactions, of any assets of the Company and/or any interest in one or more of its subsidiaries (including shares or other equity interest of subsidiaries) that individually or in the aggregate represent 20% or more of the consolidated assets of the Company and its subsidiaries (taken as a whole), contribute 20% or more of the consolidated revenue of the Company and its subsidiaries (taken as a whole) or constitute or hold 20% or more of the fair market value of the assets of the Company and its subsidiaries (taken as a whole), in each case based on the financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record (or any sale, disposition, lease, license, royalty, alliance, joint venture, long-term supply agreement or other arrangement having a similar economic effect not entered into in the ordinary course of business), whether in a single transaction or a series of related transactions, and whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any of its subsidiaries, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement; or (v) any other similar transaction or series of transactions involving the Company or any of its subsidiaries whose assets or revenues, individually or in the aggregate, represent 20% or more of the consolidated assets of the Company and its subsidiaries (taken as a whole), contribute 20% or more of the consolidated revenue of the Company and its subsidiaries (taken as a whole) or constitute or hold 20% or more of the fair market value of the assets of the Company and its subsidiaries (taken as a whole) based on the financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record; (b) public announcement of an intention to do any of the foregoing; or (c) modification or proposed modification of any such offer, proposal or inquiry, in each case excluding the Arrangement and the other transactions contemplated by this Agreement;

“affiliate” and “associate” have the meanings respectively ascribed thereto under the Securities Act;

“Affordable Care Act” means the U.S. Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the U.S. Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws;

“Agreement” means this arrangement agreement (including the Schedules hereto and the Company Disclosure Letter), as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“AI Systems” means any machine-learning model, large language model, automated decision-making system, algorithmic tool, or similar software that uses statistical, computational, or artificial intelligence techniques to generate outputs, make decisions, predictions, recommendations, or classifications based on inputs, including any such systems embedded within or integrated into any third-party Software-as-a-Service tools used in connection with the Company Systems;

“Arrangement” means the arrangement of the Company under Section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Purchaser and the Company, each acting reasonably;

“Arrangement Resolution” means the special resolution to approve the Arrangement, to be substantially in the form of Schedule B hereto, to be considered and, if thought advisable, passed at the Company Meeting by (i) two-thirds of the votes cast by the Company Voting Shareholders, voting as a single class, and (ii) if required by applicable Law, a simple majority of the votes cast by the Company Shareholders, in each case voting as a separate class and excluding any votes that are required to be excluded pursuant to MI 61-101;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Director in compliance with the OBCA after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

“BCBCA” means the Business Corporations Act (British Columbia), and includes any successor thereto;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Minneapolis, Minnesota are authorized or required by applicable Law to be closed;

“Cannabis” means (i) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies, including wet and dry material, trichomes, oil and extracts from cannabis (including cannabinoid or terpene extracts from any cannabis plant), and (ii) biologically or synthetically synthesized analogs of cannabinoids extracted, using micro-organisms, from any cannabis plant;

“Cannabis Establishment” means the licensed facility at which a Cannabis Licence is permitted to be used by the applicable State Cannabis Authority and all other applicable Government Authorities having jurisdiction to enforce applicable Cannabis Laws;

“Cannabis Laws” has the meaning ascribed thereto in Section 3.1(v)(i);

“Cannabis Licences” means any license or permit issued in the United States by a Governmental Authority that authorizes the cultivation, distribution, manufacturing, transportation, and sale of Cannabis and marijuana products, including without limitation, any specific state-issued licenses and any license issued by the applicable State Cannabis Authority required to operate a Cannabis Establishment, together with any applicable approvals that are required to be obtained from any Governmental Authorities in respect of a change in ownership or control under applicable Cannabis Laws;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means FLUENT Corp., a corporation incorporated under the laws of the Province of Ontario;

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company as at, and for the years ended, December 31, 2024 and December 31, 2023, including the notes thereto and the auditor’s report thereon;

“Company Board” means the board of directors of the Company;

“Company Board Recommendation” means the unanimous determination of the Company Board, after consultation with legal and financial advisors and following receipt and review of the unanimous recommendation of the Special Committee and upon consideration of the Company Fairness Opinion, that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders and the unanimous recommendation of the Company Board to Company Voting Shareholders that they vote in favour of the Arrangement Resolution;

“Company Change of Recommendation” has the meaning ascribed thereto in Section 6.1(c)(i);

“Company Circular” means the notice of meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to the Company Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;

“Company Common Shares” means the common shares in the capital of the Company;

“Company Convertible Debenture” means the 10% unsecured convertible debenture in the principal amount of $3,500,000 dated April 29, 2022, issued by the Company to the Company Debenture Holder;

“Company Credit Agreement” means that certain Credit Agreement, dated as of November 26, 2024, among the Company (formerly Cansortium Inc.), Cansortium Holdings LLC, Fluent Servicing, LLC, and certain affiliates thereof, as borrowers, the other obligors party thereto from time to time, the lenders party thereto from time to time and Chicago Atlantic Admin, LLC, as administrative agent (as amended by that certain First Amendment to Credit Agreement dated as of March 17, 2026 and that certain Consent and Second Amendment to the Credit Agreement dated as of April 17, 2026 and as may be further may be amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original issuing banks and/or lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time);

“Company Credit Equitization” has the meaning ascribed thereto in Section 4.10;

“Company Credit Equitization Agreement” means the credit equitization agreement entered into by the Company and the senior lenders party to the Company Credit Agreement on the date hereof in the form provided to the Purchaser;

“Company Debenture Holder” means Sweetwater Packing Company, Inc.;

“Company Diligence Information” means the documents provided or made available to the Purchaser by the Company following execution of the Confidentiality Agreement and prior to the execution of this Agreement for the purposes of its due diligence in connection with the Arrangement, including all documents included in the Company Public Disclosure Record and in the electronic data room as at 5:00 p.m. on April 27, 2026 to which the Purchaser has been provided access;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to the Purchaser concurrently with the execution of this Agreement, including all schedules, exhibits and appendices thereto;

“Company Employee Plans” means all employee benefit plans, including within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), bonus, incentive, severance, pension, retirement, savings, stock purchase, profit sharing, stock option, stock appreciation, phantom stock, termination, change of control, deferred compensation, life insurance, medical, health, welfare, hospital, dental, vision care, drug, sick leave, disability, supplemental income, vacation, employment agreements, compensation, and similar plans, programmes, arrangements or practices relating to any current or former director, officer, consultant or employee of the Company or any subsidiary of the Company, other than benefit plans established pursuant to statute, in each case in which the Company or any subsidiary, sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan;

“Company Fairness Opinion” means the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration Shares to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders;

“Company Financial Advisor” means ATB Capital Markets Corp.;

“Company Financial Statements” means, collectively, the Company Annual Financial Statements and the Company Interim Financial Statements;

“Company Intellectual Property Rights” has the meaning ascribed thereto in Section 3.1(ee)(ii);

“Company Interim Financial Statements” means the unaudited condensed interim consolidated financial statements of the Company as at, and for the nine months ended September 30, 2025, including the notes thereto;

“Company Lease Document” and “Company Lease Documents” have the meanings ascribed thereto in Section 3.1(s)(iv);

“Company Leased Properties” has the meaning ascribed thereto in Section 3.1(s)(iv);

“Company Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence, condition or development that, individually or taken together with all other results, facts, changes, effects, events, circumstances, occurrences, conditions or developments, has or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), or financial condition of the Company and its subsidiaries, individually or taken as a whole, provided, however, that any result, fact, change, effect, event, circumstance, occurrence, condition or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred:

(a)	changes, developments or conditions in or relating to general political, economic or financial or capital market conditions in Canada, the United States or globally;

(b)	any change or proposed change in any Laws or the interpretation, application or non-application of any Laws by a Governmental Authority, in each case after the date hereof, provided, however, that this clause (b) shall not apply to any change in Laws by any State Cannabis Authority that is directed specifically at the Company or any of its subsidiaries or at the transactions contemplated by this Agreement and is not generally applicable to other participants in the cannabis industry in the relevant jurisdiction;

(c)	changes or developments in the economic or financial environment affecting the global Cannabis industry in general;

(d)	any outbreak or escalation of hostilities or war or acts of terrorism or any natural disaster or pandemic, epidemic or other outbreak of infectious disease;

(e)	any generally applicable changes in IFRS or regulatory accounting requirements;

(f)	any failure by the Company to meet any internal or published projections, forecasts, guidance or estimate of revenues, earnings or cash flows (it being understood that the causes underlying such failure may, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred);

(g)	a change in the market price of the Company Common Shares as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (it being understood that that the causes underlying such change in market price may, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred); or

(h)	the public announcement of this Agreement or pendency of the Arrangement or the transactions contemplated hereby;

provided, however, that each of clauses (a) through (e) above shall not apply to the extent that any of the results, facts, changes, effects, events, circumstances, occurrences or developments referred to therein relate primarily to (or have the effect of relating primarily to) the Company or any subsidiary or disproportionately affect the Company and its subsidiaries taken as a whole in comparison to other persons who operate in the same geographies and with comparable businesses and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Company Material Adverse Effect has occurred;

“Company Material Contract” means any Contract to which the Company or any of its subsidiaries is party or by which it or any of its assets, rights or properties are bound, that falls within any of the following categories:

(a)	a material contract that the Company has filed as part of the Company Public Disclosure Record;

(b)	any supply or purchase Contract that (A) required payments either to or from the Company and its subsidiaries of more than $100,000 in the aggregate in the past twelve (12) months, or (B) is reasonably likely to require payments either to or from the Company and its subsidiaries of more than $100,000 in the aggregate in the next twelve (12) months;

(c)	any partnership, joint venture, strategic alliance, or an arrangement for the sharing of profits or proprietary information or other similar agreement or arrangement that is material to the business of the Company or any of its subsidiaries and that relates to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, or sharing of profits or proprietary information material to the business of the Company or any of its subsidiaries or in which the Company or any of its subsidiaries owns more than a twenty percent (20%) voting, economic or other membership or partnership interest, or any interest valued at more than $150,000 without regard to percentage voting or economic interest;

(d)	any Contract (other than those solely between or among the Company and any of its direct or indirect wholly owned subsidiaries) relating to indebtedness for borrowed money of the Company or any of its subsidiaries (whether outstanding or as may be incurred);

(e)	is a Contract (other than those solely between or among the Company and any of its direct or indirect wholly owned subsidiaries) relating to indebtedness for borrowed money of a third person owed to the Company or any of its subsidiaries;

(f)	any hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices);

(g)	any Contract that: (A) limits in any material respect either the type of business in which the Company or any of its subsidiaries (or, after the Effective Time, the Purchaser or any of its subsidiaries) may engage or the manner or geographic areas in which any of them may so engage in any business; (B) stipulates covenants of any other person not to compete with the Company or any of its subsidiaries (or, after the Effective Time, the Purchaser or any of its subsidiaries) in any type of business or in any geographical area; (C) could require the disposition of any material assets or line of business of the Company or any of its subsidiaries; or (D) includes “take or pay” requirements or similar provisions obligating a person to obtain a minimum quantity of goods or services from another person, except as would not be material to the Company and its subsidiaries (taken as a whole);

(h)	any Contract with a Governmental Authority for a value in excess of $100,000;

(i)	except for compensation or other employment arrangements, any Contract between the Company or any of its subsidiaries, on the one hand, and (A) any current or former director, (B) current or former chairman, chief executive officer, president, secretary, treasurer or any senior vice-president of the Company, (C) any person which, to the knowledge of the Company based on the information set out in the Information Circular of the Company dated May 7, 2025 (as amended from time to time) beneficially owns one percent or more of the number or the voting power attached to the issued and outstanding Company Shares, on the other hand, or (D) an associate of any such person listed in clause (C) above;

(j)	any Contract that grants any purchase option, right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(k)	any Contract that gives another person the right to purchase or license an unlimited quantity or volume of, or enterprise-wide scope of use of, the Company’s products or services (or licenses to the Company that person’s products or services) for a fixed aggregate price at no additional charge;

(l)	any Contract that contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $100,000;

(m)	any Contract for the employment of, or receipt of any services from, any employee providing for base salary or wage or consulting fees (excluding, for the avoidance of doubt, variable compensation) in excess of $100,000;

(n)	any employment or consulting Contract which provides for change in control entitlements, or active retention payments in connection with a change of control;

(o)	any agency, broker, sales, marketing, commission, distribution, sales representative, franchise, advertising or similar Contract (1) involving more than $100,000 in the past twelve (12) months or expected to involve more than $100,000 within twelve (12) months of the date of this Agreement or (2) pursuant to which the Company or any of its subsidiaries has granted an exclusive right to sell or distribute any products or services of the Company or any of its subsidiaries within any geographic area;

(p)	any collective bargaining agreement or similar Contract with any labour union, works council, labour organization, economic committee, or other employee representative body applicable to any employee of the Company or any of its subsidiaries;

(q)	any Contract that contains a change of control provision that modifies the rights of any party to such Contract or requires consent of a party thereto in connection with the transactions contemplated by the Agreement;

(r)	any Contract pursuant to which (A) the Company or any of its subsidiaries is granted by any other person, or grants to any other person, any license, sublicense, consent to use, settlement, coexistence agreement, covenant not to sue, waiver, release, or permission, whether written or oral, relating to any Company Intellectual Property Rights, or that assigns to any person, or is assigned by any person, any Company Intellectual Property Rights (other than shrink wrap agreements for off-the-shelf software), or (B) any research or development activities are conducted with respect to any of the Company or any of its subsidiaries products and services or any Company Intellectual Property Rights;

(s)	any Contracts with the provider of any raw material, intermediate key components or consumable for products of the Company or its subsidiaries that is not readily commercially available from other persons at reasonably similar prices and is material to the operations or revenues of the Company and its subsidiaries, taken as a whole;

(t)	any Contract providing for the establishment, investment in, organization or formation of any joint venture, limited liability company, partnership or similar entity that creates an exclusive dealing arrangement or right of first offer or refusal that materially limits the business of the Company or any of its subsidiaries; and

(u)	any shareholders or stockholders agreements, voting trusts, proxies or similar agreements, arrangements or commitments with respect to any shares or other equity interests of the Company or its subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of its subsidiaries;

(v)	any Contract that prohibits or restricts the payment of dividends or distributions in respect of the Company Shares or the shares of any of its subsidiaries or the pledging of the Company Shares or the shares of any of its subsidiaries;

(w)	any Contract under which the Company or any of its subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights) in respect of the Company Shares;

(x)	any Contract creating a Lien (other than Permitted Liens) upon any material property or assets of the Company or any of its subsidiaries, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business or that does not encumber any property or asset used by the Company or any of its subsidiaries;

(y)	any Company Lease Documents;

(z)	any Contract containing a revenue sharing or earnout provision (other than agreements entered into in the ordinary course of business) providing for the payment of bonuses or commissions;

(aa)	any Contract that provides for the indemnification by the Company or any of its subsidiaries of any person (other than Contracts entered into in the ordinary course of business the primary purpose of which is not to provide for the indemnification by the Company or any of its subsidiaries of any person) or the assumption of any material Tax, environmental or other liability of any Person; and

(bb)	any Contract that by its terms is not terminable by the Company or its subsidiaries without payment or penalty upon notice of sixty (60) days or less under which the Company or any of its subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (a)–(aa) above;

“Company Meeting” means the special meeting of the Company Voting Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution;

“Company Non-Voting Shares” means the non-voting, non-participating exchangeable shares of the Company;

“Company Option Plan” means the Stock Option Plan of the Company approved by the Company Voting Shareholders on August 16, 2023;

“Company Optionholder” means a holder of one or more Company Options;

“Company Options” means all options of the Company to acquire Company Common Shares granted pursuant to or otherwise subject to the Company Option Plan;

“Company Proportionate Voting Shares” means the proportionate voting shares of the Company (with each Company Proportionate Voting Share convertible into 10 Company Common Shares);

“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on SEDAR+ since January 1, 2024 and prior to the date hereof that are publicly available on the date hereof;

“Company RSU Holder” means a holder of one or more Company RSUs;

“Company RSU Plan” means the restricted share unit award plan of the Company dated May 17, 2021 and approved by the Company Voting Shareholders on August 16, 2023;

“Company RSUs” means all restricted share units of the Company outstanding immediately prior to the Effective Time granted pursuant to or otherwise subject to the Company RSU Plan;

“Company Senior Management” means the Company’s Interim Chief Executive Officer, Chief Financial Officer and Chief Legal Officer;

“Company Shareholder” means a holder of one or more Company Voting Shares or Company Non-Voting Shares;

“Company Shares” means the Company Voting Shares and the Company Non-Voting Shares;

“Company Support Agreements” means the voting and support agreements dated as of the date hereof between the Purchaser and the Supporting Company Shareholders and other voting and support agreements that may be entered into after the date hereof by the Purchaser and other Company Shareholders, which agreements provide that such shareholders shall, among other things vote all Company Shares of which they are the registered or beneficial holder or over which they have control or direction, in favour of the Arrangement and not dispose of their Company Shares;

“Company Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of the Company or any of its subsidiaries;

“Company Voting Shareholder” means a holder of one or more Company Voting Shares;

“Company Voting Shares” means the Company Common Shares and the Company Proportionate Voting Shares;

“Competition Act” means the Competition Act (Canada) R.S.C. 1985, c. C-35, as amended, and the regulations promulgated thereunder;

“Confidential Data” has the meaning ascribed thereto in Section 4.3(b);

“Confidentiality Agreement” means the mutual confidentiality agreement between the Company and the Purchaser executed on January 17, 2026;

“Consideration Shares” means the Purchaser Subordinate Voting Shares to be issued to the Company Shareholders (other than Dissenting Shareholders) pursuant to the Arrangement, being 0.0705359 of a Purchaser Subordinate Voting Share for each Company Common Share (after conversion of all Company Proportionate Voting Shares and Company Non-Voting Shares into Company Common Shares pursuant to the Arrangement);

“Contingent Worker” means any natural person independent contractor, consultant, leased employee, or any other servant or agent classified as other than an employee and compensated other than through reportable wages paid by the Company or the Purchaser, as applicable, and reported on a Form W-2 or other applicable Tax form on which wages are reportable;

“Contract” means any contract, agreement, license, franchise, lease, sublease, arrangement, commitment, understanding, joint venture, partnership, note, instrument, or other right or obligation (whether written or oral) to which a Party, or any of its subsidiaries, is a party or by which a Party, or any of its subsidiaries, is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court with jurisdiction to issue the Interim Order and Final Order;

“CSE” means the Canadian Securities Exchange;

“Depositary” means Odyssey Trust Company or any other trust company, bank or other financial institution agreed to in writing by the Company and the Purchaser for the purpose of, among other things, exchanging Company Shares for the Consideration Shares in connection with the Arrangement;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Disclosing Party” has the meaning ascribed thereto in Section 4.7(j);

“Dissent Rights” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Dissenting Shareholder” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC;

“Effective Date” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Environment” means the natural environment (including soil, soil vapor, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including indoor air and all layers of the atmosphere), and any other environmental medium or natural resource);

“Environmental Laws” means all Laws and agreements with Governmental Authorities and all other statutory requirements relating to public health, the use, storage, treatment, transport, disposal, discharge, emission or Release of Hazardous Substances, pollution, the protection of natural resources, or the protection of the Environment and all Permits issued pursuant to such Laws, agreements or other statutory requirements, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) and the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.);

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to the Purchaser or the Company, any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Purchaser or the Company, as applicable;

“Final Order” means the final order of the Court approving the Arrangement under Section 182 of the OBCA, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Governmental Authority” means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or regulatory body (including the CSE or any other stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing. Without limiting the foregoing, “Governmental Authority” includes: (a) any cannabis licensing or regulatory authority with jurisdiction over cannabis operations in the United States, including, as applicable, the State Cannabis Authorities, and any successors or delegated authorities; and (b) any public safety or code enforcement authority with overlapping jurisdiction, including any fire department or fire marshal, building department, health department, planning or zoning authority, and any law enforcement agency or police department, in each case having jurisdiction over the applicable premises, operations, personnel, transportation, security, safety, or compliance matters;

“Hawthorne Investor Rights Agreement” means the Investor Rights Agreement dated December 18, 2024 among the Company and THC;

“Hazardous Substances” means any waste, material, chemical or other substance (or combination thereof) that is prohibited, listed, defined, designated, regulated, or classified under any applicable Environmental Law as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutagenic or toxic or a pollutant, chemical or contaminant under or pursuant to, or that could form the basis of or result in any liability under, any applicable Environmental Laws including, but not limited to, petroleum, oil or words of similar meaning and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cyanide, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, asbestos, asbestos-containing material, urea-formaldehyde, chlorinated solvents and per- or polyfluoroalkyl substances;

“IFRS” means International Financial Reporting Standards as incorporated in the Chartered Professional Accountants of Canada Handbook, at the relevant time applied on a consistent basis;

“Indemnified Parties” has the meaning ascribed thereto in Section 4.9(a);

“Intellectual Property” means domestic, foreign and worldwide: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non- public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property;

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in Section 2.15(a);

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court pursuant to Section 182 of the OBCA as contemplated by Section 2.2(b) hereof, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Final Order with the consent of both the Company and the Purchaser, each acting reasonably, or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder;

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity, including all Cannabis Laws, and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Leasehold Improvements” means all buildings, structures, improvements and fixtures, building systems and equipment, and all components thereof, located on the Company Leased Properties which are owned or leased by the Company or any of its subsidiaries as of the date hereof, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the applicable Company Lease Document for such Company Leased Property;

“License Transfer” means any transaction, series of related transactions or other event that constitutes (i) a transfer of a Cannabis Licence or (ii) a transfer of all or any portion of an ownership interest in, control over or other interest of any sort in or to, a Cannabis Establishment or any entity that holds a Cannabis Licence, in each case for which approval, a finding of suitability, registration, filing or notice to the applicable State Cannabis Authority (or other regulatory authority) is required under any applicable Cannabis Laws as amended from time to time;

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, or any other encumbrance, easement, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Litigation” has the meaning ascribed thereto in Section 4.1(c)(xxiv);

“Mandatory Reporting Rules” has the meaning ascribed thereto in Section 2.18;

“Material Customers” has the meaning ascribed thereto in Section 3.1(pp);

“material fact” has the meaning attributed to such term under the Securities Act;

“Material Suppliers” has the meaning ascribed thereto in Section 3.1(qq);

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“misrepresentation” has the meaning attributed to such term under the Securities Act;

“Money Laundering Laws” has the meaning ascribed thereto in Section 3.1(o)(iv);

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“OBCA” means the Business Corporations Act (Ontario), and includes any successor thereto;

“Operating Budget” means the operating budget set forth in Section 3.1(tt) of the Company Disclosure Letter for the period set forth therein, which, for greater certainty, does not include all of the Transaction Expenses (as may be amended, modified or supplemented from time to time);

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent in nature and scope with the past practices of such person (including, with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement;

“Outside Date” means March 31, 2027 or such later date as may be agreed to in writing by the Parties provided that if the Effective Date has not occurred by March 31, 2027 as a result of the failure to satisfy the conditions set forth in Section 7.1(d); then the Outside Date shall automatically be extended to the date that is the earlier of (i) two Business Days following the date that such outstanding condition in Section 7.1(d) is satisfied or waived, and (ii) June 30, 2027; provided further, notwithstanding the foregoing, the Outside Date shall not automatically be extended if the failure to satisfy the condition set forth in Section 7.1(d) is primarily the result of such Party’s failure to comply with its covenants in this Agreement;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, franchise, approval, classification, registration, easement, variance, exception, exemption, certificate, product listing, clearance, or similar authorization of or from any Governmental Authority, including the Cannabis Licences;

“Permitted Liens” means, in respect of the Company or any of subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the Company Financial Statements in conformity with IFRS;

(b)	inchoate Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company or any of its subsidiaries, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)	easements, servitudes, restrictions, restrictive covenants, rights of way, licenses, permits and other similar rights in the Company Leased Property that, in each case, do not materially detract from or adversely affect the value or materially or adversely interfere with the use of the Company Leased Property subject thereto;

(d)	zoning and building by-laws and ordinances, regulations made by public authorities that in each case do not materially detract from or adversely affect the value or materially or adversely interfere with the use of the Company Leased Property subject thereto; or

(e)	Liens disclosed in Section 1.1 of the Company Disclosure Letter;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Personal Data” means any information relating to or reasonably capable of being associated with about an identified or identifiable individual person, device or household, including but not limited to name, street address, date of birth, telephone number, email address, photograph, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, neural or biological data, or any other information that is otherwise considered personal information, personal data, protected health information, or other personally identifiable information under applicable Law;

“Plan of Arrangement” means the plan of arrangement, substantially in the form and content set out in Schedule A hereto, as amended, modified or supplemented from time to time in accordance with Article 6 of the Plan of Arrangement or at the direction of the Court in the Final Order, with the consent of the Company and the Purchaser, each acting reasonably;

“Privacy and Information Security Requirements” means (i) all Laws that govern Processing of Personal Data, data privacy or information security in the United States and Canada, including but not limited to, the Canadian Personal Information Protection and Electronic Documents Act (PIPEDA), applicable provincial privacy Laws, and all other applicable U.S. state privacy and data protection Laws in each jurisdiction where the Company or any of its subsidiaries operates; (ii) all Laws applicable to the information security of Company Systems; (iii) all Contracts that relate to the Processing of Personal Data and/or protecting the security or privacy of personally identifiable information or personal data as such terms are defined under applicable Laws; and (iv) all notices, policies, disclosures, or public representations by the Company or any of its subsidiaries in respect of the respective subsidiary’s Processing of Personal Data or privacy practices and (v) all applicable payment card industry data security standards (PCI-DSS) and any analogous data security standards required under applicable Laws or Contracts;

“Proceedings” has the meaning ascribed thereto in Section 3.1(p);

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium);

“Purchaser” means Vireo Growth Inc., a corporation incorporated under the laws of the Province of British Columbia;

“Purchaser 2018 Plan” means the 2018 Equity Incentive Plan of the Purchaser last adopted by the Purchaser in January 2018;

“Purchaser 2019 Plan” means the 2019 Equity Incentive Plan of the Purchaser last approved by the Purchaser Shareholders on June 21, 2024;

“Purchaser Board” means the board of directors of the Purchaser;

“Purchaser Convertible Note” means the $10,000,000 convertible note issued by the Purchaser to Chicago Atlantic Opportunity Finance, LLC, with a second priority interest, that matures on October 2, 2028 with an option to extend for an additional year subject to a 1% extension fee of all Chicago Atlantic Opportunity Finance, LLC loans advanced which is convertible into Purchaser Subordinate Voting Shares by dividing the outstanding principal amount plus all accrued but unpaid interest on the date of such conversion by a conversion price of $0.625;

“Purchaser Financial Statements” means the audited financial statements of the Purchaser as at December 31, 2025 and 2024, including the notes thereto and the auditor’s report thereon;

“Purchaser Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence, condition or development that, individually or taken together with all other results, facts, changes, effects, events, circumstances, occurrences, conditions or developments, has or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), or financial condition of the Purchaser and its subsidiaries, individually or taken as a whole, provided, however, that any result, fact, change, effect, event, circumstance, occurrence, condition or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether a Purchaser Material Adverse Effect has occurred:

(a)	changes, developments or conditions in or relating to general political, economic or financial or capital market conditions in Canada, the United States or globally;

(b)	any change or proposed change in any Laws or the interpretation, application or non-application of any Laws by a Governmental Authority, in each case after the date hereof, provided, however, that this clause (b) shall not apply to any change in Laws by any State Cannabis Authority that is directed specifically at the Purchaser or any of its subsidiaries or at the transactions contemplated by this Agreement and is not generally applicable to other participants in the cannabis industry in the relevant jurisdiction;

(c)	changes or developments in the economic or financial environment affecting the global Cannabis industry in general;

(d)	any outbreak or escalation of hostilities or war or acts of terrorism or any natural disaster or pandemic, epidemic or other outbreak of infectious disease;

(e)	any generally applicable changes in U.S. GAAP or regulatory accounting requirements;

(f)	any failure by the Purchaser to meet any internal or published projections, forecasts, guidance or estimate of revenues, earnings or cash flows (it being understood that the causes underlying such failure may, to the extent not otherwise excluded from the definition of Purchaser Material Adverse Effect, be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);

(g)	a change in the market price of the Purchaser Subordinate Voting Shares as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (it being understood that the causes underlying such change in market price may, to the extent not otherwise excluded from the definition of Purchaser Material Adverse Effect, be taken into account in determining whether a Purchaser Material Adverse Effect has occurred); or

(h)	the public announcement of this Agreement or pendency of the Arrangement or the transactions contemplated hereby;

provided, however, that each of clauses (a) through (e) above shall not apply to the extent that any of the results, facts, changes, effects, events, circumstances, occurrences or developments referred to therein relate primarily to (or have the effect of relating primarily to) the Purchaser or any subsidiary or disproportionately affect the Purchaser and its subsidiaries taken as a whole in comparison to other persons who operate in the same geographies and with comparable businesses and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Purchaser Material Adverse Effect has occurred;

“Purchaser Material Contract” means any Contract to which the Purchaser or any of its subsidiaries is party or by which it or any of its assets, rights or properties are bound, that, if terminated or modified, would have a Purchaser Material Adverse Effect and shall, without limitation, include any material contract that the Purchaser has filed in accordance with its obligations as a reporting issuer pursuant to item 12.2 of NI 51-102;

“Purchaser Multiple Voting Shares” means the multiple voting shares of the Purchaser (with each Purchaser Multiple Voting Share convertible into 100 Purchaser Subordinate Voting Shares);

“Purchaser Options” means all options to acquire Purchaser Shares outstanding immediately prior to the Effective Time granted pursuant to or otherwise subject to the Purchaser 2018 Plan, the Purchaser 2019 Plan, and pursuant to employment agreements between individuals and the Purchaser;

“Purchaser Public Disclosure Record” means all documents filed by or on behalf of the Purchaser on SEDAR+ and EDGAR since January 1, 2025 and prior to the date hereof that are publicly available on the date hereof;

“Purchaser RSUs” means all restricted share units outstanding immediately prior to the Effective Time granted pursuant to or otherwise subject to the Purchaser 2018 Plan, the Purchaser 2019 Plan, and pursuant to employment agreements between individuals and the Purchaser;

“Purchaser Senior Management” means the Purchaser’s Chief Executive Officer and Chief Financial Officer;

“Purchaser Shareholder” means a holder of one or more Purchaser Subordinate Voting Shares or Purchaser Multiple Voting Shares;

“Purchaser Shares” means the Purchaser Multiple Voting Shares and the Purchaser Subordinate Voting Shares;

“Purchaser Subordinate Voting Shares” means the subordinate voting shares of the Purchaser;

“Purchaser Warrants” means the 15,503,937 warrants of the Purchaser, each exercisable to acquire one Purchaser Subordinate Voting Share, with a weighted average exercise price of $0.22 per Purchaser Subordinate Voting Share;

“Real Property” means all land, together with all buildings, structures, improvements, and fixtures located therein or thereon, together with all easements, privileges, rights-of-way, benefits, hereditaments and all other rights and interests pertaining, benefiting or appurtenant to them (including air, oil, gas, mineral, and water rights);

“Receiving Party” has the meaning ascribed thereto in Section 4.7(j);

“Regulatory Approvals” means sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities, including for greater certainty, the U.S. Regulatory Approvals;

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, or seepage of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Representatives” means, collectively, with respect to a Party, that Party’s affiliates and its and their officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors);

“Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Sanctions” has the meaning ascribed thereto in Section 3.1(o)(v);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial securities Laws;

“Security Incident” has the meaning ascribed thereto in Section 3.1(r)(iii)

“SEDAR+” means the System for Electronic Data Analysis and Retrieval +;

“Smith Convertible Note” means the 15% secured subordinated convertible promissory note in the principal amount of $6,500,000 dated November 26, 2024, issued by the Company to the Smith Note Holder;

“Smith Investor Rights Agreement” means the Investor Rights Agreement dated December 19, 2024 among the Company, the Smith Note Holder, Sage Investing LLC, Endeavour Holdings LLC and William M. Smith;

“Smith Note Holder” means Can Endeavour LLC;

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs;

“Special Committee” means the special committee of the Company Board comprised of independent directors for purposes of MI 61-101 established by the Company Board in connection with the transactions contemplated by this Agreement;

“State Cannabis Authority” means any state Governmental Authority that regulates the Company’s or any of its subsidiaries’ operation of any Cannabis Establishment;

“subsidiary” has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions;

“Superior Proposal” means a bona fide Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made in writing on or after the date of this Agreement by a person or persons acting jointly (other than the Purchaser and its affiliates) and which or in respect of which:

(a)	complies with applicable Securities Laws and does not result from a breach of Section 5.1;

(b)	is to acquire no less than all of the outstanding Company Shares not owned by the person or persons or all or substantially all of the assets of the Company on a consolidated basis;

(c)	the Company Board has unanimously determined in good faith, after consultation with its financial advisors and outside legal counsel and following receipt of the unanimous recommendation of the Special Committee, that such Acquisition Proposal would, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement (taking into account any amendments to this Agreement and the Arrangement proposed by the Purchaser pursuant to Section 5.1(f));

(d)	in the case of an Acquisition Proposal that relates to the acquisition of all of the outstanding Company Shares, is made available to all of the Company Shareholders on the same terms and conditions;

(e)	is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, acting in good faith after consultation with financial advisors and outside legal counsel that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal at the time and on the basis set out therein;

(f)	is not subject to any due diligence and/or access condition or similar termination right in favour of the acquiror; and

(g)	the Company Board has determined in good faith, after consultation with financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal relative to the legal, financial, regulatory and other aspects of this Agreement and the Arrangement;

“Superior Proposal Notice Period” has the meaning ascribed thereto in Section 5.1(f)(iii);

“Supporting Company Shareholders” means, collectively, each of the directors and executive officers of the Company as well as THC and the Smith Note Holder, each of which has entered into a Company Support Agreement;

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise);

“Tax” or “Taxes” means any and all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof including any interest in respect of such interest, penalties and additional taxes, fines and other charges and additions, whether disputed or not;

“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder, as amended;

“Termination Fee” has the meaning ascribed thereto in Section 5.2(b);

“Termination Fee Event” has the meaning ascribed thereto in Section 5.2(a);

“Texas Subsidiary” means Cansortium Texas, LLC;

“Texas Transaction” means the proposed sale by the Company of either (i) all of the issued and outstanding equity securities of the Texas Subsidiary; or (ii) all or substantially all of the assets of the Texas Subsidiary, including its vertically integrated medical marijuana dispensing organization license and leased facility;

“THC” means The Hawthorne Collective, Inc.;

“Third-Party Beneficiaries” has the meaning ascribed thereto in Section 8.4;

“Transaction Expenses” means all costs, fees, charges, expenses and obligations incurred by or on behalf of the Company and its affiliates as of the Effective Time payable to professionals (including, without limitation, lawyers, accountants, and financial advisors retained by the Company or any of its affiliates) directly relating to the preparation, execution and performance of this Agreement and the Plan of Arrangement (excluding any costs, fees, charges, expenses and obligations incurred in connection with the Regulatory Approvals), including all fees and out of pocket expenses of all such representatives of the Company (excluding all broker, finder or investment banker fees, or success fees);

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. Federal Laws” means (i) the U.S. Controlled Substances Act (21 U.S.C. § 801 et seq.) (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the U.S. Controlled Substances Act; and (ii) any Canadian, U.S. or international anti-money laundering legislation.

“U.S. GAAP” means United States generally accepted accounting principles, adopted by the SEC;

“U.S. Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

“U.S. Regulatory Approvals” means any consent, approval, order, permit, authorization, registration, declaration, notice requirement; provided such notice is required to be provided in advance of the Effective Date, or filing required to be made with any Governmental Authority (including any State Cannabis Authority) with respect to the Cannabis Licences as set forth in Schedule C hereto;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder;

“U.S. Treasury Regulations” means the treasury regulations under the Code;

“WARN Act” means the U.S. federal Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law, statute, regulation, or ordinance; and

“wilful breach” means a material breach of this Agreement that is a consequence of any act or failure to act undertaken by the breaching Party with the actual knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a material breach of this Agreement.

1.2	Currency

Except where otherwise specified, all references to currency herein are to lawful money of the United States and “$” refers to United States dollars.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section or Schedule by number or letter or both are to that Article, Section or Schedule in or to this Agreement.

1.4	Knowledge

Any reference in this Agreement to the “knowledge” of the Company, means to the knowledge and information of the Company Senior Management after due inquiry regarding the relevant matter. Any reference in this Agreement to the “knowledge” of the Purchaser, means to the knowledge and information of the Purchaser Senior Management after reasonable inquiry regarding the relevant matter.

1.5	Extended Meanings, Etc.

Unless the context otherwise requires, words importing the singular number only include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified, supplemented or consolidated, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6	Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.7	Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.8	Subsidiaries

To the extent any covenants or agreements relate, directly or indirectly, to a subsidiary of the Company, each such provision will be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such subsidiary to perform the required action.

1.9	Computation of Time.

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Toronto time) on the next Business Day if the last day of the period is not a Business Day.

1.10	Schedules

The following are the Schedules to this Agreement:

Schedule A	-	Form of Plan of Arrangement
Schedule B	-	Form of Arrangement Resolution
Schedule C	-	U.S. Regulatory Approvals

Article 2
THE ARRANGEMENT

2.1	The Arrangement and Effective Date

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, the Interim Order and the Final Order. On or prior to the Effective Date, the Articles of Arrangement shall be filed with the Director. From and after the Effective Time, the Parties shall each effect and carry out the steps, actions or transactions to be carried out by them pursuant to the Plan of Arrangement with the result that, among other things, the Purchaser shall become the holder of all outstanding Company Shares. The closing of the transactions contemplated hereby and by the Plan of Arrangement will take place electronically at the Effective Time, or in such other manner or at such other place as may be agreed to by the Parties. The Arrangement shall become effective in accordance with the Plan of Arrangement at the times specified in the Plan of Arrangement. The Parties agree that all requisite closing documents may be exchanged electronically at the closing of the transactions contemplated hereby, and that documents so exchanged shall be binding for all purposes.

2.2	Implementation Steps by the Company

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will:

(a)	subject to compliance with applicable Securities Laws, prior to the next opening of markets in Toronto following the execution of this Agreement, issue a news release announcing the entering into of this Agreement and other related matters referred to in Section 4.4(a)(i), which news release shall be satisfactory in form and substance to each of the Company and the Purchaser, each acting reasonably, and, thereafter, file such news release and a corresponding material change report in prescribed form in accordance with applicable Securities Laws;

(b)	as soon as reasonably practicable after the execution of this Agreement, and, in any event, at a time so as to permit the Company Meeting to be held on or before the date specified in Section 2.2(c), apply to, and have the hearing for the Interim Order before, the Court pursuant to Section 182 of the OBCA in a manner and form acceptable to the Purchaser, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(c)	lawfully convene and hold the Company Meeting in accordance with the Interim Order, the Company’s articles and by-laws and applicable Laws, as soon as reasonably practicable after the Interim Order is issued, and, in any event, not later than June 30, 2026, for the purpose of having the Company Voting Shareholders consider the Arrangement Resolution, and will not, unless the Purchaser otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed, adjourn, postpone or cancel the Company Meeting or propose to do any of the foregoing except:

(i)	for an adjournment as required for quorum purposes or by applicable Law (in which case the Company Meeting shall be adjourned and not cancelled); or

(ii)	as required under Section 5.1(h) or Section 6.3;

provided, however, that, if the Company Meeting is scheduled to occur during a Superior Proposal Notice Period, the Company may, and upon the request of the Purchaser, the Company shall, adjourn or postpone the Company Meeting to (i) a date specified by the Purchaser that is not later than 5 Business Days after the date on which the Company Meeting was originally scheduled to be held, or (ii) if the Purchaser does not specify such date, to the fifth Business Day after the date on which the Company Meeting was originally scheduled to be held;

(d)	subject to the terms of this Agreement, solicit from the Company Voting Shareholders proxies in favour of the approval of the Arrangement Resolution including, at the Company’s discretion or if so requested by the Purchaser, using the services of a proxy solicitation agent, consulting with the Purchaser in the selection and retainer of any such proxy solicitation agent and reasonably considering the Purchaser’s recommendation with respect to any such agent, and cooperating with any persons engaged by the Purchaser, to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any person that is inconsistent with the Arrangement Resolution, recommend to all Company Voting Shareholders that they vote in favour of the Arrangement Resolution and against any resolution submitted by any person that is inconsistent with the Arrangement Resolution, and take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Company Voting Shareholders, and (i) provide the Purchaser with all material information distributions or updates from the proxy solicitation agent, (ii) consult with, and consider any suggestions from, the Purchaser with regards to the proxy solicitation agent, and (iii) keep the Purchaser reasonably apprised with respect to such solicitation and other actions; provided that, the costs and expenses associated with any such proxy solicitation requested by the Purchaser shall be paid by the Purchaser, and provided that the Company shall not be required to solicit from the Company Voting Shareholders proxies in favour of the approval of the Arrangement Resolution, or take any other actions under this Section 2.2(d), if a Company Change of Recommendation has been made in accordance with Section 5.1(f);

(e)	promptly advise the Purchaser, at such times as reasonably requested by the Purchaser and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting and all matters to be considered at the Company Meeting;

(f)	consult with the Purchaser in fixing the record date for the Company Meeting and the date of the Company Meeting, promptly provide the Purchaser with any notice relating to the Company Meeting and allow Representatives of the Purchaser to attend the Company Meeting;

(g)	not change the record date for the Company Voting Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless the Purchaser otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed, or is required by Law or the Company’s by-laws (it being understood that a change will not be required where such date has been provided for in the Interim Order); and

(h)	subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, and, in any event, not later than three Business Days thereafter, send to the Director under the OBCA, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement prior to the Outside Date; provided, however, that the Articles of Arrangement shall not be sent to the Director, for endorsement and filing by the Director, except as contemplated hereby or with the Purchaser’s prior written consent.

2.3	Implementation Steps by the Purchaser

Subject to the terms of this Agreement, the Purchaser will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities, reasonably necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to the Purchaser prior to the Outside Date.

2.4	Interim Order

The application referred to in Section 2.2(b) shall, unless the Company and the Purchaser otherwise agree, include a request that the Interim Order provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)	confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting (which date shall be fixed and published by the Company in consultation with the Purchaser);

(c)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the parties without the need for additional approval by the Court and without the necessity of first convening the Company Meeting or first obtaining any vote of the Company Voting Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Company Board may determine is appropriate in the circumstances;

(d)	that the record date for the Company Voting Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting, unless required by Law;

(e)	that the requisite approval of the Arrangement Resolution will be not less than: (i) 66⅔% of the votes cast on the Arrangement Resolution by the Company Voting Shareholders present in person or represented by proxy and entitled to vote at the Company Meeting, voting as a single class; and (ii) if required by applicable Law, a simple majority of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or represented by proxy and entitled to vote at the Company Meeting, in each case voting as a separate class and excluding the votes for Company Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101;

(f)	that the Company Meeting may be held in-person or be an entirely virtual meeting or hybrid meeting whereby Company Shareholders may join virtually;

(g)	that in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements and other matters shall, unless varied by the Interim Order, apply with respect to the Company Meeting;

(h)	that the Company Shareholders will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(i)	that the Parties intend to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares subject to and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is substantively and procedurally fair to Company Shareholders;

(j)	for the grant of Dissent Rights to the Company Shareholders who are registered holders of Company Shares as of the record date for the Company Meeting as contemplated in the Plan of Arrangement; and

(k)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed) the Company shall also request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

2.5	Company Circular

(a)           Subject to the Purchaser complying with Section 2.5(g), the Company will, in consultation with the Purchaser:

(i)	promptly prepare the Company Circular together with any other documents required by the OBCA and other applicable Laws in connection with the approval of the Arrangement Resolution by the Company Voting Shareholders at the Company Meeting;

(ii)	as soon as reasonably practicable after the receipt of the Interim Order, cause the Company Circular and such other documents to be filed and sent to the Company Shareholders and other persons as may be required by the Interim Order in compliance with the abridged timing contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.2(c); and

(iii)	to the extent required by Law, as promptly as practicable prepare, file or furnish with the applicable Governmental Authorities, and disseminate to the Company Shareholders and other persons as required by the Interim Order and Law any supplement or amendment to the Company Circular (after the Purchaser has had a reasonable opportunity to review and comment thereon) if any event occurs which requires such action at any time prior to the Company Meeting.

(b)           The Company shall ensure that the Company Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Company Circular (including with respect to any information incorporated therein by reference) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information furnished by the Purchaser for inclusion in the Company Circular) and will provide the Company Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Company Meeting.

(c)           The Purchaser shall not be responsible for any information in the Company Circular relating to the Company. The Company shall indemnify and save harmless the Purchaser and each of its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of: (a) any misrepresentation or alleged misrepresentation in any information included in the Company Circular, other than the information relating to the Purchaser, its affiliates or the Purchaser Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular; and (b) any order made, or any inquiry, investigation or proceeding by any Governmental Authority, to the extent based on any misrepresentation or any alleged misrepresentation in the Company Circular other than the information relating to the Purchaser, its affiliates or the Purchaser Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular.

(d)           The Company shall not be responsible for any information in the Company Circular relating to the Purchaser. The Purchaser shall indemnify and save harmless the Company and each of its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of: (a) any misrepresentation or alleged misrepresentation in any information relating to the Purchaser, its affiliates or the Purchaser Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular; and (b) any order made, or any inquiry, investigation or proceeding by any Governmental Authority, to the extent based on any misrepresentation or any alleged misrepresentation in the Company Circular relating to the Purchaser, its affiliates or the Purchaser Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular.

(e)           The Company shall include in the Company Circular all financial statements of the Company as required by applicable Laws, in a form that complies in all material respects with applicable Laws (including any auditor reports and review engagement reports from the Company's auditors), and shall use commercially reasonable efforts to obtain any necessary consents from its auditor and any other advisors to the use of any financial or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(f)           The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Company Circular. The Company will provide the Purchaser and legal counsel to the Purchaser with a reasonable opportunity to review and comment on all drafts of the Company Circular and other documents related thereto, prior to filing the Company Circular with applicable Governmental Authorities and printing and mailing the Company Circular to the Company Shareholders and will accept all reasonable comments. All information relating solely to the Purchaser included in the Company Circular shall be provided by the Purchaser in accordance with Section 2.5(g) and shall be in form and content satisfactory to the Purchaser, acting reasonably, and the Company Circular will include: (i) a statement that the Company Board and Special Committee have received the Company Fairness Opinion and, after consultation with legal and financial advisors, the Company Board has unanimously, after receipt of the unanimous recommendation in favour of the Arrangement by the Special Committee, determined that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders; (ii) the unanimous recommendation of the Company Board that the Company Voting Shareholders vote in favour of the Arrangement Resolution and the rationale for that recommendation; (iii) a copy of the Company Fairness Opinion; and (iv) a statement that each of the Supporting Company Shareholders has signed a Company Support Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Company Voting Shares in favour of the Arrangement Resolution.

(g)           The Purchaser will promptly furnish the Company with all such information regarding the Purchaser as may reasonably be required to be included in the Company Circular pursuant to applicable Laws and is reasonably requested by the Company and any other documents related thereto.

(h)           The Company shall keep the Purchaser fully informed in a timely manner of any requests or comments made by the Canadian securities regulatory authorities and/or the CSE in connection with the Company Circular.

(i)           The Company and the Purchaser will each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser) that the Company Circular or any other document referred to in Section 2.5(f) contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Party setting out full particulars thereof. In any such event, the Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Company Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

2.6	Final Order

If (i) the Interim Order is received; and (ii) the Arrangement Resolution is approved by Company Voting Shareholders at the Company Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable after the Company Meeting, but in any event not later than three Business Days thereafter. If at any time after the issuance of the Final Order and on or before the Effective Date, the Company is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it will only do so after prior notice to the Purchaser, and affording the Purchaser a reasonable opportunity to consult with the Company regarding the same.

2.7	Court Proceedings

The Company will provide the Purchaser and legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will accept all reasonable comments. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.7 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase or change in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations or diminishes the Purchaser’s rights set forth in any such filed or served materials or under this Agreement or the Arrangement. In addition, the Company will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. The Company will also provide the Purchaser on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will use commercially reasonable efforts to oppose any proposal from any person that the Final Order contains any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in reasonable consultation and cooperation with, the Purchaser.

2.8	Articles of Arrangement

On or before the third Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or waiver of those conditions as of the Effective Date), and unless another date is agreed to in writing by the Company and the Purchaser, the Company shall file the Articles of Arrangement with the Director pursuant to Section 183 of the OBCA to give effect to the Arrangement and implement the Plan of Arrangement. No Articles of Arrangement shall be sent to the Director for endorsement and filing by the Director, except as contemplated hereby or with the Purchaser’s prior written consent. The Arrangement shall become effective beginning as of the Effective Time and the steps to be carried out pursuant to the Arrangement shall become effective in the order set forth in the Plan of Arrangement.

2.9	Dissenting Shareholders

The Company will give the Purchaser prompt notice of any written communication from any person in opposition to the Arrangement, written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement and any withdrawal of Dissent Rights received by the Company and any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement and provide the Purchaser with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such person and to participate in any discussions, negotiations or proceedings involving any such person (other than any ad hoc and unscheduled discussions initiated by any such Person where it is impracticable to include the Purchaser). The Company shall not make any payment or settlement offer, or agree to any such payment or settlement, or conduct any negotiations prior to the Effective Time with respect to any such dissent, notice or instrument without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

2.10	List of Securityholders

Upon the reasonable request from time to time of the Purchaser, the Company will provide the Purchaser with lists (in both written and electronic form) of: (i) the registered Company Voting Shareholders, together with their addresses and respective holdings of Company Voting Shares; (ii) the names and addresses and holdings of all persons having rights (including Company Optionholders and Company RSU Holders) issued or granted by the Company to acquire or otherwise related to Company Shares; and (iii) non-objecting beneficial owners of Company Voting Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Company Voting Shares. The Company will from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders, information regarding beneficial ownership of Company Shares and lists of holdings and other assistance as the Purchaser may reasonably request.

2.11	Public Communications

The Parties will agree on a communication plan in connection with: (a) the execution of this Agreement; and (b) the completion of the transactions contemplated herein, to the extent any such communications are to take place prior to the Effective Time. The Company and the Purchaser agree to cooperate in the preparation of presentations, if any, to any Company Shareholders or other securityholders of the Company or the analyst community regarding the Arrangement. The Company shall not issue any press release or otherwise make public announcements with respect to this Agreement or the Arrangement without the consent of the Purchaser; provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules and the Company, in making such disclosure or filing, shall use its commercially reasonable efforts to give the Purchaser a reasonable opportunity to review and comment thereon prior to its dissemination or filing and will accept all reasonable comments. Notwithstanding the foregoing, the restrictions set forth in this Section 2.11 will not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Company Change of Recommendation or any action taken pursuant thereto; or (b) in connection with any dispute between the Parties regarding this Agreement, the Arrangement or the transactions contemplated by this Agreement. Except as may be required by Law, prior to making any written or oral communications to any team of Company employees or any other internal Company-wide or other broad communication with respect to the transactions contemplated herein: (a) the Company will provide the Purchaser with a copy of the intended communication; (b) the Purchaser will have a reasonable period of time to review and comment on the communication; (c) the Company will accept such reasonable comments from the Purchaser in good faith; and (d) the Parties will cooperate in providing any such mutually agreeable communication.

2.12	Payment of Consideration Shares

The Purchaser will, following receipt of the Final Order and the Regulatory Approvals listed in Section 7.1(d) and immediately prior to the filing by the Company of the Articles of Arrangement with the Director, deliver in escrow to its transfer agent (with a copy to the Depositary) a treasury direction irrevocably instructing the Purchaser’s transfer agent to issue sufficient Purchaser Subordinate Voting Shares to satisfy the aggregate Consideration Shares payable pursuant to the Plan of Arrangement (other than payments to Company Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

2.13	Treatment of Convertible Securities

Prior to the Effective Time, the Company shall take all corporate action necessary to provide that (i) each Company Option shall accelerate in full and be terminated for no consideration as of immediately prior to the Effective Time to the extent not exercised prior to such time and (ii) each Company RSU shall accelerate in full and be settled in Company Shares as of immediately prior to the Effective Time. The Company shall, in accordance with the Company Option Plan, deliver notices of termination to all holders of Company Options at least ten (10) days prior to the Effective Time.

2.14	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable best efforts to ensure that, all Consideration Shares issued and exchanged pursuant to the Arrangement will be issued and exchanged by the Purchaser in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and pursuant to exemptions from applicable state securities laws. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to issue the Final Order;

(c)	the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Company Shareholders;

(d)	the Company will ensure that each person entitled to receive the Consideration Shares pursuant to the Arrangement will be given timely and adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right. All persons entitled to receive Consideration Shares will be entitled to attend and appear at the hearing of the Court to give approval to the Arrangement, and there shall be no improper impediments to the appearances of such persons;

(e)	each person entitled to receive the Consideration Shares pursuant to the Arrangement will be advised that the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by the Purchaser in reliance on the exemption from registration under the U.S. Securities Act provided by Section 3(a)(10) thereof;

(f)	the Final Order will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Company Shareholders;

(g)	the Interim Order will specify that each Company Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(h)	the Final Order shall include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the issue and exchange of securities of the Purchaser pursuant to the Arrangement.”

2.15	U.S. Tax Matters

(a)	For U.S. federal and applicable state and local income tax purposes, the Parties intend that the Arrangement shall qualify and be treated as a reorganization within the meaning of Section 368(a)(1)(B) of the Code (the “Intended U.S. Tax Treatment”). This Agreement, and the Plan of Arrangement shall together constitute a “plan of reorganization” within the meaning of the U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Parties will cooperate on a reasonable basis consistent with the Parties’ intention that the transactions contemplated by this Agreement and the Plan of Arrangement qualify for the Intended U.S. Tax Treatment.

(b)	Each Party hereto shall: (i) file all Returns and otherwise treat the Arrangement consistent with the Intended U.S. Tax Treatment and (ii) not take any position on any Return, in any Tax audit, or otherwise that is inconsistent with the Intended U.S. Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Each Party hereto shall not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying for the Intended U.S. Tax Treatment. Without limiting the foregoing, prior to the two-year anniversary of the Effective Date, the Purchaser shall not cause or permit the Company to be liquidated for U.S. federal income tax purposes, including by reason of any merger, liquidation, conversion or asset transfer, without the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed).

(c)	Except as expressly set forth in this Section 2.15, neither Party makes any representation, warranty or covenant to the other Party or to any Company Shareholder, Purchaser Shareholder or other holder of Company securities or Purchaser securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. federal and applicable state and local income tax treatment of the Arrangement, including, but not limited to, whether the Arrangement will qualify for the Intended U.S. Tax Treatment.

2.16	Adjustment to Consideration Regarding Distributions

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Purchaser Shares shall have changed into a different number of shares or a different class by reason of any split, combination, consolidation, reclassification, dividend or the like, then the Consideration Shares to be paid per Company Common Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement and the Plan of Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration Shares to be paid per Company Common Share, subject to further adjustment in accordance with this Section 2.16.

2.17	Withholding Taxes

The Company, the Purchaser or the Depositary, as applicable, will be entitled to deduct and withhold from any consideration payable to any Company Shareholder and any other person under the Plan of Arrangement (including any payment to Dissenting Shareholders) such Taxes as the Company, the Purchaser or the Depositary, as applicable, is required to deduct and withhold with respect to such payment under the Tax Act, the Code, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company, the Purchaser or the Depositary, as the case may be. To the extent necessary, such deductions and withholdings may be effected by selling any Purchaser Subordinate Voting Shares to which any such person may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the person entitled thereto as soon as reasonably practicable. In addition to the foregoing, with the consent of Purchaser, acting reasonably, the Company, the Purchaser or the Depositary may enter into such other arrangements with any Company Shareholder and any other person under the Plan of Arrangement as will enable the Purchaser, Company or the Depositary, as the case may be, to satisfy any deduction, withholding and remittance obligations of the Purchaser, Company or the Depositary, as the case may be, arising under the Plan of Arrangement or this Agreement.

2.18	Mandatory Disclosure

Each Party to the Agreement hereto agrees to notify the other Party if it determines that any transaction contemplated by this Agreement is required to be reported pursuant to section 237.3 or 237.4 of the Tax Act (the “Mandatory Reporting Rules”) or if the Party otherwise intends to file any information returns in connection with this Agreement pursuant to the Mandatory Reporting Rules. Each Party agrees, to the extent possible, to share a draft of any such filing (subject to redactions of solicitor-client privileged information) with the other Party no later than 15 Business Days prior to the due date for such filing and to consider in good faith any changes requested by the other Party prior to the due date to any such filing. Notwithstanding the foregoing, no Party shall be under any obligation to report a transaction that it determines, acting reasonably, is not subject to a reporting requirement pursuant to the Mandatory Reporting Rules.

2.19	Tax Election

The Company will file an election with Canada Revenue Agency to cease to be a public corporation for the purposes of the Tax Act as soon as practicable following satisfaction of the prescribed conditions for making such an election.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

Except as specifically disclosed in the Company Disclosure Letter (which shall make reference to the applicable section in respect of which such qualification is being made) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any Section of this Section 3.1 solely to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section), the Company hereby represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification. The Company is a corporation, duly organized and validly existing, and in good standing under the OBCA, and has the requisite corporate and legal power, authority and capacity to own, lease and operate its properties and assets in the manner in which its properties and assets are now owned, leased and operated and to carry on its business as now conducted. The Company is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) in each jurisdiction in which the nature or character of the properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification or licensing necessary. The Company Diligence Information includes complete and correct copies of the constating documents of the Company, as amended to the date of this Agreement. The Company’s articles of incorporation, as amended, have been filed on SEDAR+ and the Company’s articles of incorporation and by-laws are in full force and effect, and the Company is not in violation of any of the provisions thereof. The organizational or governing documents of each of the Company’s subsidiaries are in full force and effect, and none of the Company’s subsidiaries is in violation of any of the respective provisions thereof.

(b)	Subsidiaries.

(i)	The Company does not have any subsidiaries other than as set out in Section 3.1(b)(i) of the Company Disclosure Letter. For each of the Company’s subsidiaries, Section 3.1(b)(i) of the Company Disclosure Letter accurately sets out (1) the name and jurisdiction of such subsidiary, (2) the number and type of authorized equity securities of such subsidiary, (3) the name of each record and beneficial owner of such subsidiary and the number and type of issued and outstanding equity interests held by each such equityholder, and (4) the percentage owned directly or indirectly by the Company and the remaining equity interest, if any, owned other than by the Company.

(ii)	Each of the Company’s subsidiaries that is a corporation is a legal entity duly organized, validly existing and in good standing under the respective laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated.

(iii)	Each of the Company’s subsidiaries that is a limited liability company is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite limited liability company power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated.

(iv)	Each of the Company’s subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) in each jurisdiction in which the nature or character of the properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification or licensing necessary except to the extent that the failure to be so qualified, licensed or be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(v)	Except as set out in Section 3.1(b)(v) of the Company Disclosure Letter, the Company is, directly or indirectly, the legal, beneficial and registered owner of all of the issued shares or other equity interests of each of the Company’s subsidiaries and no subsidiary of the Company has any outstanding agreement, subscription, warrant, option, rights of first refusal, exchange rights, restricted units, contracts, pledges, calls, puts, other right or commitment (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating it to issue, sell, dispose or acquire any of its shares or other equity interests, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares or other securities of the subsidiaries. All of the issued and outstanding shares or other equity interests in the capital of each of the Company’s subsidiaries have been duly authorized and validly issued and are fully-paid and non-assessable, as the case may be and have not been issued in violation of, and are not subject to, any pre-emptive rights, and all such shares or other equity interests are owned free and clear of all Liens of any kind or nature whatsoever and are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of such shares or other equity interests. There are no outstanding or authorized equity appreciation, phantom unit or similar rights with respect to the Company and each of its subsidiaries.

(vi)	The Company Diligence Information includes complete and correct copies of the constating documents of each of the Company’s subsidiaries, as amended to the date of this Agreement.

(c)	No Other Interests. Except for the shares or other equity interests owned by the Company in the subsidiaries and as set out in Section 3.1(c) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries owns, beneficially, any shares in the capital of any corporation, and neither the Company nor any of its subsidiaries holds any securities or obligations of any kind convertible into or exercisable or exchangeable for shares in the capital of any corporation. Except as set out in Section 3.1(c) of the Company Disclosure Letter, none of the Company nor any of its subsidiaries is a party to any agreement to acquire any shares in the capital of any corporation.

(d)	Authority Relative to this Agreement. The Company has the requisite corporate power, authority and capacity to enter into and perform its obligations under this Agreement and (subject to obtaining the approval of the Company Voting Shareholders of the Arrangement Resolution, and receipt of the Interim Order and the Final Order as contemplated in Section 2.2) to complete the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board, subject to obtaining the approval of the Arrangement Resolution by the Company Voting Shareholders, and receipt of the Interim Order and the Final Order, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement, the performance by the Company of its obligations hereunder or the completion by the Company of the transactions contemplated hereby, other than, with respect to the Company Circular and other matters relating thereto, the approval of the Company Board. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(e)	Required Approvals. No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion by the Company of the Arrangement, other than as set out in Section 3.1(e) of the Company Disclosure Letter and:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	the approval of the Arrangement Resolution by the Company Voting Shareholders;

(iv)	the Regulatory Approvals;

(v)	such filings and approvals required for the issuance of the Consideration Shares as a result of the Arrangement, required under applicable Securities Laws and the rules and policies of the CSE; and

(vi)	any other authorizations, licences, permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Company Material Adverse Effect or prevent or significantly impede or materially delay the completion of the Arrangement.

(f)	No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(e) and the third party consents, approvals and notices set out in Section 3.1(e) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion of the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	conflict in any material respect with, result in a material violation or breach of, constitute a material default or require any consent (other than such as has already been obtained), to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(a)           any Law applicable to it, its subsidiaries or any of their respective properties or assets; and

(b)           any provisions of the articles, by-laws or other constating documents or partnership agreements of the Company or any of its subsidiaries or any other agreement or understanding with any party holding an ownership interest in the Company;

(ii)	except as set out in Section 3.1(f)(ii) of the Company Disclosure Letter, result in a conflict, contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, or require any consent or approval under, any Company Material Contract or material Permit to which it is a party or by which it or any of the Company’s subsidiaries are bound or to any of its material assets is subject or give to any person any interest, benefit or right, including any right of purchase, termination, cancellation, suspension, alteration, payment, modification, reimbursement, cancellation or acceleration, under any such contracts or permits;

(iii)	give rise to any rights of first refusal, rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, Contract, indenture, authorization, deed of trust, mortgage, bond, instrument, license or Permit;

(iv)	result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Company’s assets or the assets of any of the Company’s subsidiaries; or

(v)	except as set out in Section 3.1(f)(v) of the Company Disclosure Letter, result in any payment (including retention, severance, golden parachute, sale or transaction bonus or otherwise) becoming due to any person, or any increase in any employee benefits or compensation otherwise payable, or result in the acceleration of the time of payment, vesting or exercise of any employee benefits.

(g)	Capitalization.

(i)	The authorized capital of the Company consists of an unlimited number of Company Common Shares, an unlimited number of Company Proportionate Voting Shares and an unlimited number of Company Non-Voting Shares. As at April 27, 2026, there were (A) 613,261,139 Company Common Shares issued and outstanding; (B) 2,450,188 Company Proportionate Voting Shares issued and outstanding; (C) nil Company Non-Voting Shares issued and outstanding; (D) Company Options outstanding providing for the issuance of 17,533,150 Company Common Shares upon the exercise thereof; (E) 210,000 Company RSUs outstanding; (F) Company Convertible Debenture providing for the issuance of up to 3,142,111 Company Common Shares upon the conversion thereof in accordance with its terms; and (G) Smith Convertible Note providing for the issuance of up to 38,141,443 Company Common Shares upon the conversion thereof in accordance with its terms; and since September 30, 2025 through the date hereof, no additional Company Common Shares, Company Proportionate Voting Shares or Company Non-Voting Shares have been issued other than the issuance of Company Shares pursuant to the exercise or vesting, as applicable, of Company Options and Company RSUs.

(ii)	All outstanding Company Shares have been, and all Company Common Shares issuable upon the exercise, conversion, vesting or settlement of rights under the Company Options, Company RSUs, Company Convertible Debenture and Smith Convertible Note in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of the Company and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. There is no outstanding contractual obligation of the Company to repurchase, redeem or otherwise acquire any such Company Voting Shares. Except as set out in this Section 3.1(g), the Company has no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it to issue or sell any Company Shares or other securities, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Company Shares or other security. Other than the Company Option Plan and the Company RSU Plan, the Company does not have any share or stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Company Share price, income or any other attribute of or related to the Company.

(iii)	The Company Common Shares are listed and posted for trading on the CSE and also trade on the OTCQB Venture Market and, except for such listing and trading, no securities of the Company are listed or quoted for trading on any other stock or securities exchange or market.

(iv)	Section 3.1(g)(iv) of the Company Disclosure Letter sets forth a schedule, as of the date hereof and to the extent applicable, of all outstanding grants to holders of Company Options and Company RSUs and the number, exercise price, date of grant, expiration dates, vesting schedules, performance criteria, terms of conversion and the names of the holders of such Company securities and whether each such holder is a current director of the Company or current officer, employee or consultant of the Company. Other than the Company Convertible Debenture and the Smith Convertible Note, there are no outstanding securities, bonds, debentures or other evidences of indebtedness of the Company or its subsidiaries that have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of the Company Voting Shares on any matter. There are no outstanding obligations of the Company or any of its subsidiaries with respect to the voting or disposition of any outstanding securities of the Company or any of its subsidiaries.

(v)	All dividends or distributions on any securities of the Company or any of its subsidiaries that have been declared or authorized have been paid in full.

(vi)	Each grant of a Company Option and Company RSU was duly authorized no later than the date on which the grant of such Company Option or Company RSU was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and except as disclosed in the Company Public Disclosure Record, no shareholder approval was required in relation thereto. Each outstanding Company Option or Company RSU was granted in accordance, in all material respects, with (i) the terms of the Company Option Plan, Option Certificates (as defined in the Company Option Plan), Company RSU Plan or Award Agreements (as defined in the Company RSU Plan), as applicable, and (ii) all applicable Laws, including the Code, if applicable, and all applicable securities Laws.

(vii)	The Company does not have any liability in respect of any Company Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Common Shares on the applicable Company Option grant date, and the Company has not granted any Company Options that are subject to the provisions of Section 409A of the Code.

(h)	Shareholder and Similar Agreements. None of the Company nor any of its subsidiaries are party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of the Company or its subsidiaries.

(i)	Reporting Issuer Status and Securities Laws Matters. The Company is a “reporting issuer” within the meaning of applicable Securities Laws in each of the provinces of Canada, other than Quebec, and is not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is not in material default of any provision of applicable Securities Laws or the rules, regulations or policies of the CSE. Trading in the Company Common Shares on the CSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities commission or similar regulatory authority under applicable Securities Laws or the CSE is in effect or ongoing or expected to be implemented or undertaken. To the knowledge of the Company, no current director or officer of the Company or any of its subsidiaries has received any objection from any securities commission or similar regulatory authority or stock exchange as to his or her serving in any capacity as a director or officer of any reporting issuer. The Company has not taken any action to cease to be a reporting issuer in any province of Canada that the Company is currently a reporting issuer in or to delist the Company Common Shares under the rules or policies of the CSE, nor has the Company received written notification from any securities commission or similar regulatory authority seeking to revoke the reporting issuer status of the Company. The Company is not subject to continuous disclosure or other public reporting requirements under any Securities Laws or any securities Laws, including, without limitation, the securities laws of the United States. None of the Company’s subsidiaries are subject to continuous disclosure or other disclosure requirements under any Securities Laws, U.S. Securities Laws or the securities Laws of any other jurisdiction. The documents and information comprising the Company Public Disclosure Record have been filed on a timely basis and, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the CSE and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has publicly disclosed in the Company Public Disclosure Record all information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is up-to-date in all material respects on all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Securities Laws and the rules and policies of the CSE. All documents required to be filed by the Company in accordance with applicable Securities Laws or the CSE following the date of this Agreement until the Effective Time will be filed on a timely basis and will comply in all material respects with applicable Securities Laws and the rules and policies of the CSE. The Company has not filed any confidential material change report that at the date hereof remains confidential. There are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the Company Public Disclosure Record and neither the Company nor any of the Company Public Disclosure Record is subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or the CSE.

(j)	U.S. Securities Matters. The Company is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the U.S. Exchange Act). The Company is not currently subject to the reporting requirements of the U.S. Exchange Act. The Company is not registered, and is not required to be registered, as an “investment company” pursuant to the U.S. Investment Company Act.

(k)	Company Financial Statements.

(i)	The Company Financial Statements have been, and all financial statements of the Company which are publicly disseminated by the Company in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) that the Company Interim Financial Statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Securities Laws or IFRS. The Company Financial Statements, together with the related management’s discussion and analysis, fairly present in all material respects, the revenues, assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and its subsidiaries, on a consolidated basis, as at the respective dates thereof and the losses, comprehensive losses, results of operations, changes in shareholders’ equity and cash flows of the Company for the periods covered thereby (subject, in the case of the Company Interim Financial Statements, to normal period-end adjustments).

(ii)	Except as set out in Section 3.1(k)(ii) of the Company Disclosure Letter, none of the Company nor any of its subsidiaries are a party to any joint venture, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other relationship or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structure finance, special purpose or limited purpose entity or person, on the other hand).

(iii)	Management of the Company and each subsidiary of the Company has designed and maintained a process of internal control over financial reporting (as such term is defined in NI 52-109) for the Company sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS has otherwise complied with NI 52-109.

(iv)	Since September 30, 2025, neither the Company nor any of its subsidiaries nor any Representative of the Company or any of its subsidiaries has received any written complaint, allegation, assertion, or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the IFRS or standard industry practice, which has not been resolved to the satisfaction of the audit committee of the Company Board. To the knowledge of the Company, since September 30, 2025, there have been no material weaknesses or deficiencies in the financial reporting of the Company or any of its subsidiaries which are reasonably likely to adversely impact the ability to record, process, summarize and report financial information of the Company or any of its subsidiaries.

(v)	All accounts and notes receivable reflected in the Company Financial Statements and all accounts and notes receivable arising subsequent to September 30, 2025 but prior to the Effective Date have arisen in the ordinary course of business, and (1) represent legal, valid, binding, and enforceable obligations owed to the Company or any of its subsidiaries, and (2) are not subject to any contests, claims, counterclaims or setoffs.

(vi)	There are no outstanding loans made by the Company to any director or officer of the Company.

(l)	Undisclosed Liabilities. Except as disclosed in the Company Financial Statements as of September 30, 2025 or as disclosed in Section 3.1(l) of the Company Disclosure Letter, none of the Company nor any of its subsidiaries has incurred any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar contract or commitment with respect to the obligations, liabilities or indebtedness of any person other than liabilities and obligations incurred as expressly permitted or specifically contemplated by this Agreement.

(m)	Auditors. The Company’s current auditors are independent with respect to the Company within the meaning of the rules of professional conduct applicable to auditors in Canada. There has not been a reportable event (within the meaning of Section 4.11 of NI 51-102) with the Company’s auditors.

(n)	Absence of Certain Changes. Since September 30, 2025, except as disclosed in the Company Public Disclosure Record or as disclosed in Section 3.1(n) of the Company Disclosure Letter:

(i)	the Company and its subsidiaries have conducted their respective businesses only in the ordinary course of business, except for the Arrangement contemplated hereby;

(ii)	there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have a Company Material Adverse Effect;

(iii)	except as disclosed in the Company Public Disclosure Record or as required in connection with this Agreement or the transactions contemplated by this Agreement, there has not been any material write-down by the Company of any of the assets of the Company;

(iv)	there has not been any material expenditure or commitment to expend by the Company with respect to capital expenses where such expenditure exceeds $250,000;

(v)	neither the Company nor any of its subsidiaries has approved or entered into any agreement in respect of any acquisition or sale, mortgage, pledge, assignment, lease, license, transfer or disposition by the Company or its subsidiaries of any interest in any material assets whether by asset sale, transfer of property, subject to any Lien (other than a Permitted Lien), shares or otherwise;

(vi)	there has not been any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material debt for borrowed money, any creation or assumption by the Company of any Lien (other than Permitted Liens), or any making by the Company or any of its subsidiaries of any loan, advance or capital contribution to or material investment in any other person (other than between the Company and any of its subsidiaries or among any of its subsidiaries), except, in each case, in the ordinary course of business;

(vii)	there has not been any satisfaction or settlement of any material claim, liability or obligation of the Company or any of its subsidiaries that was referenced in the Company Annual Financial Statements;

(viii)	none of the Company, the Company’s subsidiaries nor any of the directors, officers, employees, consultants or auditors thereof, has received written notice of or otherwise had or obtained knowledge of any fraud or complaint, allegation, assertion or claim, whether written or oral, regarding fraud or the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls;

(ix)	neither the Company nor any of its subsidiaries has effected any material change in its accounting policies, principles, methods, practices or procedures;

(x)	neither the Company nor any of its subsidiaries has suffered any casualty, damage, destruction or loss to any of its properties or assets in excess of $250,000 in the aggregate;

(xi)	neither the Company nor any of its subsidiaries has entered into, amended, modified, terminated, defaulted, waived or granted a waiver under any Company Material Contract;

(xii)	neither the Company nor any of its subsidiaries has declared, set aside or paid any dividends or made any distribution or payment or return of capital in respect of the Company Shares or any other securities;

(xiii)	neither the Company nor any of its subsidiaries has effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of the Company Shares or any other securities;

(xiv)	neither the Company nor any of its subsidiaries has issued, delivered, reissued or sold, disposed of, repurchased, or pledged any of its equity securities or equity-based interests or any securities convertible or exchangeable for its equity securities;

(xv)	neither the Company nor any of its subsidiaries has (1) amended, modified, or restated or authorized the amendment, modification, or restatement of any of its organizational documents, or (2) adopted a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)	there has not been any material increase in or modification of the compensation payable to or to become payable by the Company to any of its directors, officers, employees or consultants (other than in the ordinary course of business or pursuant to offer letters that provide for at-will employment and no severance entitlements with respect to newly-hired employees hired in the ordinary course of business) or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement to, for or with any of such directors, officers, employees or consultants;

(xvii)	except as required by applicable Laws, neither the Company nor any of its subsidiaries has adopted, or materially amended, any collective bargaining agreement;

(xviii)	neither the Company nor any of its subsidiaries has sold, assigned, transferred, leased, licensed, encumbered, abandoned, or permitted to lapse any of its material proprietary rights or disclose any of its material trade secrets to a third party other than pursuant to a confidentiality agreement; and

(xix)	the Company has not agreed, announced, resolved or committed to do any of the foregoing.

(o)	Compliance with Laws.

(i)	The business of the Company and its subsidiaries has, during the past five years, been and is currently being conducted in compliance in all material respects with applicable Laws, other than U.S. Federal Laws and the Company and its subsidiaries have not received any notice of any alleged material violation of any such Laws. Without limiting the generality of the foregoing, all issued and outstanding Company Shares have been issued in compliance in all material respects with all applicable Securities Laws.

(ii)	Except as set out in Section 3.1(o)(ii) of the Company Disclosure Letter, during the past five years, neither the Company nor any of its subsidiaries has received any written notices or other written correspondence from any Governmental Authorities (A) regarding any material violation (or any material investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of any failure to comply or material violation) of any Law or Permit, including any allegation of unlicensed commercial Cannabis activity; or (B) of any circumstances that may have existed or currently exist which could lead to a loss, suspension, or modification of, or a refusal to issue, any material Permit. To the knowledge of the Company, no investigation, inspection, audit or other proceeding by any Governmental Authority involving allegations of any material violation of any Law is threatened. Neither the Company nor any of its subsidiaries has entered into any settlement agreement, consent decree or similar arrangement with any State Cannabis Authority.

(iii)	None of the Company, any of its subsidiaries nor, to the knowledge of the Company, any of their respective directors, executives, officers, representatives, supervisors, managers, employees, or agents acting on behalf of the Company, or any of its subsidiaries has: (A) violated or is violating any applicable anti-corruption, anti-bribery, export control, and economic sanctions Laws, including without limitation the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act, the U.S. Travel Act, the U.K. Bribery Act 2010, applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (B) made or authorized any direct or indirect contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority, authority or instrumentality in Canada, other jurisdictions in which the Company or any of its subsidiaries has assets or any other jurisdiction other than in accordance with applicable Laws, (C) used or is using any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee, or for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity that would be illegal or failed to disclose fully a contribution, in violation of any Law; (D) violated or is in violation of any provision of the Criminal Code (Canada) relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution payment or gift was or is prohibited under the foregoing or any other applicable Law of any locality; (E) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (F) made any bribe, illegal rebate, illegal payoff, illegal influence payment, illegal kickback, or other illegal payment of any nature.

(iv)	The operations of the Company and its subsidiaries are and, during the past five years, have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court of Governmental Authority or any arbitrator non-Governmental Authority involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(v)	During the past five years, none of the Company, any of its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, supervisors, managers, employees, or agents has had any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the Government of Canada or any other relevant sanctions authority (collectively, “Sanctions”) imposed upon any such person, and the Company and its subsidiaries are not in violation of any of the Sanctions or law or executive order relating thereto, or are conducting business with any person subject to any Sanctions.

(vi)	Neither the Company nor any of its subsidiaries has imported or exported Cannabis products from or to any foreign country.

(p)	Litigation. Except as set out in Section 3.1(p) of the Company Disclosure Letter, there are no threatened or active court, administrative, regulatory or similar proceedings (whether civil, quasi criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any notice, claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi criminal or criminal, administrative or investigative matter or proceeding, including by any third party whatsoever (collectively, “Proceedings”) against the Company or its subsidiaries, or affecting any of their assets that, individually or in the aggregate, (i) has been, or would reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole or (ii) would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Arrangement, or prevent or materially delay the consummation of any of the Arrangement and the other transactions contemplated by this Agreement. There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding, or to the Company’s knowledge, threatened, and there is no material obligations under any settlement agreement outstanding against the Company or its subsidiaries in respect of any of their business or assets that individually or in the aggregate (x) has been, or would reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole or (y) would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Arrangement, or prevent or materially delay the consummation of the Arrangement and the other transactions contemplated by this Agreement. Neither the Company nor its subsidiaries presently intends to initiate any Proceeding. Since January 1, 2023, there have not been any product liability or other product-related claims by any third person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the sale, distribution or manufacturing of products, including Cannabis products, by the Company or any of its subsidiaries that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

(q)	Insolvency. No act or proceeding has been taken by or against the Company or any of its subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy, reorganization, compromise or arrangement of the Company or any of its subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of its subsidiaries or any of their properties or assets nor, to the knowledge of the Company, is any such act or proceeding threatened. Neither the Company nor any of its subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Company or any of its subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof, or that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(r)	Data Privacy and Security; Artificial Intelligence.

(i)	The Company and each of its subsidiaries complies, and during the past five (5) years has complied, in all material respects, with all Privacy and Information Security Requirements. Neither the Company nor any of its subsidiaries has been notified in writing of, or is the subject of, any complaint or proceeding or to the Company’s knowledge, any regulatory investigation related to Processing of Personal Data by any Governmental Authority or payment card association, regarding any actual or possible violations of any Privacy and Information Security Requirement by or with respect to the Company or any of its subsidiaries.

(ii)	The Company and each of its subsidiaries employs commercially reasonable industry-standard organizational, administrative, physical and technical safeguards that comply in all material respects with all Privacy and Information Security Requirements to protect (A) the security and integrity of the Company Systems and (B) Personal Data within its custody or control against unauthorized access, acquisition or other misuse. Without limiting the foregoing, such safeguards include: (1) encryption of Personal Data at rest and in transit; (2) role-based access controls and multi-factor authentication for systems containing Personal Data; (3) regular vulnerability assessments and penetration testing; and (4) a written incident response plan, and the Company and each of its subsidiaries has entered into written data processing agreements or equivalent contractual arrangements with, and requires the same of all vendors under contract with the Company or one of its subsidiaries that Process Personal Data on its behalf. The Company and each of its subsidiaries has provided all requisite notices and obtained all required consents and satisfied, in all material respects, all other requirements (including but not limited to notification to Governmental Authorities) necessary for the Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder.

(iii)	To the knowledge of the Company, neither the Company nor any of its subsidiaries has suffered any material security incident involving unauthorized acquisition of, access to or use, disclosure, denial of use, alteration, corruption, destruction, deletion, compromise, impairment, intrusion to, loss, or breach of any confidential information relating to the Company or its subsidiaries, Company Systems and/or unauthorized use or disclosure of any Personal Data in the Company or any of its subsidiaries’ custody or control, including any that (A) constitutes a material breach under any applicable Privacy and Information Security Requirement; or (B) would trigger a notification or reporting requirement to a Governmental Authority or persons under any applicable Privacy and Information Security Requirement (a “Security Incident”). In the past five (5) years, neither the Company nor any of its subsidiaries has notified and, to the Company’s knowledge, there have been no facts or circumstances that would require the Company or any of its subsidiaries to notify, any Governmental Authority or other person of any Security Incident under any applicable Privacy and Information Security Requirement.

(iv)	To the Company’s knowledge, the Company Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that have not been removed or fully remedied. Neither the Company nor any of its subsidiaries has experienced any material disruption to, or material interruption in, the conduct of its business that affected the business for more than forty-eight (48) hours in any one calendar week, and attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer software or the Company Systems.

(v)	Neither the Company nor any of its subsidiaries: (A) uses any AI Systems to Process Personal Data in a manner that is materially inconsistent with the notices provided to, or consents obtained from, applicable persons; (B) is party to any Contract that permits a vendor or other third party to use Personal Data of the Company's customers, employees, or other persons to train, improve, or develop any AI Systems without the prior written consent of the Company and, where required by applicable Law, the applicable individuals; (C) uses any AI Systems to make or meaningfully contribute to material decisions that produce legal or significant effects on individuals (including decisions regarding pricing, creditworthiness, eligibility, or access to the Company’s products and services) without implementing transparency mechanisms and opt-out rights required by applicable Privacy and Information Security Requirements; or (D) has used any AI Systems in violation of applicable Laws. The Company has disclosed in Section 3.1(r)(v) of the Company Disclosure Letter a true and complete list of all material AI Systems used by the Company or any of its subsidiaries in the conduct of the business as currently conducted, including a description of the Personal Data Processed by each such material AI System and the applicable vendor or provider thereof.

(s)	Property.

(i)	Neither the Company nor any of its subsidiaries owns any Real Property.

(ii)	Other than the Company Leased Properties, neither the Company nor any of its subsidiaries leases, subleases, licenses, or otherwise occupies any Real Property.

(iii)	Neither the Company nor any of its subsidiaries have received any written notice, and have no actual knowledge, of any intention of any Governmental Authority to expropriate (i.e., exercise the power of eminent domain) all or any part of the Company Leased Properties; to the knowledge of the Company, neither the Company nor any of its subsidiaries is in default under any of its respective material obligations arising out of any Permitted Liens or any other matter of record beyond any applicable cure periods, except as set out in Section 3.1(s)(iii) of the Company Disclosure Letter; all necessary permits, licenses and approvals have been obtained from the appropriate Governmental Authority in respect of the Company and its subsidiaries’ present use of and operations on the Company Leased Property and the Company is not operating on behalf of another license holder; the Company and its subsidiaries have no present obligation to pay moneys to any Governmental Authority in connection with any on-site or off-site servicing, including off-site roads, services or utilities, save and except obligations which are expressly set forth in the Permitted Liens or are paid through realty taxes or paid through the Company Lease Documents.

(iv)	Each property currently leased, subleased, or licensed by the Company or its subsidiaries from any party (each, a “Company Leased Property” and collectively, the “Company Leased Properties”) is listed in Section 3.1(s)(iv) of the Company Disclosure Letter, identifying all of the documents under which such leasehold interests are held (together with any amendments, supplements, modifications, extensions, correspondence, guaranties, and other documents, each, a “Company Lease Document” and collectively, the “Company Lease Documents”). The Company Diligence Information includes complete and correct copies of the Company Lease Documents. The Company or its subsidiaries, as applicable, holds good, valid, and marketable leasehold interests in the Company Leased Properties, free and clear of all Liens other than Permitted Liens. Each of the Company Lease Documents is valid, binding, enforceable, and in full force and effect as against the Company and its subsidiaries, as applicable, and to the knowledge of the Company, as against the other parties thereto, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction. Except as set out in Section 3.1(s)(iv) of the Company Disclosure Letter, neither the Company, its subsidiaries nor, to the knowledge of the Company, any of the other parties to the Company Lease Documents, is in material breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Company Lease Documents which breach, violation or default has not been cured, and the Company and its subsidiaries has not received or given any written notice of default under any such agreement which remains uncured. Except as set out in Section 3.1(s)(iv) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has a defence, set-off, basis for withholding rent, claim or counterclaim against any other party to any Company Lease Document for any failure of performance of any of the terms of a Company Lease Document.

(v)	Except as set out in Section 3.1(s)(v) of the Company Disclosure Letter, the Company Leased Properties are adequately serviced by utilities (or well water with adequate septic systems, if any) having adequate capacities for the current operations of the Company’s and its subsidiaries’ facilities.

(vi)	Except as set out in Section 3.1(s)(vi) of the Company Disclosure Letter, during the past five (5) years, the Company’s or its applicable subsidiary’s possession and quiet enjoyment of the Company Leased Properties have not been disturbed in any material respect, and there are no ongoing disputes with respect to the Company Leased Properties.

(vii)	Except as set forth in a Permitted Lien or as listed in Section 3.1(s)(vii) of the Company Disclosure Letter, during the past five (5) years, neither the Company nor any of its subsidiaries have leased, subleased, licensed, or otherwise granted any Person the right to use or occupy the Company Leased Properties or any portion of it, or collaterally assigned or granted any other Lien in such Company Leased Property or any interest in it.

(viii)	Each Company Leased Property is in material compliance with all applicable Laws and the Company and its subsidiaries have obtained and currently maintain all applicable Permits necessary for the use and operation of all Company Leased Properties.

(ix)	Neither the Company nor any of its subsidiaries has received any written notice of any existing plan or study by any Governmental Authority or by any other person that challenges or otherwise materially adversely affects the continuation of the use or operation of the Company Leased Properties, and to the knowledge of the Company, there is no such plan or study with respect to which it has not received written notice.

(x)	With respect to the Company Leased Properties, there is no: (i) pending or, to the Company’s knowledge, threatened condemnation, eminent domain or taking proceeding; or (ii) to the Company’s knowledge, private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Company Leased Properties that prohibits or materially interferes with the current use of the Company Leased Properties.

(xi)	Except as set out in Section 3.1(s)(xi) of the Company Disclosure Letter, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems, as applicable, for the Company Leased Properties have been installed and are operational and sufficient in all material respects for the operation of the Company’s or its subsidiaries’ business as currently conducted thereon.

(xii)	Section 3.1(s)(xii) of the Company Disclosure Letter lists a true, correct and complete description of all material Leasehold Improvements. Except as set out in Section 3.1(s)(xii) of the Company Disclosure Letter, the Company or its subsidiaries have good and marketable title to its Leasehold Improvements, free and clear of all Liens, other than the Permitted Liens, and the Company is not a party to, and to the knowledge of the Company, there are no other outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(xiii)	To the knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the Leasehold Improvements, and there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, materially interfere with the use or occupancy of the material Leasehold Improvements or any portion thereof in the current operation of the Company or its applicable subsidiaries. The Leasehold Improvements are in good condition and repair and to the knowledge of the Company, the systems located therein are in good working order and adequate to operate such facilities as currently used by the Company and its subsidiaries and to the knowledge of the Company, do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of business with respect to the operation of the Company Leased Properties.

(xiv)	To the knowledge of the Company, none of the Leasehold Improvements encroach on any adjoining property owned by others or public rights of way.

(xv)	Except as set out in Section 3.1(s)(xv) of the Company Disclosure Letter, to the knowledge of the Company, each Company Leased Property has adequate vehicular and pedestrian ingress, egress and access and there are no conditions which will result in the termination of the present access from the Company Leased Properties to existing highways or roads.

(xvi)	There has not been in the past twelve months, and there is not now, any casualty materially affecting any Company Leased Property, and there is not now any material disrepair or damage that remains unrepaired due to any prior casualty materially affecting any Company Leased Property.

(t)	Sufficiency of Assets. The Company and its subsidiaries have valid, good and marketable title to all personal property owned by them, free and clear of all Liens other than Permitted Liens. The assets and property owned, leased or licensed by the Company and its subsidiaries are sufficient for conducting the business in substantially the same manner as currently conducted, of the Company and its subsidiaries. The assets and property owned, leased or licensed by the Company and its subsidiaries are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such assets or properties is in need of maintenance or repairs, except for ordinary course maintenance and repairs.

(u)	Material Contracts.

(i)	Set out in Section 3.1(u)(i) of the Company Disclosure Letter is a list of each Company Material Contract. The Company Diligence Information includes complete and correct copies of all Company Material Contracts to which the Company or its subsidiaries is a party and no such Company Material Contract has been modified, rescinded or terminated.

(ii)	Each Company Material Contract to which the Company or its subsidiaries is a party is in full force and effect and the Company or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. Each of the Company Material Contracts is a valid and binding obligation of the Company or its subsidiaries and, to the knowledge of the Company, the other parties thereto enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(iii)	None of the Company or its subsidiaries, or, to the knowledge of the Company, any of the other parties thereto, is in material breach or violation of or in default under (in each case, with or without notice or lapse of time or both) any Company Material Contract and neither the Company nor its subsidiaries has received or given any written notice of default under any Company Material Contract which remains uncured.

(iv)	None of the Company nor any of its subsidiaries has received any written notice that any party to a Company Material Contract intends to cancel, terminate or otherwise modify or not renew or extend its relationship on substantially similar terms with the Company or with any of its subsidiaries (whether as a result of a change of control or otherwise), and, to the knowledge of the Company, no such action has been threatened.

(v)	Neither the entering into of this Agreement, nor the consummation of the Arrangement or the transactions contemplated herein, will trigger any change of control or similar provisions in any of the Company Material Contracts, other than as set forth in Section 3.1(u)(v) of the Company Disclosure Letter.

(vi)	No event has occurred that, with notice or lapse of time or both, would constitute a material breach or material default pursuant to any Company Material Contract by the Company or any of its subsidiaries, or, to the knowledge of the Company, by any other party thereto. There is no material pending disagreement or dispute with any other party to any Company Material Contract, nor to the knowledge of the Company, is there any pending request or process for material amendment of any Company Material Contract (other than change orders in the ordinary course of business). None of the Company or any of its subsidiaries has taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party.

(v)	Permits.

(i)	The Company and its subsidiaries are, in compliance in all material respects, with all Laws applicable to the cultivation, ownership, testing, research, development, manufacture, packaging, processing, use, distribution, storage, import, export, sale or disposal of any product manufactured, distributed or sold by the Company and its subsidiaries, other than U.S. Federal Laws (collectively, “Cannabis Laws”).

(ii)	Section 3.1(v)(ii) of the Company Disclosure Letter sets forth a correct and complete list of all material Permits held by the Company and its subsidiaries or used in the business, affairs and operations of the Company and its subsidiaries. Each Permit issued or given to the Company or to any of its subsidiaries is in good standing and in full force and effect. Except as set out in Section 3.1(v)(ii) of the Company Disclosure Letter, the Company and each of its subsidiaries have obtained and are in possession of all Permits that are required for such person to own, lease, or operate its respective properties and assets under and pursuant to all applicable Laws and to conduct its business as currently conducted and as will be conducted immediately following the Effective Date under and pursuant to all applicable Laws. The Company and each of its subsidiaries are operating, and at all times during the past three years has operated in compliance in all material respects with each such issued Permit. The Company and its subsidiaries have timely submitted all renewal applications, reports, forms, registrations, and documents required to be filed, and have paid all material fees and assessments, in connection with such Permits. Except as set out in Section 3.1(v)(ii) of the Company Disclosure Letter, none of the Company nor any of its subsidiaries have received any written or, to the knowledge of the Company, oral notice alleging a failure to hold any such Permits. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. No Proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend or limit any Permit, and to the knowledge of the Company, there is no basis to believe that any such Permit will not be renewable upon its expiration. The Company Diligence Information includes complete and accurate copies of all such Permits. None of the Company nor any of its subsidiaries, nor any of their respective directors, officers, supervisors, managers, employees, or agents (A) is in material violation of any term of any such Permit, (B) other than as set forth in Section 3.1(v)(ii) of the Company Disclosure Letter, has received written notice of any pending or threatened Proceeding alleging that any operation or activity of the Company or any of its directors, officers or employees is in violation of any applicable Laws or Permits and has no knowledge that any Governmental Authority or third party is considering any such Proceeding, (C) has received written notice that any Governmental Authority has taken, is taking, or intends to take action to limit, suspend, modify, withdraw, or revoke or to not renew any Permit, and has no knowledge that any such Governmental Authority is considering taking or would have reasonable grounds to take such action, except in each of (A), (B), (C), where the violation, suspension, modification, revocation, cancellation, withdrawal, revocation or nonrenewal (x) has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole and (y) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Arrangement, or prevent or materially delay the consummation of the Arrangement or any of the other transactions contemplated by this Agreement. The Company and each of its subsidiaries has, or has had on its behalf, filed, declared, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any applicable Laws or Permits and to keep the Permits in good standing and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission). With respect to each material Permit, the Company has delivered or made available to the Purchaser a copy of all material written communications in the possession or control of the Company or its subsidiaries since January 1, 2023, between the licensee, its representatives or predecessors-in-interest and the applicable Governmental Authority including, without limitation, all material reports, compliance notices, payment receipts, and license issuance or renewal documents.

(iii)	Except as disclosed in Section 3.1(v)(iii) of the Company Disclosure Letter, no Permits of the Company or any of its subsidiaries will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

(iv)	Immediately following the Effective Time, each Permit set forth on Section 3.1(v)(ii) of the Company Disclosure Letter will be available for full use and exploitation by the Company or one of its subsidiaries.

(v)	Without limiting the generality of the foregoing provisions of this Section 3.1(v)(v) and other than as disclosed in Section 3.1(v)(ii) of the Company Disclosure Letter, all of the Cannabis Licences are valid, current, in good standing, and in full force and effect.

(vi)	None of the Company, any of its subsidiaries, nor any of their respective directors, officers, supervisors, managers, employees, or agents or any other persons acting on their behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Authority, or any employee, customer or supplier of the Company and its subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.

(vii)	Each of the Company and its subsidiaries has implemented, maintains, regularly audits and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws related to the Cannabis industry, periodically reviews and updates such internal compliance programs to account for any changes in Laws applicable to the Company’s and each of its subsidiaries’ business, affairs and operations, as needed. All directors, officers, internal personnel and third party consultants of the Company and each of its subsidiaries have, where reasonably applicable to the position and services rendered by such persons, sufficient knowledge of Laws relating to Cannabis which are applicable to the Company’s and each of its subsidiaries’ business, affairs and operations (including, without limitation, to the extent applicable, the Controlled Substances Act, and all other Laws applicable to the Company’s and each of its subsidiaries’ business, affairs and operations and the Cannabis industry) and all such persons have all qualifications, training, experience and technical knowledge required by applicable Laws.

(viii)	To the knowledge of the Company, each entity in respect of which the Company or any of its subsidiaries has an investment, is, and at all times has been, in compliance, in all material respects, with applicable Cannabis Laws. Without limiting the generality of the foregoing, there is no ownership or financial interest in any entity in respect of which the Company or any of its subsidiaries has an investment that has not received Regulatory Approval from the applicable Governmental Authority.

(ix)	To the Company’s knowledge, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or failure to be in compliance with such Permits as are necessary to conduct the business of the Company or its subsidiaries as it is currently being conducted.

(w)	Environmental Matters.

(i)	Other than as set forth in Section 3.1(w)(i) of the Company Disclosure Letter, the Company and each of its subsidiaries have been and are in compliance, in all material respects, with all applicable Environmental Laws and have, in all material respects, carried on its businesses and operations in compliance with all applicable Environmental Laws, including possessing and complying, in all material respects, with the terms of all Permits required for their operations under applicable Environmental Laws;

(ii)	There is no pending or, to the knowledge of the Company, threatened Proceeding pursuant to or relating to any Environmental Law against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has received from any person or Governmental Authority any written notice of any material proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending as of the date of this Agreement. None of the Company or any of its subsidiaries is a party or subject to any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority pursuant to Environmental Law.

(iii)	Neither the Company nor any of its subsidiaries has received any written order, request or notice from any person or Governmental Authority (a) alleging a violation of any Environmental Law by the Company or any of its subsidiaries or that the Company or any of its subsidiaries otherwise may be liable under any applicable Environmental Law, or (b) requiring that the Company or any of its subsidiaries, carry out any material work, incur any material costs or assume any liabilities, related to Environmental Laws or to any agreements with, or Permits from, any Governmental Authority with respect to or pursuant to Environmental Laws.

(iv)	There has been no Release of Hazardous Substances at, on, under or from any location (including any workplace environment) owned, leased or operated by the Company or any of its subsidiaries that have resulted in, or would reasonably be expected to result in, a material obligation by the Company or any of its subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise result in a material liability of, or materially adversely affect, the Company or any of its subsidiaries under or related to any Environmental Law with respect to such Release.

(v)	There are no pending claims or, to the knowledge of the Company, threatened claims, against the Company or any of its subsidiaries arising out of any Environmental Laws.

(vi)	Neither the Company nor any of its subsidiaries has entered into any written agreement that remains in effect or incurred any legal obligation that will require it to pay to, reimburse, or indemnify any other person from or against any material liabilities or costs arising in connection with or pursuant to Environmental Law, or relating to the generation, manufacture, use, transportation or disposal of or exposure to Hazardous Substances.

(vii)	The Company Diligence Information includes true and complete copies of all reports, investigations, audits, assessments (including Phase I or II environmental site assessments) studies or other material documents in the Company’s possession, or control or that are reasonably available to the Company or any of its subsidiaries pertaining to: (i) any unresolved material claims arising under or related to any Environmental Law; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries; or (iii) the Company’s or any of its subsidiaries’ compliance with applicable Environmental Laws.

(viii)	Neither the Company nor any of its subsidiaries has caused or permitted the Release of any Hazardous Substances on or to any Company Leased Property in such a manner as: (A) would reasonably be expected to impose material liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property; or (B) would be reasonably expected to result in a material imposition of a Lien or the expropriation of any Company Leased Property or any of the assets of the Company or its subsidiaries.

(x)	Operational Matters. Except as would not have or reasonably be expected to have a Company Material Adverse Effect, all costs, expenses, and liabilities due and payable on or prior to the date hereof under the terms of any Contracts to which the Company or any of its subsidiaries is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business and payments being contested in good faith.

(y)	Taxes.

(i)	Except as set out in Section 3.1(y)(i) of the Company Disclosure Letter, each of the Company and its subsidiaries has duly and timely filed all Returns required to be filed by it with any Governmental Authority on or before the applicable due date and each such Return was complete and correct in all material respects at the time of filing. Each of the Company and its subsidiaries has paid or caused to be paid to the appropriate Governmental Authority on a timely basis all Taxes which are due and payable, and all assessments and reassessments as are due and payable by it. No audit, action, investigation, deficiency, litigation or proposed adjustments have been asserted or threatened in the past three years with respect to Taxes of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or threatened in the past three years. No Return of the Company or any of its subsidiaries is under investigation, review, audit or examination by any taxing authority with respect to any Taxes, and no written notice of any investigation, review, audit or examination by any taxing authority has been received by the Company or any of its subsidiaries with respect to any Taxes. No Lien for Taxes has been filed or exists with respect to any assets or properties of the Company or any of its subsidiaries other than for Taxes not yet due and payable. There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that could, in and of itself, require any amount to be included in the income of the Company or any of its subsidiaries for any period ending after the Effective Date.

(ii)	All Taxes that the Company or its subsidiaries has been required to withhold have been duly withheld and have been duly and timely paid to the proper Governmental Authority. Each of the Company and its subsidiaries has remitted all Canada Pension Plan contributions, Canadian provincial pension plan contributions, employment insurance premiums, employer health taxes, payroll taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the appropriate Governmental Authority within the time required under applicable Laws. Each of the Company and its subsidiaries has, to the extent required under applicable Laws, duly charged, collected and remitted on a timely basis all Taxes on any sale, supply or delivery whatsoever, made by them.

(iii)	There are no rulings or closing agreements relating to the Company or any of its subsidiaries which may affect the Company’s or any of its subsidiaries’ liability for Taxes for any taxable period commencing after the Effective Date.

(iv)	For all transactions between the Company or its subsidiaries and any person who is not resident in Canada for purposes of the Tax Act with whom the Company or its subsidiaries was not dealing at arm’s length for purposes of the Tax Act, the Company or its subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act (or comparable provisions of any other applicable legislation).

(v)	No circumstances exist or may reasonably be expected to arise as a result of matters existing before the Effective Date that may result in the Company or any of its subsidiaries being subject to the application of Section 159 or Section 160 of the Tax Act (or comparable provisions of any other applicable legislation).

(vi)	None of Sections 78 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) have applied to the Company or any of its subsidiaries, and there are no circumstances existing which could reasonably be expected to result in the application of Sections 78 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) to the Company or any of its subsidiaries.

(vii)	There are no circumstances which exist and would result in, or which have existed and resulted in, Section 17 of the Tax Act applying to the Company or to any of its subsidiaries. None of the Company or any of its subsidiaries is obligated to make any payments or is a party to any agreement under which it could be obligated to make any payment that will not be deductible in computing its income under the Tax Act by virtue of Section 67 of the Tax Act.

(viii)	The Company is a “taxable Canadian corporation” as defined in the Tax Act.

(ix)	Neither the Company nor its subsidiaries has any liability under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or liability as a successor or transferee for Taxes of any person other than the Company and its subsidiaries, excluding any agreement or arrangement where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification.

(x)	During the last two years, neither the Company nor any of its subsidiaries has been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local, or foreign Law) applied.

(xi)	To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Arrangement from qualifying for the Intended U.S. Tax Treatment.

(xii)	Neither the Company nor any of its subsidiaries has acquired property from a Person not dealing at arm’s length with it in circumstances that would result in the Company or such subsidiary having successor liability for the Taxes of such Person. The prices and terms for the provision of any related party transaction (as defined in the relevant transfer pricing Laws) entered into by the Company or any of its subsidiaries are at arm’s length for purposes of such Laws and all related documentation required by such Laws has been timely prepared and retained for purposes of Section 482 of the Code and the U.S. Treasury Regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(xiii)	Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Date, (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Effective Date, (C) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or similar provision Law), (D) installment sale or open transaction disposition made on or prior to the Effective Date, or (E) advance payments, prepaid or deferred amounts received on or prior to the Effective Date, other than in the ordinary course of business.

(xiv)	The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code and other applicable provisions of U.S. Tax Law.

(z)	Employment Matters.

(i)	Section 3.1(z)(i) of the Company Disclosure Letter sets out a true and complete list of all employees of the Company and any of its subsidiaries, whether actively at work or not, including their respective location (including U.S. state or Canadian province, as applicable), employing entity, hire date and cumulative length of service, term of contract (if fixed), position, base annual salary or hourly rate (as applicable), bonus and/or commission potential, whether classified as exempt or non-exempt under applicable U.S. law (as applicable) or from overtime under applicable Canadian law (as applicable), any visa or work permit status, eligibility to participate in short-term and long-term incentive plans (and grants received under these plans, if any), eligibility to receive termination or severance benefits or entitlements, benefits (including fringe benefits), vacation entitlement in days and current vacation accruals, current status (full time or part-time, active or non-active (and if non-active, the reason for leave)) and whether they are unionized or subject to a written employment Contract. Except as disclosed in Section 3.1(z)(i) of the Company Disclosure Letter, no employee of the Company or its subsidiaries has any agreement as to length of notice, termination or severance payment in excess of $100,000 required to terminate his or her employment, other than payments required by Law in connection with the termination of employment of an employee without an agreement as to notice, termination pay or severance. The Company Diligence Information contains true and complete copies of all written Contracts in relation to the employees listed in Section 3.1(z)(i) of the Company Disclosure Letter.

(ii)	Section 3.1(z)(ii) of the Company Disclosure Letter contains a correct and complete list of each Contingent Worker currently engaged by the Company or any of its subsidiaries including the engaging entity, their consulting or contractor fees, any other forms of compensation or benefits to which they are entitled, nature or type of services provided, location (including U.S. state or Canadian province, as applicable), date of initial engagement, and whether they are subject to a written Contract. Current and complete copies of all such independent contractor Contracts that provide for base fees in excess of $75,000 per annum have been provided to the Purchaser. Each Contingent Worker of the Company and its subsidiaries has been properly classified as an independent contractor rather than as an employee for purposes of applicable Laws, including Tax, wage and hour Laws, and during the past three years, neither the Company nor any subsidiary (A) has received written notice from any Governmental Authority disputing such classification, (B) has received notice of or been or is subject to, any audits or investigations by any Governmental Authority with respect to such classification, or (C) is a party to or involved in any pending or, to the knowledge of the Company, threatened Proceedings with respect to such classification, in each case, that have not been resolved.

(iii)	Except as set out in Section 3.1(z)(iii) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or bound or governed by, or subject to:

(A)	any employment, consulting, contractor, retention or change of control agreement with, or any written or oral agreement, arrangement or understanding providing for retention, transaction pay, severance or termination payments in excess of $250,000 to, any officer, employee, or consultant or other Contingent Worker of the Company or any of its subsidiaries in connection with the termination of their position, engagement, or employment, as a direct result of or which would be triggered by a change in control of the Company or such subsidiary (including as a result of the Arrangement).

(B)	any collective bargaining or other agreement with any labour union, works council or other labour organization, or any actual or, to the knowledge of the Company, threatened application or petition for certification or bargaining rights in respect of the Company or any of its subsidiaries;

(C)	any labour dispute, strike, lock-out, work slowdown or stoppage relating to or involving any employees of the Company or any of its subsidiaries, and no such labour dispute, strike, lock-out, work slowdown, or stoppage has occurred within the last three years; or

(D)	any pending or actual or, to the knowledge of the Company, threatened Proceedings or material claims against the Company or any of its subsidiaries brought by or on behalf of any current or former employees or Contingent Workers relating to labour or employment matters or any alleged violation by the Company or any of its subsidiaries (or their officers, directors, or employees) of applicable employment Laws, and there have been no such actual or threatened Proceedings or material claims within the past three years.

Complete and correct copies of the agreements, arrangements and understandings referred to in paragraphs (A) and (B) of this Section 3.1(z)(iii) are included in the Company Diligence Information.

(iv)	Except as set out in Section 3.1(z)(iv) of the Company Disclosure Letter, the Company and its subsidiaries have not and are not engaged in any unfair labour practice and no unfair labour practice complaint, grievance, charge, arbitration, or other Proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

(v)	Except as set out in Section 3.1(z)(v) of the Company Disclosure Letter, the Company and its subsidiaries are and, during the past three years, have been compliant in all material respects with all applicable Laws regarding labour and employment practices and the terms and conditions of employment, including but not limited to applicable Laws with respect to employment and labour standards, wages, hours, overtime, equal opportunity, collective bargaining, payment of social security and other Taxes, the WARN Act, recordkeeping, pay transparency, employee and independent contractor classification, human rights, discrimination, sexual and other harassment, retaliation, employee benefits (including the payment of employee welfare and retirement benefits), vacation, employee leaves of absence, payroll documents and wage statements, occupational health and safety, employment and unemployment insurance, workers’ compensation and/or workplace safety and insurance, data protection, privacy, severance, termination or discharge, work authorization and eligibility, affirmative action, and immigration.

(vi)	Except as set out in Section 3.1(z)(vi) of the Company Disclosure Letter, (A) none of the employees of the Company or any of its subsidiaries, and no Contingent Worker, is represented by any labour union, works council, or other labour organization, and (B) there have been no union organizing, election, drive, campaign or other similar activities made or threatened by or on behalf of any union, works council, labour association, or group of employees. To the knowledge of the Company, there is no labor union, work council, employee representative group or similar organization which, pursuant to applicable Law or any governing agreement to which the Company or any of its subsidiaries is bound or subject to, must be notified, consulted or with which negotiations need to be conducted in connection with the Arrangement.

(vii)	The Company and its subsidiaries are not delinquent in any material respect in any payments to any employees, consultants, or other Contingent Workers for any salary, wages, commissions, notice, termination pay, severance, bonuses, or other compensation earned by or payable to such employees or Contingent Workers. In the last six (6) years, to the knowledge of the Company, no claims or allegations of sexual or other unlawful harassment have been made or are threatened against or involving any officers or directors of the Company or its subsidiaries.

(viii)	From January 1, 2025 through the date of this Agreement, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or any of its subsidiaries involving or affecting any U.S.-based employees, facilities, or sites of employment, and no such “mass layoff” or “plant closing” is planned or pending.

(ix)	To the knowledge of the Company, no executive officer or other key employee or Contingent Worker of the Company or any of its subsidiaries (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other person that is in conflict with the present and proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company; or (ii) as of the date hereof, is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or any of its subsidiaries or the use of trade secrets and proprietary information.

(x)	No executive officer of the Company or any of its subsidiaries has notified the Company or any of its subsidiaries in writing of his or her intent to, (i) terminate his or her employment or service with the Company or any of its subsidiaries, (ii) terminate his or her employment or service with the Company or any of its subsidiaries upon the consummation of the transactions contemplated by this Agreement, or (iii) demand additional compensation, benefits or other entitlements in connection with, or upon the consummation of, the transactions contemplated by this Agreement.

(aa)	Health and Safety.

(i)	Except as set out in Section 3.1(aa)(i) of the Company Disclosure Letter, each of the Company and its subsidiaries have operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation and/or workplace safety and insurance, human rights, labour relations and privacy, and there are no current, pending, or to the knowledge of the Company, threatened Proceedings before any Governmental Authority with respect to any such matters.

(ii)	During the past three years, neither the Company nor any of its subsidiaries has received any written demand or notice with respect to a material breach of any applicable health and safety Laws, the effect of which would be reasonably expected to materially affect the operations of the Company or any of its subsidiaries.

(iii)	There are no outstanding material assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation and/or workplace safety and insurance legislation and neither the Company nor any of its subsidiaries has been reassessed in any respect under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company nor any of its subsidiaries is currently being performed pursuant to any applicable workers’ compensation and/or workplace safety and insurance legislation. There are no claims, investigations or inquiries pending against the Company or any of its subsidiaries (or naming the Company or any of its subsidiaries as a potentially responsible party) based on material non-compliance with any applicable health and safety Laws at any of the operations relating to the Company Leased Properties.

(bb)	Acceleration of Benefits. Except as set out in Section 3.1(bb) of the Company Disclosure Letter, no person will, as a result of any of the transactions contemplated herein or in the Plan of Arrangement, become entitled to or receive (i) any change of control, retention, termination, severance, bonus or other similar payment, benefit or entitlement from the Company or any of its subsidiaries, (ii) the acceleration of the vesting or the time to exercise of any Company Option or Company RSU or employee or director awards of the Company or any of its subsidiaries, (iii) the forgiveness or postponement of payment of any indebtedness owing by such person to the Company or any of its subsidiaries, (iv) receive any additional payments, benefits, compensation or entitlements under or in respect of any employee or director benefits or incentive or other compensation plans or arrangements from the Company or any of its subsidiaries, or (v) any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). Neither the Company nor any of its subsidiaries have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any applicable Tax, including under Sections 409A or 4999 of the Code.

(cc)	Pension and Employee Benefits.

(i)	Each of the Company and its subsidiaries has complied in all respects with all the terms of, and all applicable Law in respect of, employee compensation and benefit obligations of the Company and its subsidiaries including each Company Employee Plan. Other than the Company Option Plan and the Company RSU Plan, Section 3.1(cc)(i) of the Company Disclosure Letter, sets forth a true, complete and correct list of every Company Employee Plan. The Company is in compliance in all respects with the terms of the Company Option Plan, Company RSU Plan and all applicable Laws related thereto.

(ii)	The Company has provided as part of Company Diligence Information true, correct and complete copies of the following, as applicable: (i) each Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plans), (ii) funding and investment management agreements, (iii) the most recent Internal Revenue Service determination or opinion letter with respect to any applicable Company Employee Plans, (iv) the most recently filed Form 5500, (v) the most recent summary plan descriptions and all modifications thereto, (vi) the most recent actuarial reports (including, for greater certainty, actuarial valuations in respect of any multi-employer pension plan), (vii) the last three years of non-discrimination testing results, (viii) financial statements, (ix) asset statements, and (x) for the last three years, all material opinions and memoranda (whether externally or internally prepared) and material correspondence with all Governmental Authorities or other relevant persons.

(iii)	Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would cause any such Company Employee Plan to lose such qualification or require corrective action to the Internal Revenue Service Employee Plans Compliance Resolution System to maintain such qualification.

(iv)	Each Company Employee Plan is and has been established, operated, and administered in all respects with all the terms thereof, and all applicable Laws, including without limitation ERISA, the Code, the Tax Act and the Affordable Care Act. No Company Employee Plan is, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan, and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All material payments and/or contributions, and premiums owing under the Company Employee Plans have been paid when due in accordance with the terms of the Company Employee Plans and applicable Laws. The Company and/or its subsidiaries, as the case may be, have paid in full all contributions for the period up to the date hereof. Each Company Employee Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms.

(v)	Neither the Company nor any of its ERISA Affiliates has, within the past six (6) years, maintained, contributed to, or been required to contribute to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) of ERISA or the Tax Act), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any of its subsidiaries has ever incurred any liability under Title IV of ERISA that has not been paid in full. None of the Company nor any of its ERISA Affiliates has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Company Benefit Plan that reasonably would be expected to subject the Company or any of its subsidiaries to any material Tax or penalty.

(vi)	Except as set out in Section 3.1(cc)(vi) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state or provincial law) and the Company has never promised to provide such post-termination benefits.

(vii)	Each Company Employee Plan for the benefit of any employee, director, contractor or advisor of the Company and or its subsidiaries who is subject to income taxation in the U.S. that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any such Company Employee Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(viii)	No Company Employee Plan (i) is a “registered pension plan” or a “registered retirement savings plan”, as such terms are defined in the Tax Act, (ii) is a pension plan that contains a defined benefit provision or retirement compensation arrangements, as such terms are defined in the Tax Act, or (iii) provides benefits following the retirement or (except where required by statute) termination of employment of any employee of the Company or its subsidiaries.

(ix)	No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(dd)	Employee Matters. Except as set out in Section 3.1(dd) of the Company Disclosure Letter, any Contingent Worker or other individual who performs services for the Company’s or any of its subsidiaries’ business and who is not treated and compensated as an employee is and has been properly classified as other than an employee under applicable Law for any purpose including, without limitation, for Tax withholding purposes or benefit plan purposes. To the knowledge of the Company, neither the Company nor any of its subsidiaries has any liability to any of the Company’s or its subsidiaries’ Contingent Workers or Governmental Authority by reason of such Contingent Worker’s being improperly excluded from participating in a benefit plan made available or sponsored by the Company or such subsidiary in violation of applicable Law.

(ee)	Intellectual Property.

(i)	Section 3.1(ee)(i) of the Company Disclosure Letter contains a correct, current, and complete list of (a) all Intellectual Property registrations of the Company, specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (b) all material unregistered and/or common law trademarks owned or used by the Company; (c) all material unregistered copyrights owned or used by the Company; (d) all material proprietary software of the Company; and (e) all domain names owned or used by the Company.

(ii)	Except as set forth in Section 3.1(ee)(ii) of the Company Disclosure Letter, the Company and its subsidiaries own all right, title and interest in and to, or have validly licensed all Intellectual Property that is material to the conduct of the business, as currently conducted, of the Company and its subsidiaries (collectively, the “Company Intellectual Property Rights”). All such Company Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as currently conducted, of the Company and its subsidiaries, and, to the knowledge of the Company, all such Company Intellectual Property Rights are valid and enforceable, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally. To the knowledge of the Company, the operation of the businesses of the Company and its subsidiaries, including the manufacture, marketing, use, and sale of the products and services of the Company and its subsidiaries, and the use and exploitation of the Company Intellectual Property Rights do not infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any third party. There are no claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries alleging any such infringement, misappropriation or violation. To the knowledge of the Company, no third party is infringing upon, misappropriating, or otherwise violating the Company Intellectual Property Rights.

(iii)	Except as set out in Section 3.1(ee)(i) of the Company Disclosure Letter, the Company and its subsidiaries have taken commercially reasonable steps to maintain their Company Intellectual Property Rights and to protect and preserve the confidentiality of, and their exclusive right to use, all of their trade secrets and other material confidential information and know-how.

(iv)	To the Company’s knowledge, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other third party in respect of the Company’s rights to own or use any Company Intellectual Property Rights.

(v)	No open source software or copyleft software is used by or incorporated into any software owned or developed by the Company.

(vi)	The Company has not used any AI Systems in the development of any Intellectual Property.

(ff)	Insurance. Each of the Company and its subsidiaries has in place customary insurance policies appropriate for companies conducting the businesses conducted by the Company and its subsidiaries as presently conducted. All insurance policies of the Company and its subsidiaries are disclosed in Section 3.1(ff) of the Company Disclosure Letter (including the name of the insurer and policy number) and to the knowledge of the Company, are in full force and effect and the Company Diligence Information includes complete and correct copies of such insurance policies. All premiums due and payable under all such policies have been paid and each of the Company and its subsidiaries is otherwise in compliance in all material respects with the terms of such policies. During the past three years, neither the Company nor its subsidiaries has received any notice (i) of material default with respect to any obligations under such policies or (ii) cancelling, terminating, revoking, amending or intending not to renew any such policy. Neither the Company nor its subsidiaries have any self-insurance or co-insurance programs. During the past three years, there has been no denial of material coverage or reservation of rights or rejection of material claims, nor have any material claims been disputed by the Company’s insurers.

(gg)	Books and Records. The corporate records and minute books of the Company and each of its subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects.

(hh)	Non-Arm’s Length Transactions. Except as publicly disclosed in the Company Public Disclosure Record, employment, indemnification or employment compensation agreements entered into in the ordinary course of business and agreements as set out in Section 3.1(hh) of the Company Disclosure Letter, no (i) past or present officer or director of the Company or its subsidiaries while such individual was serving in such a capacity, (ii) holder of record or beneficial owner of 5% or more of the outstanding Company Shares, or (iii) affiliate or associate or any such officer, director or Company Shareholder has, to the knowledge of the Company, any interest in any Contract or property (real or personal, tangible or intangible), used in the business of the Company or any of its subsidiaries as it is currently being conducted. Except as publicly disclosed in the Company Public Disclosure Record and agreements as set out in Section 3.1(hh) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is indebted to (x) any present officer or director of the Company or any of its subsidiaries; or (y) any past officer or director of the Company or any of its subsidiaries while such individual was serving in such a capacity, in each case, except for amounts due in the ordinary course, including salaries, bonuses, director’s fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of expenses.

(ii)	Financial Advisors or Brokers. Neither the Company nor any of its subsidiaries have incurred any obligation or liability, contingent or otherwise, or agreed to pay or reimburse any broker, finder, financial adviser or investment banker, for any brokerage, finder’s, advisory or other fee or commission, or for the reimbursement of expenses, in connection with this Agreement or the transactions contemplated hereby, other than with respect to the Company Financial Advisor. The Company has provided to the Purchaser correct and complete copies of the agreements under which the Company Financial Advisor has agreed to provide services to the Company. Section 3.1(ii) of the Company Disclosure Letter sets out a good faith estimate, as of the date hereof, of the aggregate amount determined to be payable to and as agreed upon with the Company Financial Advisor in the event the Arrangement is completed.

(jj)	Company Fairness Opinion. The Special Committee and the Company Board have received the Company Fairness Opinion in oral form, which opinion has not been modified, amended, qualified or withdrawn. A true and complete copy of the written Company Fairness Opinion will be provided by the Company to the Purchaser promptly following delivery of the same to the Special Committee and the Company Board. The Company has been authorized by the Company Financial Advisor to permit inclusion of the Company Fairness Opinion and references thereto and summaries thereof in the Company Circular.

(kk)	Special Committee and Company Board Approval. The Special Committee, at a meeting duly called and held, upon consultation with legal and financial advisors, has unanimously determined that this Agreement and the Arrangement are in the best interests of the Company and unanimously determined to recommend approval of this Agreement and the Arrangement to the Company Board and that the Company Board recommend that the Company Voting Shareholders vote in favour of the Arrangement Resolution. The Company Board, at a meeting duly called and held, upon receiving the unanimous recommendation of the Special Committee and after consultation with legal and financial advisors, has unanimously (i) determined that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders, (ii) approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement, and (iii) (with interested directors of the Company abstaining from voting) resolved to recommend that the Company Voting Shareholders vote in favour of the Arrangement Resolution. No action has been taken to amend, or supersede such determinations, resolutions or authorizations of the Company Board.

(ll)	Arrangements with Securityholders. Other than the Company Support Agreements and this Agreement, the Company does not have any agreement, arrangement or understanding (whether written or oral) with respect to the Purchaser or any of its securities, businesses or operations, with any shareholder of the Purchaser, any interested party of the Purchaser or any related party of any interested party of the Purchaser, or any joint actor with any such persons (and for this purpose, the terms “interested party”, “related party” and “joint actor” shall have the meaning ascribed to such terms in MI 61-101).

(mm)	Investment Canada Act. The Company is not a “trade agreement investor” and is not a “state-owned enterprise” and does not operate a “cultural business”, each as defined in the Investment Canada Act.

(nn)	Competition Act. Neither (i) the aggregate value of the assets in Canada that are owned by the Company or its subsidiaries (other than assets that are equity interests in those subsidiaries) nor (ii) the gross annual revenues from sales in, from or into Canada generated from the assets owned by the Company or its subsidiaries, exceed C$93 million, all values being determined in accordance with Part IX of the Competition Act and the regulations thereunder.

(oo)	Confidentiality Agreements. All agreements entered into by the Company or any of its subsidiaries with persons regarding the confidentiality of information provided to such person or reviewed by such persons with respect to any transaction in the nature described in the definition of Acquisition Proposal, that remain in force and effect as the date hereof each contain customary provisions, including standstill provisions, have not been waived or released with respect to the applicability of any such “standstill” or other provisions of such confidentiality agreements, except to the extent such agreements contain provisions that provide for automatic exemptions as a result of the Arrangement.

(pp)	Customers. Section 3.1(pp) of the Company Disclosure Letter sets forth, with respect to the Company and its subsidiaries, (i) each customer who has paid aggregate consideration to the Company or such subsidiary for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.1(pp) of the Company Disclosure Letter, no Material Customer has ceased, and neither the Company nor any of its subsidiaries has received any written notice that any Material Customer intends to cease after the Effective Date, and the Company has no knowledge of such intent to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or such subsidiary, as applicable.

(qq)	Suppliers. Section 3.1(qq) of the Company Disclosure Letter sets forth, with respect to the Company and its subsidiaries, (i) each supplier to whom the Company or such subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.1(qq) of the Company Disclosure Letter, no Material Supplier has ceased, and neither the Company nor any of its subsidiaries has received any written notice that any Material Supplier intends to cease after the Effective Date, and the Company has no knowledge of such intent to cease, to supply goods or services to the Company or such subsidiary, as applicable, or to otherwise terminate or materially reduce its relationship with the Company or such subsidiary, as applicable.

(rr)	Inventory. All inventory of the Company and its subsidiaries, whether or not reflected in the Company Financial Statements: (a) consists of a quality and quantity usable or salable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business, except for spoiled, obsolete, damaged, contaminated, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, which damaged or otherwise unsaleable items have been properly documented and reported to the applicable Governmental Authority to the extent required under applicable state Laws, (b) except as set forth in Section 3.1(rr) of the Company Disclosure Letter, is of a quantity usable or saleable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business, (c) was cultivated, harvested, produced, tested, handled and delivered in accordance in all material respects with all applicable Laws, other than U.S. Federal Laws, and (d) to the knowledge of the Company, does not contain any prohibited pesticides, contaminants or any other substance at levels or tolerances or in amounts prohibited by applicable Laws. Other than such inventory sold or otherwise disposed of in the ordinary course of business, all such inventory is owned by the Company or its subsidiaries free and clear of all Liens, other than Permitted Liens, and to the knowledge of the Company, no such inventory is held on a consignment basis.

(ss)	Accounts Receivable. Except as set forth in Section 3.1(ss) of the Company Disclosure Letter, the accounts receivable reflected on the Company Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or any of its subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business; and (b) constitute only valid, undisputed claims of the Company or its subsidiaries not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the ordinary course of business. The reserve for bad debts shown in the Company Financial Statements on the accounting records of the Company and its subsidiaries have been determined in accordance in all material respects with IFRS applied on a consistent basis during the periods involved, and, with respect to accounts receivable arising after September 30, 2025 have been determined in accordance in all material respects with IFRS applied on a consistent basis during the periods involved, both consistently applied, and both subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(tt)	Operating Budget. The Operating Budget has been duly approved by the Company Board and adopted by the Company.

(uu)	No Other Representations or Warranties. The Company agrees that the Purchaser has not made and is not making any representations or warranties whatsoever regarding Purchaser or any of its subsidiaries or the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that it is not relying and has not relied on any representations or warranties whatsoever regarding Purchaser or any of its subsidiaries or the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement.

3.2	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification. The Purchaser has been duly incorporated and validly exists and is in good standing under the BCBCA, and has the requisite corporate and legal power and capacity to own its properties and assets as now owned and to carry on its business as it is now being carried on. The Purchaser is duly qualified to carry on business and is in good standing in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary.

(b)	Authority Relative to this Agreement. The Purchaser has the requisite corporate power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the completion by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by the directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement, the performance by the Purchaser of its obligations hereunder or the completion by the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	Required Approvals. No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser for the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the completion by the Purchaser of the Arrangement, other than:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	the Regulatory Approvals;

(iv)	such filings and approvals required for the issuance of the Consideration Shares as a result of the Arrangement required under applicable Securities Laws and the rules and policies of the CSE; and

(v)	any other authorizations, licences, permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Purchaser Material Adverse Effect or prevent or significantly impede or materially delay the completion of the Arrangement;

(d)	Capitalization.

(i)	The authorized capital of the Purchaser consists of an unlimited number of Purchaser Multiple Voting Shares and an unlimited number of Purchaser Subordinate Voting Shares. As at March 26, 2026, there were (A) 1,057,131,571 Purchaser Subordinate Voting Shares issued and outstanding; (B) 233,192 Purchaser Multiple Voting Shares issued and outstanding; (C) options providing for the issuance of 34,629,892 Purchaser Subordinate Voting Shares or Purchaser Multiple Voting Shares, at the Purchasers option, upon the exercise thereof; (D) 59,565,217 Purchaser RSUs; and (E) Purchaser Warrants providing for the issuance of up to 15,503,937 Purchaser Subordinate Voting Shares upon the exercise thereof in accordance with their terms; and (F) Purchaser Convertible Note providing for the issuance of Purchaser Subordinate Voting Shares upon the conversion thereof in accordance with its terms. All outstanding Purchaser Subordinate Voting Shares and Purchaser Multiple Voting Shares have been, and all Purchaser Subordinate Voting Shares and Purchaser Multiple Voting Shares issuable upon the exercise, conversion, vesting or settlement of rights under the Purchaser Options, Purchaser Warrants, Purchaser RSUs and Purchaser Convertible Note in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of the Purchaser and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. As of the date of this Agreement, there is no outstanding contractual obligation of the Purchaser to repurchase, redeem or otherwise acquire any such Purchaser Shares. Except as set out in this Section 3.2(d), as of the date of this Agreement, the Purchaser has no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it to issue or sell any Purchaser Shares or other securities, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Purchaser Shares or other security. Other than the Purchaser 2018 Plan and the Purchaser 2019 Plan, as of the date of this Agreement, the Purchaser does not have any share or stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Purchaser Share price, income or any other attribute of or related to the Purchaser.

(ii)	The Purchaser Subordinate Voting Shares are listed and posted for trading on the CSE and also trade on the OTCQX Market and, except for such listing and trading, as of the date of this Agreement, no securities of the Purchaser are listed or quoted for trading on any other stock or securities exchange or market.

(e)	Subsidiaries. Each of the subsidiaries of the Purchaser is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(f)	Consideration Shares. The Consideration Shares will, when issued in accordance with the terms of the Arrangement, be duly authorized, validly issued, fully paid and non-assessable Purchaser Subordinate Voting Shares.

(g)	Reporting Issuer Status and Securities Laws Matters. The Purchaser is a “reporting issuer” within the meaning of applicable Securities Laws in the provinces of Alberta, British Columbia and Ontario, and is not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Purchaser, the Purchaser files reports with the SEC pursuant to Section 12(g) of the U.S. Exchange Act, and the Purchaser is not in material default of any provision of applicable Securities Laws, U.S. Securities Laws or the rules, regulations or policies of the CSE. Trading in the Purchaser Subordinate Voting Shares on the CSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Purchaser is pending or, to the knowledge of the Purchaser, threatened. To the knowledge of the Purchaser, no inquiry, review or investigation (formal or informal) of the Purchaser by any securities commission or similar regulatory authority under applicable Securities Laws, U.S. Securities Laws or the CSE is in effect or ongoing or expected to be implemented or undertaken. The Purchaser has not taken any action to cease to be a reporting issuer in any province of Canada that the Purchaser is currently a reporting issuer in, nor has the Purchaser received written notification from any securities commission or similar regulatory authority seeking to revoke the reporting issuer status of the Purchaser. Except as set forth above in this Section 3.2(g), the Purchaser is not subject to continuous disclosure or other public reporting requirements under any Securities Laws, U.S. Securities Laws or any securities Laws of any other jurisdiction. None of the Purchaser’s subsidiaries are subject to continuous disclosure or other disclosure requirements under any Securities Laws, U.S. Securities Laws or the securities Laws of any other jurisdiction. The documents and information comprising the Purchaser Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws, U.S. Securities Laws and, where applicable, the rules and policies of the CSE and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the Purchaser Public Disclosure Record and neither the Purchaser nor any of the Purchaser Public Disclosure Record is subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or the CSE.

(h)	U.S. Securities Matters. The Purchaser is not registered, and is not required to be registered, as an “investment company” pursuant to the U.S. Investment Company Act.

(i)	Purchaser Financial Statements. The Purchaser Financial Statements have been prepared in accordance with U.S. GAAP except (i) as otherwise stated in the notes to such statements or, in the case of the Purchaser Annual Financial Statements, in the auditor’s report thereon and (ii) that the Purchaser Interim Financial Statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Securities Laws, U.S. Securities Laws or U.S. GAAP. The Purchaser Financial Statements, together with the related management’s discussion and analysis, fairly present in all material respects, the financial position, the stockholders’ equity, the results of operations and cash flows of the Purchaser and its subsidiaries, on a consolidated basis, as at the respective dates thereof or for the periods covered thereby (subject, in the case of the Purchaser Interim Financial Statements, to normal period-end adjustments).

(j)	Litigation. Except as disclosed in the Purchaser Public Disclosure Record, as of the date of this Agreement, there are no threatened or active Proceedings against the Purchaser or its subsidiaries, or affecting any of their assets that, if adversely determined, would, individually or in the aggregate, be reasonably be expected to have a Purchaser Material Adverse Effect. As of the date of this Agreement, there is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding and no material obligations under any settlement agreement outstanding against the Purchaser or its subsidiaries in respect of any of their business or assets that would reasonably be expected to have a Purchaser Material Adverse Effect.

(k)	Shareholder Approval. No vote or approval by the holders of Purchaser Shares or the holder of any other securities of the Purchaser is necessary to approve this Agreement, the Arrangement or the transactions contemplated hereby.

(l)	Certain Securities Law Matters. The Consideration Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities, will be freely tradable within Canada by the holders thereof. In addition, assuming the compliance by the Parties with the terms of this Agreement and the granting of the Final Order by the Court, the Consideration Shares to be issued and exchanged in connection with the transactions contemplated herein will be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, and will not be subject to resale restrictions under the U.S. Securities Act, except by persons who are “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of the Purchaser, on or after the Effective Date, or were “affiliates” of the Purchaser within 90 days prior to the Effective Date; provided, however, that the Consideration Shares issued in exchange for the Company Common Shares issued pursuant to the Company Credit Equitization will be “restricted securities” (as such term is defined in Rule 144 under the U.S. Securities Act) and will be subject to restrictions on transfer without registration under the U.S. Securities Act and applicable U.S. state securities laws or compliance with the requirements of an exemption therefrom; and provided, further, that the Purchaser will use best efforts to file and have declared effective a registration statement under the U.S. Securities Act providing for the resale of such Consideration Shares by the date that such Consideration Shares are released from lock-up restrictions pursuant to the Company Credit Equitization.

(m)	Taxes. The Purchaser is treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code and other applicable provisions of U.S. Tax Law.

(n)	Purchaser Board Approval. The Purchaser Board, at a meeting duly called and held, upon consultation with legal advisors, has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement. No action has been taken to amend, or supersede such determinations, resolutions or authorizations of the Purchaser Board.

(o)	Investment Canada Act. The Purchaser is not a “state-owned enterprise”, as defined in the Investment Canada Act.

(p)	No Other Representations or Warranties. The Purchaser agrees that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement.

3.3	Survival of Representations and Warranties

No investigation by or on behalf of any Party prior to the execution of this Agreement will mitigate, diminish or affect the representations and warranties made by the other Parties. The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire at the Effective Time. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

Article 4
COVENANTS

4.1	Covenants of the Company Regarding the Conduct of Business

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the Purchaser’s consent in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, (ii) as expressly permitted or specifically contemplated by this Agreement, (iii) as expressly set out in the Company Disclosure Letter, (iv) as is otherwise required by applicable Law or Governmental Authority, or (v) actions otherwise reasonably necessary to preserve the liquidity, financial condition or enterprise value of the Company and its subsidiaries, as determined in consultation with Purchaser (as confirmed in writing, including by email) and consistent with the Operating Budget:

(a)	(i) the businesses of the Company and its subsidiaries will be conducted, their respective facilities will be maintained, and the Company and each of its subsidiaries will continue to operate their respective businesses only in the ordinary course of business consistent in all respects with past practice (except where past practice does not adhere to the Operating Budget), in accordance with applicable Laws, with the exception of U.S. Federal Laws, (ii) the Company and its subsidiaries will comply with the terms of all Company Material Contracts and the Company and each of its subsidiaries will use commercially reasonable efforts to maintain and preserve intact its and their business organizations, assets, properties, rights, Permits, goodwill and business relationships and keep available the services of its officers, employees and consultants of the Company and its subsidiaries as a group, (iii) the Company will, and will cause each of its subsidiaries to, maintain all Cannabis Licenses and other Permits held by the Company and its subsidiaries in good standing, and (iv) the Company and its subsidiaries will manage and operate their respective businesses in accordance in all material respects with the Operating Budget, which for greater certainty includes not incurring operating expenses for any line item in the Operating Budget in excess of the cap for such line item as set forth in the Operating Budget (as such cap may be adjusted in accordance with the Operating Budget), subject to compliance with applicable Laws, with the exception of U.S. Federal Laws. Purchaser acknowledges and agrees that any actions taken by the Company and its subsidiaries in accordance with the Operating Budget that have been approved in advance by Purchaser in writing (including by email) shall not be considered a violation, breach, or default under this Agreement, notwithstanding any other terms of this Agreement; provided that in the event that the Purchaser has not approved such actions disclosed by the Company and as a result, such actions are not completed by the Company, the Company shall not be in violation, breach, or default of this Section 4.1(a);

(b)	the Company will cooperate and consult through meetings with the Purchaser, as the Purchaser may reasonably request, to allow the Purchaser to review and provide input with respect to the direction of activities of the Company and its subsidiaries;

(c)	without limiting the generality of Section 4.1(a) above, the Company will not, and will not permit any of its subsidiaries to, directly or indirectly:

(i)	alter or amend its articles, by-laws, charter or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any equity securities of the Company or any subsidiaries other than with respect to its obligations under the terms of the Smith Convertible Note;

(iii)	split, divide, consolidate, combine or reclassify the Company Shares or any other securities of the Company or its subsidiaries;

(iv)	issue, authorize, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, authorize, sell, grant, award, pledge, dispose of or otherwise encumber any Company Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Company Shares or other equity or voting interests or other securities or any shares of its subsidiaries (including, for greater certainty, Company Options, Company RSUs or any other equity based awards), other than the issuance of Company Shares pursuant to (i) the exercise or vesting, as applicable, of Company Options and Company RSUs that are outstanding as of the date of this Agreement in accordance with their terms; (ii) the conversion of the Smith Convertible Note; and (iii) the Company Credit Equitization;

(v)	redeem, purchase or otherwise acquire or subject to any Lien or offer to redeem, purchase or otherwise acquire or subject to any Lien, any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities or any shares or other securities of its subsidiaries;

(vi)	amend the terms of any securities of the Company or its subsidiaries;

(vii)	adopt a plan of liquidation or pass any resolution providing for the liquidation or dissolution of the Company or any of its subsidiaries;

(viii)	reorganize, amalgamate or merge the Company with any other person and will not cause or permit any of its subsidiaries to reorganize, amalgamate or merge with any other person;

(ix)	reduce the stated capital of any class of shares of the Company or any of its subsidiaries;

(x)	create any subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations of the Company or its subsidiaries, or the appointment of governing bodies or enter into any joint venture or similar agreement, arrangement or relationship;

(xi)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xii)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS;

(xiii)	(i) settle, compromise or agree to the entry of judgment with respect to any action, claim or other Proceeding relating to Taxes, (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements) (ii) enter into any tax sharing, tax allocation or tax indemnification agreement, (iii) make a request for a tax ruling to any Governmental Authority, or (iv) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment;

(xiv)	sell, pledge, lease, licence, dispose of, mortgage or encumber or otherwise transfer any assets or properties of the Company or its subsidiaries including without limitation with respect to the Company Leased Properties and including pursuant to any sale-leaseback or similar transaction;

(xv)	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise), directly or indirectly, in one transaction of a series of related transactions, any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xvi)	incur any capital expenditures, enter into any agreement obligating the Company or its subsidiaries to provide for future capital expenditures;

(xvii)	incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances, other than indebtedness for borrowed money in connection with the Smith Convertible Note or the Company Credit Equitization;

(xviii)	make any payments in respect of any indebtedness of the Company (including any premiums or penalties thereon or fees in respect thereof) in advance of when such amounts are due, other than pursuant to Company Credit Agreement as contemplated hereunder;

(xix)	engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of the Company and its subsidiaries in the manner such existing businesses generally have been carried on or planned or proposed to be carried on prior to the date of this Agreement;

(xx)	terminate, fail to renew, fail to pursue an application for, apply or re-apply for, cancel, waive, release, grant or transfer any rights of material value or modify or change any existing material Permit or Company Material Contract except as required by its terms;

(xxi)	except for any lease of Real Property or otherwise in connection with matters otherwise permitted under this Section 4.1, enter into any Contract that, if entered into prior to the date hereof, would be a Company Material Contract, or terminate, cancel, extend, renew or amend, modify or change any Company Material Contract (other than any Contract providing for non-statutory severance or compensatory change of control payments), or waive, release, or assign any material rights or claims thereto or thereunder;

(xxii)	enter into any Contract with any “related party” (as such term is defined in MI 61-101);

(xxiii)	settle or compromise any Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xxiv)	settle, release, or compromise (or agree to settle, release or compromise) any action, claim or other Proceeding brought against it for damages or providing for the grant of injunctive relief or other non-monetary remedy (“Litigation”) (except where the action, claim or other Proceeding is insured and the Company’s contribution does not exceed its deductible) other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any of its subsidiaries of an amount not greater than $250,000 (net of insurance proceeds);

(xxv)	make any loan to any officer, director, employee or consultant of the Company or its subsidiaries;

(xxvi)	take any action requiring notice to employees, or triggering any other material obligations, under the WARN Act prior to the Effective Time;

(xxvii)	waive, release or limit any restrictive covenant of any current or former employee or independent contractor of the Company or any of its subsidiaries;

(xxviii)	release any Company Shareholders from any share transfer restrictions, lock-up or similar trading, transfer or restrictions on encumbrances in respect of the Company Shares;

(xxix)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated herein;

(xxx)	enter into or renew any Contract that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(xxxi)	take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(xxxii)	amend the Operating Budget; provided that the Parties shall, on a timely basis, work collaboratively to modify any line items in the Operating Budget to address certain needs of the Company including, among other things, operational needs, cost fluctuations, or timing differences, and such modification to the Operating Budget shall be effective upon mutual agreement between the Parties, acting reasonably and in good faith; or

(xxxiii)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(d)	the Company will immediately notify the Purchaser orally and then promptly notify the Purchaser in writing of (i) any “material change” (as defined in the Securities Act) in relation to the Company or its subsidiaries, (ii) any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) any breach of this Agreement by the Company, or (iv) any event occurring after the date of this Agreement that would render a representation or warranty, if made on that date or the Effective Date, inaccurate such that any of the conditions in Section 7.3(a) would not be satisfied;

(e)	neither the Company nor the subsidiaries will, except in the ordinary course of business or pursuant to any existing Contracts or Company Employee Plans in effect on the date hereof, and except as is necessary to comply with applicable Laws:

(i)	grant to any officer, director, employee or Contingent Worker of the Company or its subsidiaries an increase in base compensation;

(ii)	grant any salary, wage or fee increase, pay any fee, bonus, award (equity or otherwise) or other compensation to the directors, officers, employees or Contingent Workers of the Company or its subsidiaries other than the payment of salaries, wages, fees, commissions, and bonuses in the ordinary course of business, in accordance with the Operating Budget, and disclosed in the Company Disclosure Letter;

(iii)	take any action with respect to the grant, acceleration or increase of any severance, change of control, retirement, retention or termination pay or amend any existing arrangement relating to the foregoing, other than as contemplated hereunder;

(iv)	increase any benefits payable under its current severance or termination pay policies;

(v)	increase the coverage, contributions, funding requirements or benefits available under any Company Employee Plan or create any new plan which would be considered to be a Company Employee Plan once created;

(vi)	make any material determination under any Company Employee Plan that is not in the ordinary course of business, other than as contemplated hereunder;

(vii)	amend the Company Option Plan or the Company RSU Plan, or adopt or make any contribution to or any award under any new performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or its subsidiaries;

(viii)	communicate with the employees of the Company or any of its subsidiaries regarding the compensation, benefits or other treatment they will receive following the Effective Time;

(ix)	take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Company Option Plan or the Company RSU Plan, other than as contemplated hereunder; or

(x)	establish, adopt, enter into, amend or terminate any collective bargaining agreement and/or any agreement with any labour union, workers council, or other labour association or organization;

(f)	the Company will cause the current insurance (or re-insurance) policies maintained by the Company and its subsidiaries, including directors’ and officers’ insurance, not to be cancelled, terminated, amended or modified and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, provided, however, that, except as contemplated by Section 4.9(b), the Company will not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(g)	the Company and each of its subsidiaries will (i) duly and timely file all Returns required to be filed by it on or after the date hereof and all such Returns will be true, complete and correct in all material respects and (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws and for which adequate reserves and accruals are established in accordance with IFRS;

(h)	neither the Company nor any of its subsidiaries will revoke or amend any Tax election made by the Company or any of its subsidiaries prior to the date of this Agreement or amend or refile any Return filed by the Company or any of its subsidiaries prior to the date of this Agreement, or enter into any closing agreement or other settlement affecting any material Tax liability of the Company or any of its subsidiaries;

(i)	the Company will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Date if then made;

(j)	the Company will not incur Transaction Expenses in excess of $2,250,000;

(k)	upon written request by Purchaser at least ten (10) Business Days prior to the Effective Time, the Company will, subject to the terms of the applicable Company Employee Plan, take reasonable steps to terminate, effective immediately prior to the Effective Time, all or any Company Employee Plan covering employees of the Company or any of its subsidiaries identified by the Purchaser in its written request, including, without limitation any 401(k) plan sponsored by the Company or any of its subsidiaries. Upon such termination, the Company shall provide Purchaser with evidence reasonably acceptable to Purchaser that each such Company Employee Plan identified by Purchaser has been terminated (effective prior to the Effective Time) pursuant to resolutions of the Company Board; and

(l)	as is applicable, the Company will not, and will not cause or permit any of its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the foregoing.

4.2	Covenants of the Purchaser Regarding the Conduct of Business.

The Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Purchaser will immediately notify the Company orally and then promptly notify the Company in writing, which notice shall include public disclosure by the Purchaser by way of press release or other public filing made with Canadian or U.S. securities regulatory authorities, of (i) any “material change” (as defined in the Securities Act) in relation to the Purchaser or its subsidiaries, on a consolidated basis, and (ii) any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3	Access to Information; Confidentiality

(a)	Subject to compliance with applicable Laws and the terms of any existing Contracts, the Company will, as soon as practicable after a request from the Purchaser is received, afford to the Purchaser and its Representatives until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Diligence Information, as applicable, and reasonable access during normal business hours and upon reasonable notice, to the Company’s and its subsidiaries’ businesses, properties, books and records and such other data and information as the Purchaser may reasonably request, as well as to its management personnel, subject however to such access not interfering with the ordinary conduct of the business of the Company. Subject to compliance with applicable Laws and such requests not materially and unduly interfering with the ordinary conduct of the business of the Company and its subsidiaries, the Company will also make available to the Purchaser and its Representatives information reasonably requested by the Purchaser for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of the Purchaser and the Company and its affiliates following completion of the Arrangement. Without limiting the generality of the provisions of the Confidentiality Agreement, the Purchaser and the Company each acknowledge that all information provided under this Section 4.3, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Confidentiality Agreement, the provisions of this Agreement will supersede those of the Confidentiality Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Confidentiality Agreement will remain in full force and effect. Investigations made by or on behalf of a Party, whether under this Section 4.3 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(b)	Other than as may be required in respect of information requested by Governmental Authorities in connection with obtaining the required Regulatory Approvals, nothing in this Section 4.3 or in any other provision of this Agreement will require the Company or its subsidiaries, to disclose information if (i) such disclosure would violate a written confidentiality agreement with a third party or customer specific or competitively sensitive information after taking into account the Confidentiality Agreement, (ii) in the reasonable good faith judgment of the Company, any applicable Law requires the Company or its subsidiaries to restrict or prohibit access to any such properties or information or (iii) disclosure of any such information or document would result in the loss of solicitor-client privilege or attorney-client privilege (“Confidential Data”). For greater certainty, until the Effective Time, access to and exchange of Confidential Data as between the Parties will be limited to what is reasonably necessary for the purposes of securing all necessary Regulatory Approvals, the preparation and settlement of definitive documents and the advancement of the Arrangement and will be limited such that the dissemination of Confidential Data will be confined to the Representatives of the Parties and their counsel who have a need to know such information for such purposes and who agree to respect such confidentiality in their dealings with Confidential Data.

4.4	Covenants of the Company Regarding the Arrangement

(a)           Subject to the terms and conditions of this Agreement, the Company shall and shall cause its subsidiaries, to the extent applicable, to perform all obligations required to be performed by the Company and its subsidiaries under this Agreement, cooperate with the Purchaser in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including (without limiting the obligations of the Company in Article 2):

(i)	subject to the Purchaser’s prior review and approval as contemplated by Section 2.2(a), publicly announcing the execution of this Agreement, the support of the Company Board of the Arrangement (including the voting intentions of each Supporting Company Shareholder referred to in Section 2.5(f)) and the Company Board Recommendation;

(ii)	using its commercially reasonable efforts to obtain all necessary waivers, consents, agreements, confirmations, amendments and approvals required to be obtained by the Company and its subsidiaries from other parties to any Company Material Contracts in order to (i) complete the Arrangement (including, for greater certainty, the consents listed in Section 4.4(a)(ii) of the Company Disclosure Letter), or (ii) maintain the Company Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser and provided that the Company may not make any payment to obtain any third party consent (including any consent under any Company Material Contract) without the consent of the Purchaser, acting reasonably;

(iii)	using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities required to be effected by it in connection with the Arrangement required to be completed prior to the Effective Time;

(iv)	reasonably cooperating with the Purchaser in connection with, and using its commercially reasonable efforts to assist the Purchaser with, the filing with the CSE of all necessary documents and information relating to the Company required to be filed with or requested by the CSE in connection with the Purchaser’s obtaining the necessary approvals for the issuance of the Consideration Shares and for the Consideration Shares to be listed on the CSE;

(v)	to ensure all net proceeds received by the Company or any of its subsidiaries in connection with the Texas Transaction shall be used in accordance with the terms of the Company Credit Agreement;

(vi)	without the prior consent of the Purchaser, the Company will not amend, modify, supplement, restate or terminate the Company Credit Equitization Agreement;

(vii)	using its commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act; and

(viii)	upon reasonable consultation with the Purchaser, opposing, or seeking to lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defending all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Arrangement.

4.5	Covenants of the Purchaser Regarding the Arrangement

Subject to the terms and conditions of this Agreement, the Purchaser will perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and other transactions contemplated hereby, including (without limiting the obligations of the Purchaser in Article 2):

(a)	cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company in obtaining the waivers, consents and approvals referred to in Section 4.4(a)(ii), provided, however, that, except as stated otherwise in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, the Purchaser will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;

(b)	using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities required to be effected by it in connection with the Arrangement required to be completed prior to the Effective Time;

(c)	reasonably cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company with the filing with the CSE of all necessary documents and information relating to the Purchaser required to be filed with or requested by the CSE in connection with the transactions contemplated herein and the Plan of Arrangement;

(d)	upon reasonable consultation with the Company, opposing, or seeking to lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defending all lawsuits or other legal, regulatory or other Proceedings against or relating to the Purchaser challenging or affecting this Agreement or the completion of the Arrangement;

(e)	on or before the Effective Date, to the extent necessary, reserving a sufficient number of Consideration Shares to be issued upon completion of the Arrangement; and

(f)	filing or causing to be filed with the CSE all necessary documents and taking or causing to be taken all necessary steps to ensure that the Purchaser has obtained all necessary approvals for the issuance of the Consideration Shares and for the Consideration Shares to be listed on the CSE.

4.6	Mutual Covenants Regarding the Arrangement

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 hereof and take all steps set forth in the Interim Order and Final Order applicable to it to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under this Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Parties in connection therewith;

(b)	it will use commercially reasonable efforts not to take or cause to be taken any action, or refrain from taking any commercially reasonable action, which is inconsistent with this Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or which would render, or may reasonably be expected to render, any representation or warranty made by such Party in this Agreement untrue in any material respect;

(c)	promptly notify the other Party of:

(i)	any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives);

(ii)	any material communication from any Governmental Authority in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its representatives); and

(iii)	any litigation threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that is related to the Arrangement; and

(d)	it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Arrangement.

4.7	Covenants Related to Regulatory Approvals

Each Party, as applicable to that Party, covenants and agrees with respect to obtaining all Regulatory Approvals required for the completion of the Arrangement that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	as soon as reasonably practicable after the date hereof, each Party, or where appropriate, both Parties jointly, shall make all notifications, filings, applications and submissions (including the completion of all background checks, fingerprints or other necessary documentation) with Governmental Authorities required or advisable, and shall use commercially reasonable efforts to obtain the U.S. Regulatory Approvals and such other required Regulatory Approvals reasonably deemed by any of the Parties, acting reasonably, to be necessary to discharge their respective obligations under this Agreement and shall cooperate with the other Party in connection with all Regulatory Approvals sought by the other Party, including reasonably coordinating and cooperating with one another in exchanging and providing information to the other Party as necessary to obtain all required Regulatory Approvals;

(b)	the Parties shall request or cause to be requested that the Regulatory Approvals be processed by the applicable Governmental Authority on an expedited basis to the extent possible and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approvals;

(c)	no Party shall extend or consent to any extension or refuse to consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed);

(d)	each Party will be responsible for and will pay or cause to be paid by the applicable subsidiary any and all filing fees and applicable Taxes payable to a Governmental Authority by such Party or its subsidiaries in connection with any application, notification or filing in respect of any of the Regulatory Approvals to be obtained by such Party or any one of its subsidiaries;

(e)	each Party shall use commercially reasonable efforts to respond promptly to any request or notice from any Governmental Authority requiring that Party to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals sought by either Party, and each Party shall coordinate and cooperate with the other Party and shall furnish to the other Party such information and assistance as a Party may reasonably request in connection with preparing any submission or responding to such request or notice from a Governmental Authority; provided however, that nothing herein will require a Party to provide information that is not in its possession or not otherwise reasonably available to it;

(f)	each Party shall permit the other Party an opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding all required Regulatory Approvals, and shall provide the other Party with a reasonable opportunity to comment thereon and agree to consider those comments in good faith, and each Party shall, unless prohibited by applicable Law, provide the other Party with any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Authority, or any substantive communications received from a Governmental Authority, in respect of obtaining or concluding the required Regulatory Approvals; provided, however, that information indicated by either Party to be competitively sensitive shall be provided on an external counsel-only basis;

(g)	each Party shall promptly notify the other Party if it becomes aware that any (i) application, filing, document or other submission for any Regulatory Approval contains a misrepresentation, or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Company or the Purchaser, as applicable, shall, in consultation with and subject to the prior approval of the other Party, co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement;

(h)	each Party shall keep the other Party and their respective counsel reasonably informed on a timely basis of the status of discussions (written and oral) relating to obtaining or concluding the required Regulatory Approvals sought by such Party and, for greater certainty, unless participation by a Party is prohibited by applicable Law or by such Governmental Authority, no Party shall participate in any substantive meeting (whether in person, by telephone or otherwise) with a Governmental Authority in respect of obtaining or concluding the required Regulatory Approvals unless it advises the other Party in advance and gives such other Party and its external legal counsel an opportunity to attend; provided, however, that this obligation shall not extend where competitively sensitive information may be discussed or communicated, in which case the other Party’s external legal counsel shall be provided with any such communications or information on an external counsel-only basis and, unless participation by a Party is prohibited by applicable Law or by such Governmental Authority, shall have the right to participate in any such meetings on an external counsel-only basis;

(i)	if any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Authority challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay the consummation of the transactions contemplated by this Agreement, the Parties shall use commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding or to have vacated, lifted, reversed or overturned any such decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts the consummation of the transactions contemplated by the Agreement or to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to allow the closing of the transactions contemplated hereby and by the Plan of Arrangement to occur on or prior to the Outside Date;

(j)	with respect to Section 4.7(h) and Section 4.7(i), where a Party (in this Section 4.7 only, the “Disclosing Party”) provides any applications, notices, filings, submissions, undertakings, correspondence, communications or other documents or information to the other Party (in this Section 4.7 only, the “Receiving Party”) on an external counsel-only basis, the Disclosing Party shall also provide the Receiving Party with a redacted version of any such applications, notices, filings, submissions, undertakings, correspondence, communications or other documents or information;

(k)	if a Party becomes aware that a Regulatory Approval will not be granted, the Party becoming so aware shall promptly notify the other Party; and

(l)	notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be required to divest or to offer to divest any of its assets or properties or to agree to any behavioural remedy, undertaking, commitment, or restriction on the operations of the Purchaser in order to secure any Regulatory Approval.

4.8	Directors and Officers

(a)           Prior to the Effective Time, the Company shall use its best efforts to cause, and cause its subsidiaries to cause, all directors of the Company to provide resignations and releases of all claims against the Company and its subsidiaries, as applicable, effective as at the Effective Time, in a form satisfactory to the Purchaser.

(b)           The Purchaser agrees that it shall cause the Company, its subsidiaries and any successor to the Company (including any Surviving Corporation) to honour and comply with the terms of all of the severance payment obligations of the Company or its subsidiaries under the existing employment, consulting, change of control and severance agreements of the Company or its subsidiaries.

4.9	Indemnification and Insurance

(a)           The Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of the Company and each of its subsidiaries (each such present or former director or officer of the Company and its subsidiaries being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided by the articles or by-laws of the Company, the articles, by-laws or other constating documents of its subsidiaries or by contracts or agreements to which the Company or any of its subsidiaries is a party and in effect as of the date hereof, and, as of the Effective Time, will survive and will continue in full force and effect and without modification, and the Company and its subsidiaries and any successor to the Company (including any Surviving Corporation) shall continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

(b)           Prior to the Effective Time, notwithstanding any other provision hereof, the Company may purchase prepaid non-cancellable “tail” directors’ and officers’ liability insurance providing coverage for a period of six years from the Effective Date with respect to claims arising from or related to facts or events which occur on or prior to the Effective Date and, in such circumstances, the Purchaser shall, or shall cause the Company and its subsidiaries, to maintain such tail policies in effect without any reduction in scope or coverage for six years after the Effective Date; provided, however, that the Company shall not pay, and the Purchaser shall not be required to pay, in excess of 300% of the last annual premium paid by the Company and its subsidiaries prior to the date of this Agreement in respect of such “tail” policy.

4.10	Company Credit Equitization

The Company shall, immediately prior to the Effective Time, cause the equitization of certain unpaid indebtedness outstanding under the Company Credit Agreement in accordance with the terms of the Company Credit Equitization Agreement (the “Company Credit Equitization”), and shall, subject to the terms of the Company Credit Equitization Agreement, issue 1,701,261,364 Company Common Shares to the applicable lenders of the Company Credit Agreement in satisfaction thereof. Each Company Common Share issued pursuant to the Company Credit Equitization Agreement shall thereafter be treated as a Company Common Share for all purposes under the Plan of Arrangement, including the exchange thereof for Consideration Shares.

4.11	Stock Exchange Delisting

Subject to applicable Laws, the Purchaser and the Company shall use their commercially reasonable efforts to cooperate with the other Party in taking, or causing to be taken, all actions necessary to cause (i) the Company Shares to be de-listed from the CSE and the OTCQB Venture Market with effect immediately following the acquisition by Purchaser of the Company Shares pursuant to the Arrangement, and (ii) the Company to cease to be a reporting issuer under applicable Securities Laws as promptly as practicable following the Effective Date.

Article 5
ADDITIONAL AGREEMENTS

5.1	Acquisition Proposals

(a)            Except as expressly contemplated by this Agreement or to the extent that the Purchaser, in its sole and absolute discretion, has otherwise consented to in writing, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 6.1, the Company shall not and shall cause its subsidiaries and their respective Representatives to not, directly or indirectly through any other person:

(i)	make, initiate, solicit, promote, entertain or knowingly encourage (including by way of furnishing or affording access to information, properties, facilities, books or records of the Company or any subsidiary or any site visit or entering into any form of agreement, arrangement or understanding (other than an Acceptable Confidentiality Agreement)), or take any other action that facilitates, directly or indirectly, any inquiry or the making of any inquiry, proposal or offer with respect to an Acquisition Proposal or that would be expected to constitute or lead to an Acquisition Proposal; or

(ii)	participate in any discussions or negotiations with, furnish information to, or otherwise cooperate in any way with, any person (other than the Purchaser and its affiliates) regarding an Acquisition Proposal or any inquiry, proposal or offer that would be expected to constitute or lead to an Acquisition Proposal; provided that the Company may, for a period of seven Business Days following receipt of such Acquisition Proposal, (i) advise any person of the restrictions of this Agreement, (ii) provide a written response (with a copy to the Purchaser) to the person for the purposes of seeking clarification of the terms of such Acquisition Proposal, and (iii) advise any person making an Acquisition Proposal that the Company Board has determined that such Acquisition Proposal does not constitute or could not reasonably be expected to constitute a Superior Proposal, in each case, if, in so doing, no other information that is prohibited from being communicated under this Agreement is communicated to such person; or

(iii)	make or propose publicly to make a Company Change of Recommendation; or

(iv)	accept, recommend, enter into, or propose publicly to accept, recommend or enter into, any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); unless such Acquisition Proposal constitutes, or could reasonably be expected to constitute a Superior Proposal in accordance with Section 5.1(f); or

(v)	make any public announcement or take any other action inconsistent with, or that would be likely to be regarded as detracting from, the approval, recommendation or declaration of advisability of the Company Board of the transactions contemplated hereby.

(b)           The Company shall and shall cause its subsidiaries and their respective Representatives to immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation or other activities with any person (other than the Purchaser, its subsidiaries and their respective Representatives) conducted prior to the date hereof by the Company or any of its Representatives or its subsidiaries and their Representatives with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to constitute or lead to an Acquisition Proposal and, in connection therewith, the Company will (i) immediately discontinue access to and disclosure of any of its confidential information, including access to any data room (virtual or otherwise), properties, facilities and books and records of the Company or any of its subsidiaries to any person (other than access by the Purchaser and its Representatives), and (ii) as soon as possible, and in any event within two Business Days after the date hereof, request, and use its commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding the Company or its subsidiaries previously provided in connection therewith to any person other than the Purchaser and its Representatives to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)           Notwithstanding anything to the contrary contained in Section 5.1(a), in the event that the Company receives a bona fide written Acquisition Proposal from any person after the date hereof and prior to the Company Meeting that was not solicited by the Company, and subject to the Company’s compliance with Section 5.1(d), the Company and its Representatives may (i) furnish information with respect to it to such person pursuant to an Acceptable Confidentiality Agreement, provided that (x) the Company provides a copy of such Acceptable Confidentiality Agreement to the Purchaser promptly upon its execution, (y) the Company contemporaneously provides to the Purchaser any non-public information concerning the Company that is provided to such person which was not previously provided to the Purchaser or its Representatives, and (ii) participate in any discussions or negotiations regarding such Acquisition Proposal; provided, however, that, prior to taking any action described in clauses (i) or (ii) above: (A) the Company Board first determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would, if consummated in accordance with its terms, constitute a Superior Proposal; (B) such person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement or restriction with the Company or its subsidiaries; and (C) the Acquisition Proposal did not arise as a result of a violation, in any respect, by the Company of this Article 5.

(d)           The Company shall promptly notify the Purchaser, at first orally and then within 24 hours in writing, of any Acquisition Proposal (whether or not in writing) received by the Company, any inquiry received by the Company that would be expected to constitute an Acquisition Proposal, or any request received by the Company for non-public information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person that informs the Company that it is considering making an Acquisition Proposal, or any material change, material modification or other material amendment to any Acquisition Proposal previously received by the Company, including a copy of any written Acquisition Proposal or written amendment thereto, a description of the material terms and conditions of such inquiry or request or amendment and the identity of the person making such Acquisition Proposal, inquiry or request or amendment, and promptly provide to the Purchaser such other information concerning such Acquisition Proposal, inquiry or request or amendment as the Purchaser may reasonably request, including all material or substantive correspondence relating to such Acquisition Proposal. The Company will keep the Purchaser promptly and fully informed of the status, developments and details of any such Acquisition Proposal, inquiry or request and shall provide to the Purchaser copies of all material correspondence and documents if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence communicated to the Company by or on behalf of any person making such Acquisition Proposal or request.

(e)           Except as expressly permitted by this Section 5.1, neither the Company Board, nor any committee thereof shall: (i) make a Company Change of Recommendation; (ii) accept, approve, endorse or recommend or publicly propose to accept, approve, endorse or recommend any Acquisition Proposal; (iii) permit the Company to accept or enter into, or publicly propose to enter into (or permit any such actions in the case of the Company Board or any committee thereof), any letter of intent, memorandum of understanding or other Contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding (an “Acquisition Agreement”) with respect to any Acquisition Proposal; or (iv) permit the Company to accept or enter into any Contract requiring the Company to abandon, terminate or fail to consummate the Arrangement or providing for the payment of any break, termination or other fees or expenses to any person proposing an Acquisition Proposal in the event that the Company completes the transactions contemplated hereby or any other transaction with the Purchaser or any of its affiliates.

(f)            Notwithstanding anything to the contrary contained in Section 5.1(e), in the event the Company receives a bona fide Acquisition Proposal that the Company Board has determined is a Superior Proposal from any person after the date hereof and prior to the Company Meeting, then the Company Board may, prior to the Company Meeting, make a Company Change of Recommendation and/or enter into an Acquisition Agreement with respect to such Superior Proposal, but only if:

(i)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar agreement or restriction;

(ii)	the Company has given written notice to the Purchaser that it has received a Superior Proposal and that the Company Board has determined that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the Company Board intends to make a Company Change of Recommendation and/or enter into an Acquisition Agreement with respect to such Superior Proposal, in each case promptly following the making of such determination, together with a summary of the material terms of any proposed Acquisition Agreement or other agreement relating to such Superior Proposal, including a notice as to the value in financial terms that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (together with a copy of such agreement and any ancillary agreements and supporting materials) to be executed with the person making such Superior Proposal;

(iii)	a period of five full Business Days (such period being the “Superior Proposal Notice Period”) shall have elapsed from the date the Purchaser received the notice from the Company referred to in Section 5.1(f)(ii);

(iv)	during any Superior Proposal Notice Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.1(g) and if applicable Section 5.1(h), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(v)	if the Purchaser has proposed to amend the terms of the Arrangement in accordance with Section 5.1(g) and if applicable Section 5.1(h), the Company Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal compared to the Arrangement as proposed to be amended by the Purchaser;

(vi)	the Company Board has determined, in good faith, after consultation with the Company's outside legal counsel that the failure to take the relevant action would be inconsistent with its fiduciary duties; and

(vii)	the Company concurrently terminates this Agreement pursuant to Section 6.1(d)(i) [Superior Proposal] and pays the Termination Fee.

(g)           The Company acknowledges and agrees that during the Superior Proposal Notice Period or such longer period as the Company may approve for such purpose, in its sole discretion, the Purchaser shall have the right, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement. The Company Board will review in good faith any offer made by the Purchaser to amend the terms of this Agreement and the Arrangement in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal that previously constituted a Superior Proposal ceasing to be a Superior Proposal. The Company agrees that, subject to the Company’s disclosure obligations under applicable Securities Laws, the fact of the making of, and each of the terms of, any such proposed amendments shall be kept strictly confidential and shall not be disclosed to any person (including without limitation, the person having made the Superior Proposal), other than the Company’s Representatives, without the Purchaser’s prior written consent. If the Company Board determines that such Acquisition Proposal that previously constituted a Superior Proposal would cease to be a Superior Proposal as a result of the amendments proposed by the Purchaser, the Company will forthwith so advise the Purchaser and will promptly thereafter accept the offer by the Purchaser to amend the terms of this Agreement and the Arrangement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Company Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal and therefore rejects the Purchaser’s offer to amend this Agreement and the Arrangement, if any, the Company may, subject to compliance with the other provisions hereof, make a Company Change of Recommendation and/or enter into an Acquisition Agreement with respect to such Superior Proposal.

(h)           Each successive modification of any Acquisition Proposal shall constitute a new Superior Proposal for the purposes of Section 5.1(f) and shall require a new five full Business Day Superior Proposal Notice Period from the date described in Section 5.1(f)(ii) with respect to such new Acquisition Proposal. In circumstances where the Company provides the Purchaser with notice of a Superior Proposal and all documentation contemplated by Section 5.1(f)(ii) on a date that is less than seven Business Days prior to the Company Meeting, the Company may, and upon the request of the Purchaser, the Company shall, adjourn or postpone the Company Meeting to, either proceed with or postpone the Company Meeting in accordance with the terms of this Agreement to a date that is not more than 10 Business Days after the scheduled date of such Company Meeting, as directed by the Purchaser, provided, however, that the Company Meeting shall not be adjourned or postponed to a date later than the fifth Business Day prior to the Outside Date.

(i)            The Company Board shall reaffirm its recommendation in favour of the Arrangement by news release promptly after (i) the Company Board has determined that any Acquisition Proposal is not a Superior Proposal if the Acquisition Proposal has been publicly announced or made; or (ii) the Company Board makes the determination referred to in Section 5.1(g) that an Acquisition Proposal that has been publicly announced or made and which previously constituted a Superior Proposal has ceased to be a Superior Proposal and the Parties have so amended the terms of this Agreement and the Arrangement. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall consider all reasonable comments to such press release as requested by the Purchaser and its outside legal counsel.

(j)            Nothing in this Agreement shall prevent the Company Board from: (i) responding through a directors’ circular or equivalent document as required by applicable Securities Laws to an Acquisition Proposal; or (ii) making any disclosure to the securityholders of the Company if the Company Board, acting in good faith and after consultation with outside legal counsel and financial advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or such other disclosure that is otherwise required under applicable Law.

(k)           The Company represents and warrants that, in the 12 months prior to the date hereof, the Company has not waived any standstill or similar agreement or restriction to which the Company or any subsidiary is a party relating to an Acquisition Proposal, and covenants and agrees (i) not to release any persons from, or terminate, modify, amend or waive the terms of, any confidentiality agreement or standstill agreement or standstill provisions in any such confidentiality agreement that the Company entered into prior to the date hereof (it being acknowledged by the Purchaser that the automatic termination or release of any restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 5.1(k)), (ii) to promptly and diligently enforce all standstill, non-disclosure and similar covenants that it has entered into prior to the date hereof or enter into after the date hereof. The Company shall forthwith, if provided for in a confidentiality agreement with such person, request the return or destruction of all information provided to any third party that, has entered into a confidentiality agreement with the Company to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured.

(l)            Without limiting the generality of the foregoing, the Company shall ensure that its subsidiaries and Representatives are aware of the provisions of this Section 5.1, and the Company shall be responsible for any breach of this Section 5.1 by any of its subsidiaries or Representatives.

5.2	Termination Fee

(a)            “Termination Fee Event” means any of the following events:

(i)	this Agreement shall have been terminated

(A)	by either the Company or the Purchaser pursuant to Section 6.1(b)(i) [Failure to Obtain Company Shareholder Approval] or Section 6.1(b)(iii) [Occurrence of Outside Date]; or

(B)	by the Purchaser pursuant to Section 6.1(c)(iii) [Breach of Company Representations, Warranties or Covenants],

and both: (x) prior to such termination, an Acquisition Proposal shall have been made public or proposed publicly to the Company or the Company Shareholders after the date hereof and prior to the Company Meeting, and (y) the Company shall have either (1) completed any Acquisition Proposal within 12 months of the termination of this Agreement, or (2) entered into an Acquisition Agreement in respect of any Acquisition Proposal within 12 months of the termination of this Agreement, and such Acquisition Proposal in either case, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such 12 month period), provided, however, that for the purposes of this paragraph 5.2(a)(i) all references to “20%” in the definition of Acquisition Proposal shall be changed to “50%”;

(ii)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(i) [Company Change of Recommendation];

(iii)	this Agreement shall have been terminated by either the Company or the Purchaser pursuant to Section 6.1(b)(i) [Failure to Obtain Company Shareholder Approval], if at the time of such termination, the Purchaser was entitled to terminate this Agreement pursuant to Section 6.1(c)(i) [Company Change of Recommendation];

(iv)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(ii) [Material Breach of Non-Solicitation Covenants]; or

(v)	this Agreement shall have been terminated by the Company pursuant to Section 6.1(d)(i) [Superior Proposal].

(b)            If a Termination Fee Event occurs, the Company shall pay to the Purchaser a termination fee of $2,000,000 (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser as follows:

(i)	in the case of a Termination Fee Event referred to in Section 5.2(a)(i), the Company shall pay the Termination Fee to the Purchaser on or prior to the completion of the applicable Acquisition Proposal; or

(ii)	in the case of a Termination Fee Event referred to in Section 5.2(a)(ii), 5.2(a)(iii), 5.2(a)(iv) or 5.2(a)(v), the Company shall pay the Termination Fee to the Purchaser within one Business Day following such termination.

(c)            Each of the Parties acknowledges that the agreements contained in this Section 5.2 are an integral part of the transactions contemplated in this Agreement and that without these agreements the Parties would not enter into this Agreement.

(d)            Each Party acknowledges that all of the payment amounts set out in this Section 5.2 are payments in consideration for the disposition of the Purchaser’s rights under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the payment of an amount pursuant to this Section 5.2 in the manner provided herein, in the circumstances in which it is payable, is the sole and exclusive remedy of the Purchaser in respect of the event giving rise to such payment, and the Purchaser shall be precluded from any other remedy against the Company or its subsidiaries and shall not seek to obtain any recovery, judgment or damages of any kind against the Company or its subsidiaries in connection with this Agreement; provided, however, that nothing contained in this Section 5.2, and no payment of any such amount, shall relieve or have the effect of relieving the Company or its subsidiaries in any way from liability for damages incurred or suffered by the Purchaser as a result of any wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (which breach and liability therefore shall not be affected by termination of this Agreement or any payment of the amount set out in this Section 5.2), and nothing contained in this Section 5.2 shall preclude the Purchaser from seeking injunctive and other equitable relief in accordance with Section 8.13 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

5.3	Expenses

Subject to Section 5.2, each Party will pay its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs, fees and expenses whatsoever and howsoever incurred, and whether or not the Arrangement is consummated, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

Article 6
TERMINATION

6.1	Termination

(a)            Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.

(b)            Termination by either the Company or the Purchaser. This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time if:

(i)	the Company Meeting is held and the Arrangement Resolution is not approved by the Company Voting Shareholders in accordance with applicable Laws and the Interim Order, except that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure to receive approval of the Arrangement Resolution by the Company Voting Shareholders;

(ii)	after the date hereof, any Law is enacted, made, enforced or amended, as applicable, that remains in effect and that makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable, provided that the enactment, making, enforcement or amendment of such Law was not primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii)	the Effective Time does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date.

(c)            Termination by the Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Effective Time if:

(i)	either (A) the Company Board or the Special Committee fails to publicly make a recommendation that the Company Voting Shareholders vote in favour of the Arrangement Resolution as contemplated in Section 2.2(d), Section 2.5(f) and Section 5.1(i) or the Company, the Company Board, or the Special Committee, withdraws, modifies, qualifies or changes in a manner that is adverse to the Purchaser, the Company Board Recommendation (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period exceeding five Business Days after an Acquisition Proposal has been publicly announced shall be deemed to constitute such a withdrawal, modification, qualification or change), (B) the Purchaser requests that the Company Board or Special Committee reaffirm its recommendation (without qualification) that the Company Voting Shareholders vote in favour of the Arrangement Resolution and the Company Board or Special Committee, as applicable, shall not have done so by the earlier of (x) the fifth Business Day following receipt of such request, and (y) the Company Meeting, (C) the Company, the Company Board, and/or the Special Committee, accepts, approves, endorses or recommends any Acquisition Proposal or proposes publicly to accept, approve, endorse or recommend any Acquisition Proposal, or (D) the Company, the Company Board or the Special Committee enters into (other than an Acceptable Confidentiality Agreement) or publicly proposes to enter into, any agreement, letter of intent or Contract in respect of an Acquisition Proposal (each of the foregoing a “Company Change of Recommendation”);

(ii)	the Company breaches Section 5.1 in any material respect;

(iii)	subject to compliance with Section 6.3, the Company breaches or fails to perform any of its representations, warranties, covenants or agreements, as applicable, contained in this Agreement, which breach or failure would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that any wilful breach shall be deemed incapable of being cured and the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; or

(iv)	a Company Material Adverse Effect has occurred after the date of this Agreement and is continuing, which is incapable of being cured on or prior to the Outside Date.

(d)            Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time subject to compliance with Section 6.3, if

(i)	prior to obtaining the approval of the Arrangement Resolution at the Company Meeting, the Company Board makes a Company Change of Recommendation or the Company enters into a written agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal in accordance with Section 5.1, and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 5.2;

(ii)	subject to compliance with Section 6.3, the Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that any wilful breach shall be deemed incapable of being cured and the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(iii)	a Purchaser Material Adverse Effect has occurred after the date of this Agreement and is continuing, which is incapable of being cured on or prior to the Outside Date.

6.2	Void upon Termination

If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no force and effect and no Party (or their Representatives) will have any liability or further obligation to the other Party hereunder, except that (i) any liability of the Company to pay a Termination Fee that is unpaid at the time of termination of the Agreement and (ii) the provisions of Section 4.3, Section 5.2, this Section 6.2 and Article 8 (other than Section 8.8), shall survive any termination hereof pursuant to Section 6.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 5.2 or this Section 6.2 will relieve any Party from any liability for any wilful breach by it of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination hereof pursuant to Section 6.1.

6.3	Notice and Cure Provisions

If any Party determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date. Any notification provided under this provision will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement. Neither the Company nor the Purchaser may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 7 hereof or exercise any termination right arising therefrom and no payments will be payable as a result of such election pursuant to Article 7 unless forthwith and in any event prior to the Effective Time the Party intending to rely thereon has given a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is given, provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured (with any wilful breach being deemed to be incurable), the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 10 Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been given prior to the date of the Company Meeting or the making of the application for the Final Order, unless the Parties otherwise agree, the Company shall postpone or adjourn the Company Meeting or delay making the application for the Final Order, or both, to the earlier of (a) 10 Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such notice.

Article 7
CONDITIONS PRECEDENT

7.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Parties, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the mutual consent of the Purchaser and the Company at any time:

(a)	the Arrangement Resolution will have been approved by the Company Voting Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws;

(b)	each of the Interim Order and Final Order will have been obtained on terms consistent with this Agreement and will not have been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(c)	the Purchaser shall have made the required filings with the CSE to list the Consideration Shares thereon, other than customary post-closing filings required to be submitted within the applicable timeframe pursuant the rules of the CSE;

(d)	the U.S. Regulatory Approvals will have been obtained and be in full force and effect and not modified or rescinded;

(e)	no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement;

(f)	the Consideration Shares to be issued and exchanged pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from applicable state securities Laws, provided, however, that the Company shall be not entitled to the benefit of the conditions in this subsection 7.1(f), and shall be deemed to have waived such condition in the event that the Company fails to advise the Court prior to the hearing in respect of the Final Order that the Purchaser intends to rely on the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement and comply with the requirements set forth in Section 2.14 and the Final Order shall reflect such reliance; and

(g)	the distribution of the Purchaser Shares pursuant to the Arrangement shall be exempt from the prospectus requirements of applicable Securities Laws in Canada either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under applicable Securities Laws and shall not be subject to resale restrictions in Canada under applicable Securities Laws.

7.2	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement will be subject to the satisfaction or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)	the Purchaser shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)	the representations and warranties of the Purchaser in Section 3.2 (other than those contained in Sections 3.2(a) [Organization and Qualification] and 3.2(b) [Authority Relative to this Agreement]) shall be true and correct as of the date hereof and as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect (disregarding for this purpose all Purchaser Material Adverse Effect qualifications contained therein) or which prevent or significantly impede or materially delay the completion of the Arrangement, it being understood that it is a separate condition precedent to the obligations of the Company hereunder that the representations and warranties made by the Purchaser in Sections 3.2(a) [Organization and Qualification] and 3.2(b) [Authority Relative to this Agreement] must be accurate in all material respects as of the date hereof and as of the Effective Date (except for de minimis inaccuracies);

(c)	the Purchaser shall have complied with its obligations under Section 2.12 and the Depositary shall have confirmed receipt of the Consideration Shares;

(d)	since the date of this Agreement, there shall not have occurred a Purchaser Material Adverse Effect that is continuing; and

(e)	the Company shall have received a certificate of the Purchaser signed by a senior officer of the Purchaser and dated the Effective Date certifying that the conditions set out in Section 7.2(a), Section 7.2(b) and 7.2(d) have been satisfied, which certificate will cease to have any force and effect after the Effective Time.

7.3	Additional Conditions Precedent to the Obligations of the Purchaser

The obligation of the Purchaser to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser may have:

(a)	the Company shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date (other than the covenant in Section 4.1(j) [Transaction Expenses], compliance with which shall be determined in all respects);

(b)	the representations and warranties of the Company in Section 3.1 (other than those contained in Sections 3.1(a) [Organization and Qualification], 3.1(b) [Subsidiaries], 3.1(d) [Authority Relative to this Agreement], 3.1(f) [No Violation], 3.1(g) [Capitalization], 3.1(n) [Absence of Certain Changes], 3.1(ii) [Financial Advisors or Brokers], and 3.1(kk) [Special Committee and Company Board Approval]) shall be true and correct as of the date hereof and as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding for this purpose all Company Material Adverse Effect, materiality and similar qualifications contained therein) or which prevent or significantly impede or materially delay the completion of the Arrangement, it being understood that it is a separate condition precedent to the obligations of the Purchaser hereunder that the representations and warranties made by the Company in Sections 3.1(a) [Organization and Qualification], 3.1(b) [Subsidiaries], 3.1(d) [Authority Relative to this Agreement], 3.1(f) [No Violation], 3.1(g) [Capitalization], 3.1(n) [Absence of Certain Changes], 3.1(ii) [Financial Advisors or Brokers], and 3.1(kk) [Special Committee and Company Board Approval] must be true and correct in all respects as of the date hereof and as of the Effective Date (except for de minimis inaccuracies);

(c)	there shall not be pending or threatened in writing any Proceeding by any Governmental Authority or any other person that is reasonably likely to result in any:

(i)	prohibition or restriction on the acquisition by the Purchaser of any Company Shares or the completion of the Arrangement or any person obtaining from any of the Parties any material damages directly in connection with the Arrangement;

(ii)	prohibition or material limit on the ownership by the Purchaser of the Company or any of its subsidiaries or any material portion of their respective businesses, including to compel the Purchaser or its subsidiaries to dispose of or hold separate any material portion of the business or assets of the Purchaser and its subsidiaries, the Company or any of its subsidiaries as a result of the Arrangement (or to materially restrain, enjoin or prohibit any License Transfer); or

(iii)	imposition of limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, any Company Shares, including the right to vote such Company Shares; and

(d)	Company Shareholders shall not have exercised Dissent Rights, or have instituted proceedings to exercise Dissent Rights, in connection with the Arrangement (other than Company Shareholders representing not more than 6% of the Company Shares then outstanding);

(e)	since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) a Company Material Adverse Effect that is continuing;

(f)	the Purchaser shall have received a certificate of the Company signed by a senior officer of the Company and dated the Effective Date certifying that the conditions set out in Section 7.3(a), Section 7.3(b) and Section 7.3(e) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(g)	the Company Credit Equitization shall have been completed in accordance with the terms of the Company Credit Equitization Agreement, and the Company Common Shares issuable in connection therewith shall have been duly issued to the senior lenders party to the Company Credit Agreement;

(h)	the Company shall have obtained a written waiver from the Company Debenture Holder, in form and substance satisfactory to the Purchaser, acting reasonably, pursuant to which the Company Debenture Holder has irrevocably waived any Default or Event of Default (as such terms are defined in the Company Convertible Debenture) arising under the Company Convertible Debenture as a result of the Arrangement;

(i)	the Company shall have executed a letter of intent with a bona fide arm’s length purchaser in connection with the Texas Transaction, on terms acceptable to the Purchaser;

(j)	(1) each of the parties to the Smith Investor Rights Agreement and the Hawthorne Investor Rights Agreement, as applicable, shall have entered into a Company Support Agreement, which among other things, provides for the termination of the Smith Investor Rights Agreement and the Hawthorne Investor Rights Agreement, as applicable, effective as of or prior to the Effective Time and (2) neither such Company Support Agreement shall have been amended or modified in any respect (unless such amendment or modification was approved in writing by the Purchaser);

(k)	the Company and the other parties to the Company Credit Agreement shall have entered into the Third Amendment (as defined the Company Credit Equitization Agreement) on terms which are satisfactory to the Purchaser, having negotiated in good faith; provided that, notwithstanding anything to the contrary herein, the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.3(k) if the failure to enter into the Third Amendment results from the applicable lenders to the Company Credit Agreement rejecting the Purchaser’s request that the economic terms of the Company Credit Agreement be amended in a manner that is materially more favourable to the Company or the Purchaser than those set forth in the Company Credit Agreement as at the date of this Agreement;

(l)	all applicable Governmental Authorities in the State of Florida (including any State Cannabis Authority) shall have provided approval, confirmation or other assurance, in form and substance satisfactory to the Purchaser, acting reasonably, regarding the Purchaser’s direct or indirect ownership with respect to the inventory, Cannabis products and other physical assets of the Company or its subsidiaries held as of the Effective Time (including, if applicable through the approval of any change of corporate ownership of the Company or its subsidiaries and any merger, consolidation or combination of Cannabis Licenses resulting therefrom);

(m)	the Purchaser will have received certified copies of resolutions duly passed by the Company Board approving this Agreement and the completion of the transactions contemplated hereby; and

(n)	all waivers, consents, permits, approvals, releases, licences or authorizations under or pursuant to any Company Material Contract which the Purchaser has determined are necessary in connection with the completion of the Arrangement, will have been obtained on terms which are satisfactory to the Purchaser, acting reasonably.

Article 8
GENERAL

8.1	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic mail addressed to the recipient as follows:

(a)	if to the Purchaser as follows:

209 South 9th St.

Minneapolis, Minnesota 55402

Attention:	Sean Apfelbaum, General Counsel
E-mail:	[***]

with a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP
Bay Adelaide Centre - West Tower
Suite 5100 - 333 Bay Street
Toronto, Ontario M5H 2R2

Attention:	Russel Drew / Jamie Mandell
E-mail:	[***]

with a copy (which will not constitute notice) to:

Eversheds Sutherland (US) LLP

600 Peachtree Street, NE

Suite 5200

Atlanta, Georgia 30308

Attention:	Matthew Block / Craig Alcorn
E-mail:	[***]

(b)	if to the Company:

5251 E Diana St.

Tampa, Florida 33610

Attention:	Matt Mundy, Chief Legal Officer
E-mail:	[***]

with a copy (which will not constitute notice) to:

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200

Toronto, Ontario M5H 0B4

Attention:	Jonathan Sherman / Tayyaba Khan
Email:	[***]

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic mail, on the day of transmittal thereof if given during the normal business hours of the recipient and on the next Business Day if not given during such hours on any day.

8.2	Successors and Assigns

(a)            This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.

(b)            The Company agrees that the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of the Purchaser, provided that the Purchaser shall continue to be liable jointly and severally with such subsidiary for all obligations hereunder. Subject to the foregoing, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

8.3	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

8.4	Third Party Beneficiaries

Except as provided in Section 4.9 which, without limiting its terms, is intended for the benefit of the present and former directors and officers of the Company and its subsidiaries, as and to the extent applicable in accordance with its terms (collectively, the “Third-Party Beneficiaries”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties acknowledge to each of the Third-Party Beneficiaries their direct rights against the applicable Party under Section 4.9, which are intended for the benefit of, and shall be enforceable by, each Third-Party Beneficiary, his or her heirs, executors, administrators and legal representatives, and for such purpose, the Company shall hold the rights and benefits of Section 4.9 in trust for and on behalf of the Third-Party Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third-Party Beneficiaries.

8.5	Time of Essence

Time is of the essence of this Agreement.

8.6	Governing Law; Attornment; Service of Process

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

8.7	Entire Agreement

This Agreement constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof and thereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Confidentiality Agreement.

8.8	Amendment

(a)            Subject to the terms of the Interim Order, the Final Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders, and any such amendment may, without limitation:

(i)	change the time for performance of any of the obligations or acts of the Parties;

(ii)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(iii)	waive compliance with or modify any of the conditions precedent referred to in Article 7 or any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties, provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Company Shareholders under the Arrangement without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

(b)            Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the Final Order.

8.9	Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto, or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.10	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.11	Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

8.12	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

8.13	Injunctive Relief

Subject to Section 5.2(d), the Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity.

8.14	No Personal Liability

(a)            No director, officer or employee of the Purchaser will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Purchaser.

(b)            No director, officer or employee of the Company will have any personal liability to the Purchaser under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company.

8.15	Federal Cannabis Laws

(a)            THE PARTIES AGREE AND ACKNOWLEDGE THAT: (i) THE CULTIVATION, MANUFACTURE, PRODUCTION, DISTRIBUTION, ON-SITE CONSUMPTION, AND RETAIL SALE OF CANNABIS INVOLVE A SUBSTANCE THAT REMAINS A CONTROLLED SUBSTANCE UNDER THE FEDERAL CONTROLLED SUBSTANCES ACT AND ARE PROHIBITED UNDER THE FEDERAL LAWS OF THE UNITED STATES, AND THAT UNITED STATES FEDERAL ENFORCEMENT OF SUCH LAWS REMAINS A RISK TO THE BUSINESSES OF THE COMPANY AND THE PURCHASER; AND (ii) NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE COMPLIANCE OF THIS AGREEMENT OR ITS OPERATIONS WITH ANY U.S. FEDERAL LAWS (AS DEFINED IN THIS AGREEMENT).

(b)            NOTHING IN THIS SECTION 8.15 LIMITS OR QUALIFIES ANY REPRESENTATION, WARRANTY, COVENANT OR REMEDY RELATING TO COMPLIANCE WITH ANY LAWS OTHER THAN U.S. FEDERAL LAWS (AS DEFINED IN THIS AGREEMENT), INCLUDING APPLICABLE LAWS OF THE UNITED STATES, STATE AND LOCAL LAWS, CANADIAN LAWS, SECURITIES LAWS, OR THE RULES OF ANY STOCK EXCHANGE OR QUOTATION SYSTEM ON WHICH ANY PARTY’S SECURITIES ARE LISTED OR QUOTED.

8.16	Regulatory Compliance

This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the parties take no action in violation of any Cannabis Laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, including, without limitation, the rules and regulations adopted by the State Cannabis Authorities and/or any other state or local Governmental Authority with authority to regulate any cannabis operation (or proposed operation)) or the guidance or instruction of the State Cannabis Authorities and any other state or local Governmental Authority with authority to regulate any cannabis operation (together with any successor or regulator with overlapping jurisdiction, each, a “Regulator”). In furtherance, not in limitation of the foregoing (but subject in all respects to Section 4.7), the Parties agree to cooperate with any Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from such Regulator and, to the extent permitted by such Regulator, keep the other Party hereto promptly informed as to any such requests, requirements, or correspondence. In addition, the Parties acknowledge that this Section 8.16 is intended to operate together with any applicable statutory or regulatory amendments that occur between the date of this Agreement and the Effective Date with respect to any License Transfers, receiverships involving Cannabis Establishments and the release of security interests in any Cannabis Licences.

8.17	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Remainder of page has been left intentionally blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIREO GROWTH INC.

By:	/s/ Tyson Macdonald
	Name:	Tyson Macdonald
	Title:	Chief Financial Officer

FLUENT Corp.

By:	/s/ David Vautrin
	Name:	David Vautrin
	Title:	Interim Chief Executive Officer

Schedule A
Form of Plan of Arrangement

A-1

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“affiliate” has the meaning ascribed thereto under the Securities Act (Ontario);

“Arrangement” means the arrangement of the Company under Section 182 of the OBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Purchaser and the Company, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated April 29, 2026 between the Company and the Purchaser to which this Plan of Arrangement is attached as Schedule A, together with the Schedules attached thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution to approve the Arrangement, to be substantially in the form of Schedule B to the Arrangement Agreement, to be considered and, if thought advisable, passed at the Company Meeting by (i) two-thirds of the votes cast by the Company Voting Shareholders, voting as a single class, and (ii) if required by applicable Law, a simple majority of the votes cast by the Company Shareholders, in each case voting as a separate class and excluding any votes that are required to be excluded pursuant to MI 61-101;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Director in compliance with the OBCA after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

“Business Day” means a day, other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Minneapolis, Minnesota are authorized or required by applicable Law to be closed;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement endorsed on the Articles of Arrangement to be issued by the Director pursuant to Section 183 of the OBCA;

“Company” means FLUENT Corp., a corporation incorporated under the laws of the Province of Ontario;

“Company Common Shares” means the common shares in the capital of the Company;

“Company Meeting” means the special meeting of the Company Voting Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution;

“Company Non-Voting Shares” means the non-voting, non-participating exchangeable shares of the Company;

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“Company Option Plan” means the Stock Option Plan of the Company approved by Company Voting Shareholders on August 16, 2023;

“Company Options” means all options of the Company to acquire Company Common Shares granted pursuant to or otherwise subject to the Company Option Plan;

“Company Proportionate Voting Shares” means the proportionate voting shares of the Company (with each Company Proportionate Voting Share convertible into 10 Company Common Shares);

“Company RSU Plan” means the restricted share unit award plan of the Company dated May 17, 2021 and approved by the Company Voting Shareholders on August 16, 2023;

“Company RSUs” means all restricted share units of the Company outstanding immediately prior to the Effective Time granted pursuant to or otherwise subject to the Company RSU Plan;

“Company Shareholder” means a holder of one or more Company Voting Shares or Company Non-Voting Shares;

“Company Shares” means the Company Voting Shares and the Company Non-Voting Shares;

“Company Voting Shareholder” means a holder of one or more Company Voting Shares;

“Company Voting Shares” means the Company Common Shares and the Company Proportionate Voting Shares;

“Consideration Shares” means the Purchaser Subordinate Voting Shares to be issued to the Company Shareholders (other than Dissenting Shareholders) pursuant to the Arrangement, being 0.0705 of a Purchaser Subordinate Voting Share for each Company Common Share (after conversion of all Company Proportionate Voting Shares and Company Non-Voting Shares into Company Common Shares pursuant to the Arrangement);

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court with jurisdiction to issue the Interim Order and Final Order;

“CSE” means the Canadian Securities Exchange;

“Depositary” means Odyssey Trust Company, or any other trust company, bank or other financial institution agreed to in writing by the Company and the Purchaser for the purpose of, among other things, exchanging Company Shares for the Consideration Shares in connection with the Arrangement;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” has the meaning specified in Section 5.1;

“Dissent Shares” means Company Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Company Shareholder who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and whose Dissent Rights remain valid immediately prior to the Effective Time, but only in respect of Company Shares in respect of which Dissent Rights are validly exercised by such registered Company Shareholder;

“Effective Date” means the date shown on the Certificate of Arrangement;

A-3

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Purchaser and the Company may agree to in writing before the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement under Section 182 of the OBCA, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Former Company Shareholders” means, at and following the Effective Time, the holders of Company Shares immediately prior to the Effective Time;

“Governmental Authority” means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or regulatory body (including the CSE or any other stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court pursuant to Section 182 of the OBCA as contemplated by Section 2.2(b) of the Arrangement Agreement, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Final Order with the consent of both the Company and the Purchaser, each acting reasonably, or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company Shareholders to the Depositary as described therein;

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, or any other encumbrance, easement, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“OBCA” means the Business Corporations Act (Ontario), as amended, and the regulations promulgated thereunder, as amended;

“Plan” or “Plan of Arrangement” means this plan of arrangement proposed under Section 182 of the OBCA, as amended, modified or supplemented from time to time in accordance with the terms hereof and the terms of the Arrangement Agreement, or at the direction of the Court in the Final Order, with the consent of the Company and the Purchaser, each acting reasonably;

“Purchaser” means Vireo Growth Inc., a corporation incorporated under the laws of the Province of British Columbia;

“Purchaser Subordinate Voting Shares” means the subordinate voting shares of the Purchaser;

“Released Parties” means the Purchaser, the Purchaser’s affiliates, the Company and its subsidiaries and each of their respective present and former directors, officers, employees, auditors, financial advisors and legal counsel;

A-4

“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder, as amended; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles, sections, subsections and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction, meaning or interpretation of this Plan of Arrangement. Unless reference is specifically made to some other document or instrument, all references herein to articles, sections, subsections and subparagraphs are to articles, sections, subsections and subparagraphs of this Plan of Arrangement, and use of the terms “herein”, “hereof” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion of this Plan of Arrangement.

1.3	Number, Gender and Persons

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, trusts, estates, trustees, executors, administrators, legal representatives, governments (including any Governmental Authority), regulatory authorities, syndicate or other entities, whether or not having legal status.

1.4	Date for any Action

In the event that the date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Statutory References

References in this Plan of Arrangement to any statute or sections thereof shall include such statute and all rules and regulations made or promulgated thereunder, as it or they may have been or may from time to time be amended, substituted or re-enacted, unless stated otherwise.

1.6	Currency

In this Plan of Arrangement, unless otherwise stated, all references to sums of money are expressed in lawful money of the United States.

1.7	Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein.

1.8	Time

Time shall be of the essence in every matter or action contemplated hereunder. All references to time are to local time, Toronto, Ontario. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the next Business Day if the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

A-5

Article 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement constitutes an Arrangement under Section 182 of the OBCA and is made pursuant to, and is subject to the provisions of, the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Effect of the Arrangement

At the Effective Time, this Plan of Arrangement and the Arrangement shall, without any further authorization, act or formality on the part of any person, become effective and be binding upon the Purchaser, the Company, the Depositary, all registered and beneficial holders of Company Shares, including Dissenting Shareholders, all registered and beneficial holders of Company Options and Company RSUs outstanding immediately prior to the Effective Time, the registrar and transfer agent in respect of the Company Shares and all other persons.

2.3	Filing of Articles of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions in Section 3.1 has become effective in the sequence and at the times set out therein.

Article 3
ARRANGEMENT

3.1	The Arrangement

Commencing and effective as at the Effective Time, each of the events set out below shall occur and shall be deemed to occur sequentially in the following order without any further act or formality required on the part of any person, except as otherwise expressly provided herein:

(a)	the Company RSU Plan, the Company Option Plan and all agreements relating to the Company RSUs and Company Options shall be terminated and shall be of no further force and effect;

(b)	each Dissent Share shall be and shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, to the Company (free and clear of any Liens of any nature whatsoever) for cancellation and shall be cancelled, and upon such transfer:

(i)	such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the holder of such Dissent Share and to have any rights as a Company Shareholder in respect of such Dissent Share, other than the right to be paid the fair value by the Company for such Dissent Share in accordance with Section 5.1; and

(ii)	such Dissenting Shareholder’s names shall be, and shall be deemed to be, removed from the securities register of Company Shareholders maintained by or on behalf of the Company;

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(c)	each Company Proportionate Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be exchanged with the Company for 10 Company Common Shares, and upon such exchange:

(i)	each such exchanged Company Proportionate Voting Share shall be cancelled, and the holder of such exchanged Company Proportionate Voting Share shall be removed from the securities register of Company Shareholders maintained by or on behalf of the Company in respect of the Company Proportionate Voting Shares;

(ii)	each holder of such exchanged Company Proportionate Voting Share shall be entered in the securities register of Company Shareholders maintained by or on behalf of the Company in respect of the Company Common Shares issued to such holder pursuant to this Section 3.1(c); and

(iii)	the Company shall add an amount to the stated capital account maintained in respect of the Company Common Shares equal to the aggregate “paid-up capital” (within the meaning of the Tax Act) of the Company Proportionate Voting Share immediately prior to the exchange contemplated in this Section 3.1(c);

(d)	each Company Non-Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be exchanged with the Company for one Company Common Share, and upon such exchange:

(i)	each such exchanged Company Non-Voting Share shall be cancelled, and the holder of such exchanged Company Non-Voting Share shall be removed from the securities register of Company Shareholders maintained by or on behalf of the Company in respect of the Company Non-Voting Shares;

(ii)	each holder of such exchanged Company Non-Voting Share shall be entered in the securities register of Company Shareholders maintained by or on behalf of the Company in respect of the Company Common Shares issued to such holder pursuant to this Section 3.1(d); and

(iii)	the Company shall add an amount to the stated capital account maintained in respect of the Company Common Shares equal to the aggregate “paid-up capital” (within the meaning of the Tax Act) of the Company Non-Voting Share immediately prior to the exchange contemplated in this Section 3.1(d);

(e)	each Company Share held by a Company Shareholder (excluding (i) any Dissent Share or (ii) any Company Share held by the Purchaser or any of its affiliates) including, for greater certainty, any Company Shares issued pursuant to Section 3.1(c) and Section 3.1(d), shall be and shall be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to the Purchaser (free and clear of any Liens of any nature whatsoever), solely in exchange for the Consideration Shares, less any amounts withheld pursuant to Section 4.5, and upon such exchange:

(i)	each Company Shareholder of such exchanged Company Share shall cease to be, and shall be deemed to cease to be, the holder thereof and to have any rights as a Company Shareholder other than the right to receive the Consideration Shares issuable in respect of such Company Share in accordance with this Plan of Arrangement;

(ii)	the name of each such Company Shareholder shall be, and shall be deemed to be, removed from the securities register of Company Shareholders maintained by or on behalf of the Company; and

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(iii)	the Purchaser shall be, and shall be deemed to be, the legal and beneficial owner of such transferred Company Shares and will be entered in the Company’s securities register for the Company Shares as the sole holder thereof.

The exchanges and cancellations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

Article 4
CERTIFICATES AND Payments

4.1	Payment and Delivery of Consideration Shares

(a)	Upon surrender to the Depositary by a registered Former Company Shareholder for cancellation of a certificate or direct registration statement (DRS) advice which immediately prior to the Effective Time represented one or more outstanding Company Shares held by such Former Company Shareholder immediately before the Effective Time, together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the Former Company Shareholder represented by such surrendered certificate or DRS advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Former Company Shareholder, the certificate(s) or DRS advice recorded on a book-entry basis representing the Consideration Shares that such Former Company Shareholder has the right to receive under this Plan of Arrangement for such Company Shares, less any amounts withheld pursuant to Section 4.5, and any certificate or DRS advice so surrendered shall forthwith be cancelled.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 4.1(a), each certificate or DRS advice, if any, that immediately prior to the Effective Time represented one or more Company Shares (other than Dissent Shares or Company Shares held by the Purchaser or any of its affiliates) shall be deemed after the Effective Time to represent only the right to receive in exchange therefor the Consideration Shares that the holder of such certificate or DRS advice is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 4.5.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred to the Purchaser pursuant to Section 3.1(e) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver or make available for pick up at its offices in exchange for such lost, stolen or destroyed certificate, the Consideration Shares deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal less any amounts withheld pursuant to Section 4.5. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the person to whom such Consideration Shares is to be delivered shall as a condition precedent to the delivery of such Consideration Shares, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Depositary, the Purchaser and the Company in a manner satisfactory to the Depositary, the Purchaser and the Company, each acting reasonably, against any claim that may be made against the Depositary, the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	No Fractional Purchaser Subordinate Voting Shares

In no event shall any holder of Company Shares be entitled to a fractional Purchaser Subordinate Voting Share. Where the aggregate number of Consideration Shares to be issued to a Company Shareholder under this Plan of Arrangement would result in a fraction of a Purchaser Subordinate Voting Share being issuable, the number of Purchaser Subordinate Voting Shares to be received by such Company Shareholder shall be rounded to the nearest whole Purchaser Subordinate Voting Share without any additional compensation.

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4.4	Post-Effective Time Dividends and Distributions

All dividends and distributions made after the Effective Time with respect to any Purchaser Subordinate Voting Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the holder of such Purchaser Subordinate Voting Shares. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. Subject to this Section 4.4, the Depositary shall pay and deliver to any such holder, as soon as reasonably practicable after application therefor is made by such holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions and any interest thereon to which such holder is entitled pursuant to the Arrangement, net of any applicable withholding and other taxes.

4.5	Withholding Rights

(a)	The Company, the Purchaser or the Depositary, as applicable, will be entitled to deduct and withhold from any consideration payable or deliverable to any person under this Plan of Arrangement (including, without limitation, any payments to Dissenting Shareholders), such amounts as the Company, the Purchaser or the Depositary, as applicable, is required to deduct and withhold, or reasonably believe to be required to deduct and withhold, with respect to such payment or delivery under any provision of any Laws in respect of Taxes. For the purposes hereof, all such deducted and withheld amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company, the Purchaser or the Depositary, as applicable.

(b)	Each of the Company, the Purchaser or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of such portion of Purchaser Subordinate Voting Shares payable as Consideration Shares as is necessary to provide sufficient funds to the Company, the Purchaser or the Depositary, as applicable, to enable it to implement such deduction or withholding, and the Company, the Purchaser or the Depositary will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale. In addition to the foregoing, with the consent of the Purchaser, acting reasonably, the Company, the Purchaser or the Depositary may enter into such other arrangements with any Company Shareholder and any other person under this Plan of Arrangement as will enable the Purchaser, the Company or the Depositary, as the case may be, to satisfy any deduction, withholding and remittance obligations of the Purchaser, the Company or the Depositary, as the case may be, arising under this Plan of Arrangement or the Arrangement Agreement.

4.6	Extinction of Rights

If any Former Company Shareholder fails to deliver to the Depositary the certificates, documents or instruments required to be delivered to the Depositary under Section 4.1 or Section 4.2 in order for such Former Company Shareholder to receive the Consideration Shares which such former holder is entitled to receive pursuant to Section 3.1, on or before the sixth anniversary of the Effective Date, on the sixth anniversary of the Effective Date: (a) any Consideration Shares to which such former holder would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 4.4, shall be deemed to have been surrendered for no consideration to the Purchaser, and (b) any certificate or DRS advice representing Company Shares formerly held by such Former Company Shareholder will cease to represent a claim or interest of any nature whatsoever. None of the Company, the Purchaser or any of their respective successors, will be liable to any person in respect of any Consideration Shares (including any consideration previously held by the Depositary in trust for any such Former Company Shareholder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

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4.7	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.8	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Shares, Company Options and Company RSUs issued prior to the Effective Time; (b) the rights and obligations of the holders of Company Shares (other than the Purchaser or any of its affiliates), Company Options and Company RSUs, the Company, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares, Company Options or Company RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Article 5
DISSENTING SHAREHOLDERS

5.1	Dissent Rights

(a)	In connection with the Arrangement, each registered Company Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the Company Shares held by such Company Shareholder in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Interim Order and this Section 5.1; provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution contemplated by Section 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) at least two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who duly exercise such Dissent Rights and who are:

(i)	ultimately determined to be entitled to be paid fair value from the Company for the Dissent Shares in respect of which they have exercised Dissent Rights (A) shall be deemed not to have participated in the transactions contemplated by the Arrangement (other than pursuant to Section 3.1(b)), and (B) notwithstanding anything to the contrary contained in the OBCA, shall be deemed to have irrevocably transferred such Dissent Shares to the Company (free and clear of any Liens) to be cancelled pursuant to Section 3.1(b), and shall receive in consideration thereof such fair value to be paid by the Company with Company funds, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted, and shall not be entitled to any other payment or consideration, including any payment or consideration that such Dissenting Shareholder would have been entitled to receive under the Arrangement had they not exercised Dissent Rights in respect of such Dissent Shares; or

(ii)	ultimately not entitled, for any reason, to be paid by the Company the fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-dissenting Company Shareholder and shall be entitled to receive only the Consideration Shares from the Purchaser in the same manner as such non-dissenting Company Shareholders.

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(b)	In no event shall the Purchaser or its affiliates pay, or be required to pay, any consideration in respect of Dissent Shares other than the Consideration Shares as provided in Section 5.1(a)(ii).

(c)	In no event shall the Purchaser or the Company or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Company Shares or any interest therein (other than the rights set out in this Section 5.1) at or after the Effective Time, and as at the Effective Time the names of such Dissenting Shareholders shall be deleted from the securities register of the Company, and each Dissenting Shareholder shall cease to be entitled to the rights of a Company Shareholder in respect of Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights as and from the Effective Time.

(d)	For greater certainty, in addition to any other restrictions in the Interim Order and under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares); and (ii) holders of Company Options or Company RSUs.

Article 6
AMENDMENTS

6.1	Amendments

(a)	The Purchaser and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of the Purchaser and the Company (each acting reasonably) and filed with the Court, and, if made following the Company Meeting, then: (i) approved by the Court; and (ii) communicated to or approved by the Company Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(a), if agreed to by the Purchaser and the Company (each acting reasonably), may be proposed by the Purchaser or the Company at any time prior to or at the Company Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if: (i) it is agreed to in writing by each of the Purchaser and the Company (each acting reasonably); and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made by the Purchaser and the Company without the approval of or communication to the Court or the Company Shareholders, provided that it concerns a matter which, in the reasonable opinion of the Purchaser and the Company is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any of the Company, the Purchaser or any Company Shareholder.

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Article 7
Further Assurances

7.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company and the Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

Article 8
U.S. SECURITIES LAW EXEMPTION

8.1	U.S. Securities Law Exemptions

Notwithstanding any provision herein to the contrary, the Company and the Purchaser each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all Consideration Shares issued under the Arrangement will be issued by the Purchaser in exchange for Company Shares (including, for greater certainty, any Company Shares issued pursuant to Section 3.1(c) and Section 3.1(d)) outstanding immediately prior to the Effective Time, pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act, as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

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Schedule B
Arrangement Resolution

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

A.	The arrangement (as it may be modified or amended, the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) involving FLUENT Corp. (the “Company”) and its shareholders, all as more particularly described and set forth in the plan of arrangement (as it may be modified or amended, the “Plan of Arrangement”) attached as Appendix [●] to the Management Information Circular of the Company dated [●], and all transactions contemplated thereby, are hereby authorized, approved and agreed to.

B.	The Arrangement Agreement dated as of April 29, 2026 between the Company and Vireo Growth Inc., as it may be amended from time to time (the “Arrangement Agreement”), and the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

C.	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Company are hereby authorized and empowered without further approval of any securityholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

D.	Any director or officer of the Company is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

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Schedule C
U.S. Regulatory Approvals

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